UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under Rule 14a-12

5&2 Studios, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

5&2 STUDIOS, INC.
8291 Baucum Road
Midlothian, TX 76065
(833) 924-6736
NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TIME AND DATE:	March 30, 2026, at 12 P.M. Central Time
PLACE:	The Annual Stockholders Meeting will be held virtually via the Internet at a virtual audio web conference at:
https://events.zoom.us/ev/ApCo_qg6toVL4IGKEvB540oeGEX1tT9tFgJ2Ll-G8ze5b1iioOrs~ArQ1_AYEGx1RhcV9jx3OUmr9f1DZFwATrEKCkO_lLmN2hOtaydYx7AngRA
You will not be able to attend the Annual Stockholders Meeting at a physical location.
ITEMS OF BUSINESS:
1.
To approve the election of six (6) directors.

2.
To ratify the appointment of the Company’s independent registered public accounting firm.

3.
To approve a proposed amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to change the number of issued and outstanding shares of Series A common stock, par value $0.001 per share (the “Series A Common Stock”), and Series B common stock, par value $0.001 per share (the “Series B Common Stock” and, together with the Series A Common Stock, “Common Stock”), of the Company, by effecting a 1-for-173,750 reverse stock split (the “Reverse Stock Split”), as further described in the enclosed proxy statement, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share (the “Reverse Stock Split Proposal”), subject to receipt of the requisite stockholder approval and entry into definitive agreements providing for the financing, on the terms provided for in the Vendor Advance Agreement or any alternate financing arrangement, required to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split (such financing, the “Financing Condition”).

4.
To approve an adjournment of the Annual Stockholders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal or if quorum is not present (the “Adjournment Proposal”).

5.
To transact other business as may properly come before the Annual Stockholders Meeting of Stockholders and any adjournment or postponement thereof.

RECORD DATE:	You can vote if you were a stockholder of record as of the close of business on March 16, 2026.
PROXY VOTING:	You can vote either live via the Internet at the Annual Stockholders Meeting, or by proxy without attending the meeting. See details under the heading “How do I Vote?”
The Board of Directors recommends that you vote “FOR” the director nominees and to ratify the appointment of the Company’s independent registered public accounting firm.

The Board of Directors, upon the recommendation of a special committee of independent directors (the “Special Committee”) unanimously approved the Reverse Stock Split and the Post RSS Transaction, and recommends that you vote “FOR” the Reverse Stock Split Proposal and the Adjournment Proposal.
The primary effect of the Reverse Stock Split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any stockholders of record with fewer than 173,750 shares of Common Stock in lieu of their fractional shares of Common Stock. This will allow the Company to cease registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company expects the Reverse Stock Split to generate material cost savings beginning in 2026. Over time, these savings should offset the transaction costs associated with the Reverse Stock Split and allow management to focus on operating the business and growing stockholder value.
A copy of the proposed form of amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to the enclosed Proxy Statement.
Please promptly complete, sign, date and return the enclosed proxy card in the accompanying reply envelope to ensure that your shares are represented at the Annual Stockholders Meeting. If you attend the Annual Stockholders Meeting, you may vote live via the internet, if you wish to do so, even if you have returned a proxy. Even if you plan to attend the Annual Stockholders Meeting, we encourage you to vote in advance. Only stockholders of record at the close of business on March 16, 2026 are entitled to notice of and to vote at the Annual Stockholders Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Stockholders Meeting will be available for inspection at our offices. The enclosed proxy is being solicited on behalf of the Board of Directors of the Company. If you have any further questions concerning the Annual Stockholders Meeting or any of the items of business to be presented, please contact David Stidham, Esq., Corporate Secretary, 5&2 Studios, Inc., 8291 Baucum Road, Midlothian, TX 76065, or by email at annualmeeting@thechosen.tv.
Thank you for your attention to this important matter.
The Notice of Annual Meeting of Stockholders, Proxy Statement, the Fiscal Year 2024 Annual Report and Schedule 13E-3 referenced herein are available at https://gifts.thechosen.tv/pages/investor-overview
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Information available on our website is not incorporated by reference into, and does not form part of, the proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS
David Stidham
Corporate Secretary

5&2 STUDIOS, INC.
8291 Baucum Road
Midlothian, TX 76065
(833) 924-6736

PROXY STATEMENT

GENERAL INFORMATION
Introduction
This Proxy Statement is furnished to the stockholders of record of 5&2 Studios, Inc., a Delaware corporation (the “Company” or “5&2”), on or about March 17, 2026, in connection with the solicitation, by the Company’s Board of Directors (the “Board of Directors”, or the “Board”), of proxies for use in voting at the Company’s 2025 Virtual Annual Meeting of Stockholders (the “Annual Stockholders Meeting”). The Annual Stockholders Meeting is scheduled to be held virtually via the internet at a virtual audio web conference on March 30, 2026 at 12 P.M. Central Time, and at any and all adjournments or postponements thereof. The Company is planning to hold the Annual Stockholders Meeting virtually via the Internet, at:
https://events.zoom.us/ev/ApCo_qg6toVL4IGKEvB540oeGEX1tT9tFgJ2Ll-G8ze5b1iioOrs~ArQ1_AYEGx1RhcV9jx3OUmr9f1DZFwATrEKCkO_lLmN2hOtaydYx7AngRA
Stockholders of the Company are being asked to consider and vote upon the following proposals at the Annual Stockholders Meeting:
1.
To approve the election of six (6) directors.

2.
To ratify the appointment of the Company’s independent registered public accounting firm.

3.
To approve a proposed amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to change the number of issued and outstanding shares of Series A common stock, par value $0.001 per share (the “Series A Common Stock”), and Series B common stock, par value $0.001 per share (the “Series B Common Stock” and, together with the Series A Common Stock, “Common Stock”), of the Company, by effecting a 1-for-173,750 reverse stock split (the “Reverse Stock Split”), as further described in the enclosed proxy statement, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share (the “Reverse Stock Split Proposal”), subject to receipt of the requisite stockholder approval and satisfaction of the Financing Condition.

4.
To approve an adjournment of the Annual Stockholders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal or if quorum is not present (the “Adjournment Proposal”).

5.
To transact other business as may properly come before the Annual Stockholders Meeting of Stockholders and any adjournment or postponement thereof.

The proposed amendment to the Company’s Certificate of Incorporation to accomplish the Reverse Stock Split is attached to this Proxy Statement as Annex A.
A special committee of the Board of Directors (the “Special Committee”), which was established to consider the advantages, disadvantages, considerations and ramifications related to any potential “take private” transaction involving the Company, its controlling stockholders and their respective affiliates, and other potentially similar transactions available to the Company, and the Board of Directors have determined that the costs of being a Securities and Exchange Commission (“SEC”) reporting company outweigh the benefits and, thus, it is no longer in the best interests of the Company and our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. As described in the Proxy Statement, our Common Stock does not publicly trade, which affects the Company’s ability to raise capital and otherwise enjoy the traditional benefits of being a public company. Despite the lack of these benefits, the Company incurs many significant, direct and indirect, annual expenses associated with being a public company. The Reverse Stock Split will enable us to terminate the registration of our Common Stock under the Exchange

Act, if, after the Reverse Stock Split, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC.
The holders of the shares of the Company’s Common Stock present at the Annual Stockholders Meeting or represented by the proxies received by telephone, Internet or mail (properly marked, dated and executed) and not revoked, will vote such shares at the Annual Stockholders Meeting. This Proxy Statement is being mailed to the Company’s stockholders starting on or about March 17, 2026.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
Solicitation and Voting Procedures
This solicitation of proxies is being made by the Company. The solicitation is being conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Stockholders Meeting. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.
The close of business on March 16, 2026 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our Common Stock entitled to notice of, and to vote at, the Annual Stockholders Meeting and any postponements or adjournments thereof. As of the close of business on the Record Date, the Company had 12,535,229 shares outstanding and entitled to vote at the Annual Stockholders Meeting, consisting of 6,950,000 shares of Series A Common Stock and 5,585,229 shares of Series B Common Stock. Stockholders are entitled to ten (10) votes for each share of Series A Common Stock held by them and one (1) vote for each share of Series B Common Stock held by them. The holders of Series A Common Stock and Series B Common Stock will vote as a single body on all matters presented to the stockholders. There are no dissenters’ rights of appraisal in connection with any proposal.
The affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Stockholders Meeting, by ballot, proxy or electronic ballot, will be required for: (i) the approval of the election of any director (Proposal No. 1); and (ii) the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2). We cannot effect the Reverse Stock Split without the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon approving the proposed amendment to the Certificate of Incorporation (Proposal No. 3). In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into a voting agreement (the “Voting Agreement”), dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted. While not required under the Delaware General Corporation Law (“DGCL”), in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of shares of Common Stock other than those held by the company’s directors, executive officers, affiliates, and any other persons required to be treated as “affiliates” for purposes of Schedule 13E-3 (the “Disinterested Shares”) and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. The affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Stockholders Meeting, by ballot, proxy or electronic ballot, will be required to approve the Adjournment Proposal (Proposal No. 4).

SUMMARY TERM SHEET
The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the proposed Reverse Stock Split, but may not contain all of the information that is important to you. For a more complete description of the Reverse Stock Split, we urge you to carefully read this Proxy Statement and all of its Annexes before you vote. For your convenience, we have directed your attention to the location in this Proxy Statement where you can find a more complete discussion of the items listed below.
Special Committee and Board Deliberations and Recommendations
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The Special Committee consists of Brooke Asiatico, David Bagheri, Cris Doornbos and Matt Rearden, each of whom the Board of Directors has determined are “independent directors” as defined in the listing standards of the Nasdaq Stock Market LLC and applicable SEC rules and disinterested vis-à-vis any potential “take private” transaction involving the Company, its controlling stockholders and their respective affiliates, including the reverse stock split. The Special Committee did not include Derral Eves, a director who owns certain interests in The Chosen Productions, LLC, our controlling stockholder (‘‘The Chosen Productions”), which amounts to an indirect economic ownership in the Company of approximately 13.8%, or Dallas Jenkins, a director who owns certain interests in The Chosen Productions, which amounts to an indirect economic ownership in the Company of approximately 24.0%. See “Special Factors — Background of the Reverse Stock Split” beginning on page 16.

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The Special Committee retained Goldman Sachs & Co. LLC (“Goldman Sachs”) to provide it with financial advisory services in connection with the Special Committee’s evaluation of a possible “take private” transaction involving the Company. Goldman Sachs rendered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated December 30, 2025, to the Special Committee, that, as of December 30, 2025 and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the holders of fewer than 173,750 shares of Series B Common Stock immediately prior to the effective time of the Amendment (the “Cashout Holders”) of Series B Common Stock pursuant to the Reverse Stock Split was fair from a financial point of view to such holders.

For additional information, please see the section entitled “Special Factors — Opinion of Goldman Sachs” beginning on page 28 and Annex B to this proxy statement.
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From February 2023 through November 2025, the Special Committee carefully considered potential “take private” transactions, including the Reverse Stock Split, potential alternatives, factors described in “Special Factors,” and the Post RSS Transaction, and unanimously determined that the Reverse Stock Split and the Post RSS Transaction are fair and in the best interests of the Company and our stockholders, including the unaffiliated stockholders, as applicable, recommending that the Board approve the Reverse Stock Split and the Post RSS Transaction and that our stockholders approve the Reverse Stock Split; thereafter, the Board of Directors, after considering various factors, including the recommendations of the Special Committee and those described in “Special Factors,” unanimously determined that the Reverse Stock Split and the Post RSS Transaction are fair and in the best interests of the Company and our stockholders, including the unaffiliated stockholders, as applicable, authorized a proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split, subject to receipt of the requisite stockholder approval and satisfaction of the Financing Condition, and recommended that our stockholders approve the Reverse Stock Split.

Information About the Reverse Stock Split

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We anticipate that the Reverse Stock Split will be effected as soon as possible after the date of the Annual Stockholders Meeting, subject to receipt of the requisite stockholder approval and satisfaction of the Financing Condition, on the date the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or on such later date that the Company may specify in such Certificate of Amendment. Upon the approval of the Reverse Stock Split by stockholders at the Annual Stockholders Meeting and the satisfaction of the Financing

Condition, the Company will, within five (5) business days thereof, consummate the Reverse Stock Split. See “Special Factors —  Effective Date” on page 52.
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The Reverse Stock Split, if effected, will allow the Company to terminate the registration of Common Stock and suspend our reporting obligations under Section 12(g) of the Securities Exchange Act of 1934.

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The proposed Reverse Stock Split and anticipated SEC deregistration after the split are a Rule 13E-3 Transaction. Accordingly, the Company and The Chosen Productions, our controlling stockholder filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the SEC concurrently herewith related to the Reverse Stock Split and subsequent planned SEC deregistration. You may obtain such Schedule 13E-3 without charge through the SEC website at www.sec.gov.

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See “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15 and “Special Factors — Effects of the Reverse Stock Split” on page 35.

Purposes of and Reasons for the Reverse Stock Split
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The Special Committee and the Board of Directors have each determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of the Company or our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. Our reasons for proposing the Reverse Stock Split are as follows: (1) the Company incurs significant costs to comply with SEC reporting requirements; (2) the proposed “going dark” transaction would allow our small stockholders (those holding fewer than 173,750 shares) to liquidate their holdings at a price we believe is fair without charging brokerage commissions or other costs normally associated with the sale of securities; (3) the Company currently realizes none of the traditional benefits of public company status, and public company status requires significant management time and limits operational flexibility; (4) alternatives are either not feasible at this time or, as in the case of continuing the status quo, would not allow the Company to achieve these potential benefits; and (5) the Special Committee and Board decision to approve the proposed “going dark” transaction and its specific terms was the result of an independent and rigorous process to determine the best course for all the Company’s stockholders.

•
See “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15.

Financing of the Reverse Stock Split
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We intend to fund the Reverse Stock Split through borrowings under the Vendor Advance Agreement (as defined below).

•
See “Special Factors — Sources of Funds and Expenses” on page 50 and “Certain Financing Arrangements — Description of the Vendor Advance Agreement” beginning on page 50.

Effects of the Reverse Stock Split
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As a result of the Reverse Stock Split:

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Each share of Common Stock held by a stockholder of record owning fewer than 173,750 shares immediately prior to the Effective Date will be converted into the right to receive $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share. Following such conversion, such stockholders will no longer be a stockholder of the Company.

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Each share of Common Stock held by a stockholder of record owning 173,750 shares or more immediately prior to the Effective Date will be reduced proportionately based on the Reverse Stock Split ratio of 1-for-173,750. To the extent any stockholder, including any affiliated stockholder, owns a number of pre-split shares that is greater than 173,750 but is not evenly divisible by 173,750, then the fractional shares of such stockholder (including any affiliated stockholder) resulting from the Reverse Stock Split would be cashed out at $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-Reverse Stock Split share.

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Certain executive officers, directors, and employees of the Company that are holders of economic interests entitling grantees the right to receive a cash payment equal to the fair market value of an equal number of shares of our Series B Common Stock upon the applicable vesting date (“Phantom Units”), which were issued under the Company’s 2024 Executive Interests Plan (the “Executive Interests Plan”), will be issued cash payments, in an amount equal to $3.75 (subject to any applicable U.S., federal, state and local withholding tax), without interest, per Phantom Unit

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The number of our stockholders of record will, we expect, be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act by filing a Form 15 with the SEC. Effective on, and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies and will be able to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

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Our executive officers, directors and 10% stockholders will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit recapture provisions of Section 16 thereof, as well as many of the provisions of the Sarbanes-Oxley Act of 2002.

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Upon the effectiveness of the Reverse Stock Split (but prior to the consummation of the Post RSS Transaction) and as a result of the reduction of the number of shares of Common Stock outstanding by approximately 44.6%, our shares of Common Stock will be held 100% by a sole stockholder, The Chosen Productions. The increase in the ownership percentage of our shares of Common Stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based upon information we received as of December 1, 2025 from our transfer agent, Equiniti, as to our record holders.

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See “Special Factors — Effects of the Reverse Stock Split” beginning on page 35, “Special Factors — Alternatives to Reverse Stock Split Considered” beginning on page 34, “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24 and “Special Factors — Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction” beginning on page 48.

Fairness of the Reverse Stock Split
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Each of the Special Committee, the Board and certain of the Company’s affiliates, Chosen Productions, Dallas Jenkins, Derral Eves, Brad Pelo and JD Larsen (such affiliates, collectively, the “Company Affiliates”) fully considered and reviewed the terms, purpose, alternatives and effects of the Reverse Stock Split, and have determined that the Reverse Stock Split and substantively fair to the unaffiliated stockholders who will receive cash consideration in the Reverse Stock Split. Each of the Special Committee, the Board and the Company Affiliates also fully considered the Post RSS Transaction and have determined that the Post RSS Transaction is fair to the Company and our stockholders.

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The Special Committee, the Board and the Company Affiliates considered a number of factors in reaching their determinations. See “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24.

Advantages of the Reverse Stock Split
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There are several advantages associated with the Reverse Stock Split, including the following:

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We expect to realize annual pre-tax cost savings of up to $3.7 million as a result of the termination of the registration of our shares of Common Stock under the Exchange Act. Over time, the Company expects such annual cost savings to offset the transaction costs associated with effecting the Reverse Stock Split.

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There is a relatively illiquid and limited trading market in our shares of Common Stock. Our smallest stockholders will have the opportunity to obtain cash for their shares at a price that we believe is fair, without incurring brokerage commissions (as applicable).

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The Reverse Stock Split will not be applied to our directors, executive officers and stockholders who own more than 10% of our outstanding Common Stock, which we refer to in this Proxy Statement as our “affiliates,” differently than to stockholders who are not directors, executive officers or 10% stockholders, which we refer to in this Proxy Statement as our “unaffiliated stockholders”, including unaffiliated cashed out stockholders and unaffiliated continuing stockholders. The sole determining factor as to whether a stockholder will be a continuing stockholder after the Reverse Stock Split is the number of shares of our Common Stock that they own on the Effective Date. However, because the number of shares held by a stockholder is a factor in determining affiliate status, as a practical matter, the stock of affiliated stockholders will not be completely cashed out in the Reverse Stock Split (other than, indirectly, Mr. Butler with respect to the Post RSS Transaction (as defined below)), though they will receive cash payment for their fractional shares to the extent their post-Reverse Stock Split shares are not evenly divisible by 173,750.

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We will also save the significant amount of time and effort expended by our management and employees on the preparation of SEC filings and compliance with the Sarbanes-Oxley Act.

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Our business and operations are expected to continue following the Reverse Stock Split and Post RSS Transaction substantially as presently conducted.

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See “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15 and “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24.

Disadvantages of the Reverse Stock Split
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If the Reverse Stock Split occurs, there will be certain disadvantages to our stockholders, including the following:

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Stockholders owning less than 173,750 shares will no longer have any ownership interest in the Company and will no longer participate in any future earnings and growth or the annual savings that the Company anticipates it would experience by no longer being a public reporting company (up to $3.7 million annually pre-tax).

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We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations, and financial performance.

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We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than general anti-fraud provisions).

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Because of the possible limited liquidity of our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Reverse Stock Split, and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

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Our directors, executive officers and 10% stockholders will no longer be required to file reports relating to their transactions in our shares of Common Stock with the SEC. In addition, our directors, executive officers and 10% stockholders will no longer be subject to the recovery of the short-swing profits provisions of the Exchange Act, and persons acquiring more than 5% of our shares of Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

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We estimate that the cost of payment to the holders of fractional shares of our Common Stock, professional fees and other expenses (including any payments made to holders of interests under the Executive Interests Plan but excluding costs related to the Post RSS Transaction) of the Reverse Stock Split will total approximately $35.6 million. As a result, immediately after the Reverse Stock Split, our cash balances on hand will be reduced by the costs incurred in the Reverse Stock Split.

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The Reverse Stock Split will result in the suspension, and not the termination, of our filing obligations under the Exchange Act. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 12(g) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the Reverse Stock Split.

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The potentially reduced liquidity of our Common Stock may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

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Since our Common Stock will no longer be registered with the SEC, and we will not be filing the periodic reports and proxy statements required under the Exchange Act, it may be more difficult for us to raise equity capital from public or private sources.

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Our decision to deregister and cease reporting with the SEC could impair our image with customers, suppliers and other constituency.

•
See “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24.

Voting Information
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Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. In connection with the Reverse Stock Split, The Chosen Productions entered into the Voting Agreement and agreed to vote all of its shares of Common Stock in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares to be obtained. While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. See “General Information — Solicitation and Voting Procedures” on page 2 and “Special Factors — Stockholder Approval” beginning on page 51.

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At the Annual Stockholders Meeting, you will also be asked to approve the adjournment of the Annual Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Stockholders Meeting to approve the Reverse Stock Split or if quorum is not present.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
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The receipt of cash by a holder of less than 173,750 shares generally will be taxable for U.S. federal income tax purposes. A continuing stockholder who does not receive cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 44.

Termination of the Reverse Stock Split
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The Board of Directors has reserved the right, in its discretion, to abandon the Reverse Stock Split in the event that the Financing Condition is not satisfied, even if the Reverse Stock Split is approved by stockholders at the Annual Stockholders Meeting. See “Special Factors — Termination of the Reverse Stock Split” on page 52 and “Special Factors — Sources of Funds and Expenses” on page 50.

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However, the Board of Directors cannot abandon the Reverse Stock Split if it is approved by stockholders at the Annual Stockholders Meeting and the Financing Condition is satisfied. See “Special Factors —  Termination of the Reverse Stock Split” on page 52.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction
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Our current directors, executive officers and 10% stockholders have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. The Chosen Productions, our controlling stockholder, controls the Company through the ownership of all of our Series A Common Stock and, therefore, approximately 55% of the Company’s outstanding Common Stock. In addition, our Series A Common Stock are entitled to ten (10) votes per share and our Series B Common Stock are entitled to one (1) vote per share, resulting in The Chosen Productions controlling 92.5% of our voting power.
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Following the Reverse Stock Split, the Company will repurchase shares of Common Stock at the same per share price of $3.75 per share that is being issued in connection with the Reverse Stock Split from Richard R. Butler, a member of The Chosen Productions, our controlling stockholder, pursuant to that certain repurchase agreement, dated as of December 31, 2025, by and among the Company, The Chosen Productions and Mr. Butler (the “Repurchase Agreement”), who will receive shares in the Company pursuant to a distribution from The Chosen Productions following the Reverse Stock Split. This transaction presents a potential conflict of interest. See “Special Factors — Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction” beginning on page 48 and the Repurchase Agreement, which is attached as Annex C to this Proxy Statement.

No Appraisal or Dissenters’ Rights
•
Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT
AND THE ANNUAL STOCKHOLDERS MEETING
The following questions and answers are intended to briefly address potential questions regarding the Reverse Stock Split Proposal and the other proposals that will come before stockholders at the Annual Stockholders Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the Annexes to this Proxy Statement and any information and documents referred to or incorporated by reference in this Proxy Statement.
Who can vote at the Annual Stockholders Meeting?
Only stockholders of record at the close of business on March 16, 2026, will be entitled to vote at the Annual Stockholders Meeting.
If on March 16, 2026, your shares of Common Stock were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote electronically by internet before or at the virtual Annual Stockholders Meeting. Before the virtual Annual Stockholders Meeting, you may also vote by telephone or mail. Voting directions are summarized below. Whether or not you plan to attend the virtual Annual Stockholders Meeting, we urge you to submit a proxy in advance of the meeting to ensure your vote is counted. You may still attend the virtual Annual Stockholders Meeting and vote at the Annual Stockholders Meeting even if you have already submitted a proxy to vote.
Stockholders are entitled to ten (10) votes for each share of Series A Common Stock held by them and one (1) vote for each share of Series B Common Stock held by them. The holders of Series A Common Stock and Series B Common Stock will vote as a single body on all matters presented to the stockholders.
How do I Vote?
You can vote either electronically via the Internet at the Annual Stockholders Meeting, or by proxy without attending the meeting.
Stockholders of record should receive a paper copy of our proxy materials and may vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Stockholders Meeting: via telephone, on the Internet or by mail. To vote by telephone, call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. To vote by Internet, visit “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. To vote by mail, mark, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Holders of record may also vote by attending the Annual Stockholders Meeting live via the Internet and voting by electronic ballot.
All shares of Common Stock for which a proxy has been duly executed and delivered (by telephone, Internet, or mail) and not properly revoked prior to the meeting will be voted at the Annual Stockholders Meeting. If a stockholder of record signs and returns a proxy card but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Stockholders Meeting for consideration and if you have voted your shares by telephone, Internet or mail, the persons named as proxies will have the discretion to vote on those matters for you. On the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Stockholders Meeting.
If your shares are held in the name of a nominee, you must obtain a proxy executed in your favor from the holder of record (that is, such nominee) to be able to vote at the Annual Stockholders Meeting.
How Can I Change My Vote?
A stockholder of record can revoke his, her or its proxy at any time before it is voted at the Annual Stockholders Meeting by delivering to the Company (to the attention of David Stidham, Esq., Corporate

Secretary), 8291 Baucum Road, Midlothian, TX 76065, a written notice of revocation or by executing a later-dated proxy by telephone, Internet or mail, or by attending the Annual Stockholders Meeting and casting your vote via the Internet as set forth above.
What is Necessary for the Quorum and What is the Vote Required?
The presence at the Annual Stockholders Meeting of the holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Stockholders Meeting. Abstention votes will be counted as present or represented at the Annual Stockholders Meeting for purposes of determining whether a quorum exists. In connection with our Annual Stockholders Meeting, we do not expect any broker non votes.
Assuming the presence of quorum, the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Stockholders Meeting, by ballot, proxy or electronic ballot, will be required for: (i) the approval of the election of any director (Proposal No. 1); and (ii) the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2).
Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. (Proposal No. 3). For the purpose of determining whether the stockholders have approved Proposal No. 3, abstentions will count as a vote “against” such proposal. In connection with the Reverse Stock Split, The Chosen Productions entered into the Voting Agreement and agreed to vote all of its shares of Common Stock in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares to be obtained. While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. With respect to this vote by the holders of Disinterested Shares, abstentions will have no effect for purposes of determining whether this proposal is approved. See “Special Factors — Stockholder Approval” beginning on page 51.”
Whether or not a quorum is present, the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Stockholders Meeting, by ballot, proxy or electronic ballot, will be required to approve the Adjournment Proposal (Proposal No. 4).
What am I being asked to vote on at the Annual Stockholders Meeting?
Our stockholders will consider and vote upon (i) the election of six (6) directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm, (iii) the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split, and (iv) the proposal to approve an adjournment of the Annual Stockholders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal or if quorum is not present.
How is the vote being solicited?
Solicitation of proxies is being made by the Company. The solicitation is being conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Stockholders Meeting. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.
What is the Reverse Stock Split?
The Reverse Stock Split is a reduction of the number of our shares of authorized, issued and outstanding Common Stock in a ratio of 1-for-173,750 shares prior to the Reverse Stock Split to one share following the reverse split. Stockholders that own less than 173,750 shares prior to the Reverse Stock Split will cease to own any shares of our Common Stock and instead will receive cash for their shares. Stockholders that own more than 173,750 shares prior to the Reverse Stock Split will continue to own shares of our Common Stock, and will also receive cash in lieu of receiving any part of a fractional post-Reverse Stock Split share. The number of authorized shares of Common Stock will not be reduced as a result of the Reverse Stock Split. Consequently, the number of authorized but unissued shares of Common Stock will increase as a result of the Reverse Stock Split. See “Summary Term Sheet — Effects of the Reverse Stock Split” beginning on page 4 and “Special Factors — Effects of the Reverse Stock Split — Generally” beginning on page 35.
How does the Board recommend that I vote on the Reverse Stock Split Proposal and the Adjournment Proposal?
The Board of Directors, upon the recommendation of the Special Committee, unanimously approved the Reverse Stock Split and the Post RSS Transaction, and recommends that you vote “FOR” the Reverse Stock Split Proposal and the Adjournment Proposal. See “Summary Term Sheet — Special Committee and Board Deliberations and Recommendations” beginning on page 3, “Special Factors — Recommendation of the Special Committee” beginning on page 33 and “Special Factors — Recommendation of the Board of Directors” beginning on page 34.
What is the purpose of the Reverse Stock Split?
The Reverse Stock Split will enable us to terminate the registration of our Common Stock under the Exchange Act if, as we anticipate, after the Reverse Stock Split there are fewer than 300 record holders of our Common Stock, and we make the necessary filings with the SEC. See “Summary Term Sheet — Advantages of the Reverse Stock Split” beginning on page 5, “Summary Term Sheet — Disadvantages of the Reverse Stock Split” beginning on page 6, “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15, “Special Factors — Advantages of the Reverse Stock Split” beginning on page 27 and “Special Factors — Disadvantages of the Reverse Stock Split” beginning on page 27.
How will the results of the vote be announced?
Within four (4) business days of the Annual Meeting of Stockholders, we will file a form 8-K with the SEC disclosing the results of the vote on the proposals.
What does the deregistration of our Common Stock mean?
Following the Reverse Stock Split, we expect that we will have fewer than 300 stockholders of record, which will enable us to take action to terminate the registration of our Common Stock under the Exchange Act. Effective on and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the SEC and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock. Any trading in our Common Stock will continue in privately negotiated sales. See “Summary Term Sheet — Effects of the Reverse Stock Split” beginning on page 4 and “Special Factors — Effects of the Reverse Stock Split — Effects on the Company” beginning on page 36.
How will the Reverse Stock Split affect the day to day operations of the Company?
Though the Reverse Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing our business and growing stockholder value. See “Special Factors — Conduct of Our Business after the Reverse Stock Split” beginning on page 43.
What will I receive in the Reverse Stock Split?
If you own fewer than 173,750 shares of our Common Stock immediately prior to the Effective Date of the Reverse Stock Split, you will receive $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, from us for each pre-Reverse Stock Split share that you own. To the extent any stockholder, including any affiliated stockholder, owns a number of pre-split shares that is greater than 173,750 but is not evenly divisible by 173,750, then the fractional shares of such stockholder (including any affiliated stockholder) resulting from the Reverse Stock Split would be cashed out at $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-Reverse Stock Split share. See “Summary Term Sheet — Effects of the Reverse Stock Split” beginning on page 4 and “Special Factors — Effects of the Reverse Stock Split — Effects on the Cashed-Out Unaffiliated Stockholders” beginning on page 37.
What potential conflicts of interest are posed by the Reverse Stock Split?
Our directors, executive officers and 10% stockholders have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted.
Upon the effectiveness of the Reverse Stock Split (but prior to the consummation of the Post RSS Transaction), the aggregate number of shares of our Common Stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the Reverse Stock Split ratio of 1-for-173,750 and, as a result of the reduction of the number of shares of Common Stock outstanding by approximately 44.6%, our shares of Common Stock will be held 100% by a sole stockholder, The Chosen Productions. The increase in the ownership percentage of our shares of Common Stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based upon information we received as of December 1, 2025 from our transfer agent, Equiniti, as to our record holders. Each of our directors and executive officers will continue to serve as a director or executive officer after the Reverse Stock Split.
Certain of our directors and executive officers own interests arising from Phantom Units issued to such individuals under the Executive Interests Plan, which will be settled in cash as a result of the Reverse Stock Split pursuant to the terms of the Executive Interests Plan. These differing interests may create actual or potential conflicts of interest in evaluating and recommending the Reverse Stock Split or the Post RSS Transaction.
Richard R. Butler, a member of The Chosen Productions, our controlling stockholder, has agreed to sell, after the consummation of the Reverse Stock Split and a distribution from The Chosen Productions of shares of Common Stock to Mr. Butler, a portion of his indirect economic interests in the Company at the same per-share price of $3.75 per share that is being issued in connection with the Reverse Stock Split (the “Post RSS Transaction”) pursuant to the Repurchase Agreement. Mr. Butler is the indirect owner of approximately 19.2% of the interests in The Chosen Productions, which amounts to an indirect economic ownership in the Company of approximately 10.6% or 1,334,393 shares of Common Stock. Mr. Butler has agreed to sell 1,066,667 shares of his indirect beneficial ownership in the Post RSS Transaction, pursuant to the Repurchase Agreement. Mr. Butler will continue to be an equity holder of The Chosen Productions at the time of the Reverse Stock Split, and following the Reverse Stock Split, the Company will be 100% owned by The Chosen Productions. After the consummation of the Post RSS Transaction, The Chosen Productions will continue to own 100% of the shares of Common Stock in the Company. See the Repurchase Agreement, which is attached as Annex C to this Proxy Statement.
See “Summary Term Sheet — Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction” beginning on page 7; “Special Factors — Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction” beginning on page 48; and “Conduct of Our Business after the Reverse Stock Split” beginning on page 43.
What will happen if the Reverse Stock Split is approved by our stockholders?
The Reverse Stock Split will become effective on the date the Company files a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware or such later effective date as may be specified in such Certificate of Amendment. We intend to effect the Reverse Stock Split as soon as possible after the Reverse Stock Split is approved by our stockholders and the Financing Condition is satisfied.
The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15. The deregistration of shares of our Common Stock under Section 12(g) of the Exchange Act will take effect ninety (90) days after the filing of the Form 15. We intend to file the Form 15 promptly after the amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act. Also, any trading in our Common Stock will occur, if at all, in privately negotiated sales.
Within five (5) business days after the Effective Date, the Company expects that its transfer agent, Equiniti, acting in the capacity of exchange agent, will send to each stockholder of record a notice of the filing of the amendment to the Certificate of Incorporation and a cash payment in respect of such stockholder’s fractional shares (subject to any applicable U.S. federal, state and local withholding tax), without interest. See “Special Factors — Process for Payment for Fractional Shares” beginning on page 52 and “Special Factors — Effective Date” beginning on page 52.
What will happen if the Reverse Stock Split is not approved?
If the Reverse Stock Split is not approved by our stockholders, we will continue to operate our business, and we will continue to incur the costs involved with being a public company. We also may decide to evaluate and explore available alternatives, although the Board of Directors has not yet made a determination that any of those alternatives are feasible or advisable.
If the Reverse Stock Split is approved by the stockholders, can the Board of Directors determine not to proceed with the Reverse Stock Split?
The Board of Directors has reserved the right, in its discretion, to abandon the Reverse Stock Split in the event that the Financing Condition is not satisfied, even if the Reverse Stock Split is approved by stockholders at the Annual Stockholders Meeting. There can be no assurance that definitive financing to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split will be available, and thus no assurance that the Financing Condition will be satisfied or the Reverse Stock Split will be consummated. However, the Board cannot abandon the Reverse Stock Split if it is approved by stockholders at the Annual Stockholders Meeting and the Financing Condition is satisfied. See “Special Factors — Termination of the Reverse Stock Split” on page 52.
What are the material U.S. federal income tax consequences of the Reverse Stock Split?
The receipt of cash by a holder in lieu of a fractional share following the Reverse Stock Split generally will be taxable for U.S. federal income tax purposes. In general, neither the Company nor any continuing stockholder who does not receive cash in the Reverse Stock Split should be subject to U.S. federal income taxation with respect to the Reverse Stock Split. To review the material U.S. federal income tax consequences of the Reverse Stock Split in greater detail, see “Special Factors — Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 44. We urge you to consult with your personal tax advisor regarding the tax consequences to you of the Reverse Stock Split.
What is the total cost of the Reverse Stock Split to the Company?
Based on information that we have received as of December 1, 2025 from our transfer agent, Equiniti, as well as our estimates of other Reverse Stock Split expenses, we believe that the total cash requirement of the Reverse Stock Split to us will be approximately $35.6 million. This amount includes approximately $20.9 million needed to cash out fractional shares, approximately $9.6 million needed to satisfy the Company’s obligations to employees, directors and service providers under the Executive Interests Plan, approximately

$5 million of legal, accounting and financial advisory fees, approximately $100,000 for transfer agent costs and costs, including costs of printing and mailing, to effect the Reverse Stock Split. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders. See “Special Factors — Sources of Funds and Expenses” on page 50.
How will the Company pay the cash consideration for fractional shares and transactional expenses involved in the Reverse Stock Split?
The Company expects to fund the cash consideration payable in lieu of fractional shares and the related fees and expenses involved in the Reverse Stock Split using an advance of certain payments to be made by Come and See Foundation, Inc. (“CAS”) to the Company in an aggregate amount of up to approximately $24.7 million under specified agreements with the Company (the “Vendor Advance Agreement”), together with cash on hand and receipt by the Company of the Milestone Payment contemplated by Section 2.06(b)(ii) of the Asset Purchase Agreement for completion and delivery of Season 6 of the Series. Under the terms of the Vendor Advance Agreement, the Company has further agreed to grant a security interest to CAS in the Company’s rights in and to certain programming owned and controlled by Company (the “Collateral Program”). CAS’ obligation to fund the advance is subject to the approval of a majority of the votes cast by the holders of the Disinterested Shares of the Reverse Stock Split. See “Special Factors — Sources of Funds and Expenses” on page 50 and “Certain Financing Arrangements — Description of the Vendor Advance Agreement” on page 50.
What if stockholders share the same address?
We are sending only one copy of the Annual Report and Proxy Statement to stockholders of record who share the same last name and address, unless they have notified the Company that they want to continue to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printings and postage costs. However, if any stockholder residing at such address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact David Stidham, Esq., Corporate Secretary, 5&2 Studios, Inc., 8291 Baucum Road, Midlothian, TX 76065, or by phone at (833) 924-673-6500 or by email at annualmeeting@thechosen.tv and we will promptly forward to such stockholder a separate Annual Report and/or Proxy Statement. The contact information above may also be used by members of the same household currently receiving multiple copies of the Annual Report and Proxy Statement in order to request that only one set of materials be sent in the future.

SPECIAL FACTORS
Purposes of and Reasons for the Reverse Stock Split
The primary purpose of the Reverse Stock Split is to enable the Company to cause the number of record holders of our Common Stock to fall below 300, which is the level at which SEC public reporting is required. After the completion of the Reverse Stock Split, we intend to cease registration of our Common Stock under the Exchange Act. As a result, effective on and following the termination of the registration of our Common Stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange.
The Special Committee and the Board of Directors have each determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. Therefore, our Board of Directors has unanimously authorized, subject to receipt of the requisite stockholder approval and satisfaction of the Financing Condition, a 1-for-173,750 Reverse Stock Split of our Common Stock. At the Annual Stockholders Meeting, stockholders are being asked to approve a proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split. A copy of the proposed form of amendment to the Certificate of Incorporation for the Reverse Stock Split is attached as Annex A.
Our reasons for proposing the Reverse Stock Split include the following:
Significant Cost Savings.   We incur significant, direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company. We believe the level of expenditures required to maintain our public reporting company status has become too burdensome in light of our strategy to return the maximum value to our stockholders. We expect to realize annual cost savings as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and miscellaneous costs associated with being a reporting company, approximately between $3.5 million and $3.7 million per calendar year, as follows:
Item	2025 Approximate Costs	Year 1 Est. Savings	Year 2 Est. Savings
Legal	$280,000	$280,000	$294,000
Audit and Review	$3,169,876	$2,218,913	$2,329,859
Insurance	$1,000,000	$100,000	$105,000
Directors Fees	$565,000	$423,750	$444,937
Investor Relations	$135,411	$135,411	$142,182
Annual Meeting / Proxy	$100,000	$100,000	$105,000
Filing Costs	$50,000	$50,000	$52,500
Employee-Related Savings	$200,000	$200,000	$210,000
TOTAL	$5,500,287	$3,508,074	$3,683,478
The external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant part of our operating expense. The Reverse Stock Split will enable us to terminate the registration of our Common Stock under the Exchange Act if, after the Reverse Stock Split, there are fewer than 300 record holders of our Common Stock, and we make the necessary filings with the SEC. Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act, and other federal securities laws and regulations. The costs associated with these obligations constitute a significant overhead expense. These costs include, among other things, increased professional fees for our corporate counsel and auditors, costs related to our Director and Officer insurance policy and director fees, costs related to investor relations, annual printing and mailing costs, internal compliance costs and transfer agent costs for our Annual Stockholders Meeting and proxy statement, filing costs associated with our periodic and episodic filings with the SEC, and certain employee-related costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional procedural, reporting, auditing and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act in general and Section 404 of the Sarbanes-Oxley Act in particular.
Significant Time Savings.   In addition, as a non-SEC reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, and complying with the Sarbanes-Oxley Act. We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth.
Absence of Benefit to the Company and Its Stockholders of Public Reporting.   We enjoy little benefit from being a public reporting company. During the last 2 years, we have not raised capital from the public markets, used our Common Stock as deal consideration or otherwise attracted interest from institutional investors or market analysts. Our Common Stock is not currently traded on any exchange or other market. Despite the lack of benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.
Liquidity for Small Stockholdings.   The Reverse Stock Split will permit our small stockholders (those holding fewer than 173,750 shares) to liquidate their shares, at a price that we believe is fair. Given the current lack of a trading market in our Common Stock, this is an opportunity that might not otherwise be available to our stockholders.
The Decision to Approve the Reverse Stock Split and Its Specific Terms Was the Result of an Independent and Rigorous Process to Determine the Best Course for All the Company’s Stockholders.   The Special Committee and Board had previously considered other alternatives, both organic initiatives, strategic alternatives and cost saving measures, to promote stockholder value and determined that the “going dark” transaction was in the best interests of all stockholders. The alternatives are either not feasible at this time or (as in the case of continuing the status quo) would not allow the Company to achieve these potential benefits. The cash-out price for fractional shares was supported by careful analysis by the Special Committee. The Special Committee selected and engaged its own independent legal and financial advisors and received the advice of such advisors throughout its review and evaluation of the Reverse Stock Split. The Company has not entered into any voting or support agreements with any stockholders.
Background of the Reverse Stock Split
The following chronology summarizes the material events that led to the Board’s determination to proceed with the Reverse Stock Split. This chronology does not catalogue every interaction of or among members of the Board and the Special Committee, members of the Company’s management, the Special Committee or the Company’s financial or legal advisors, or any other person.
We were incorporated under the laws of the State of Utah as The Chosen, LLC on October 24, 2017. We converted to a Delaware corporation on November 29, 2022, and changed our name to The Chosen, Inc. On September 25, 2024, we changed our name to 5&2 Studios, Inc.
The Company is an independent studio and film production company that was created to develop and produce an episodic television series entitled The Chosen (the “Series”). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life. While the Company is primarily focused on producing, marketing, and distributing the remaining seasons of the Series, it continues to evaluate opportunities to diversify its content through other faith-based productions. In September 2024, the Company announced a number of new productions, including a series based on the life of Moses, a series based on the life of Joseph, a series based on the book of Acts, an animated series based on the Series called The Chosen Adventures, and an unscripted show featuring cast from the Series and adventure enthusiast Bear Grylls called Chosen in the Wild.
The Company’s primary sources of liquidity are from cash flows generated from operations and financing activities. The Company’s revenue model primarily includes production services related to the Series, royalties received from the licensing of the Series, an online store and wholesale sales of the Series and 5&2 Studios, Inc. branded physical media products and merchandise. The Company’s marketing efforts include limited and strategically focused distribution and marketing campaigns through targeted TV, streaming, and social media campaigns.
The Company currently competes against larger players in the industry that, through large-scale networks, are able to realize cost efficiencies and that may have greater financial resources than the Company, enabling them to offer a range of products and services broader than the Company’s offerings and pursue other initiatives that may allow them to compete more effectively in the Company’s evolving industry. Accordingly, the Board and the Company’s senior management periodically review and evaluate the Company’s business and long-term strategies with the aim of increasing stockholder value. These considerations have involved conducting a review of strategic alternatives to identify, among other things, whether third parties would have any interest in a potential sale of all or substantially all of the assets of the Company or merger with the Company and whether deregistering our Common Stock under the Exchange Act would be in the best interest of our stockholders in the long term.
In the connection with such periodic reviews, the Board and the Company’s senior management concluded that the Company realizes few, if any, of the traditional benefits of its status as an SEC reporting company (including, but not limited to, raising capital in the public markets, stock liquidity, business credibility and the ability to use its common stock as currency for acquisitions), yet incurs significant annual expenses and indirect costs associated with being an SEC reporting company. The Company’s management has estimated the average direct costs of such status are approximately $3.7 million annually. Without these costs, in the view of the Board and the Company’s senior management, the Company would be better positioned to identify additional efficiencies across its business, pursue capital investments typical for companies of a similar size and industry, and focus on content-production, a key revenue driver.
Additionally, though the Company originally raised capital for the production and distribution of the Series pursuant to an offering statement filed on Form 1-A with the SEC on March 8, 2018, and a later offering statement filed under Regulation CF on Form C on June 24, 2019, the Board and the Company’s senior management have determined that raising additional capital through such avenues is no longer appropriate given the Company’s continued growth and operations, and desire to produce content beyond the Series. As such, the Board and the Company’s senior management concluded that there was limited benefit in the Company retaining its status as an SEC reporting company and sought to determine potential pathways for taking the Company private and providing the Company’s unaffiliated stockholders with the opportunity to liquidate their holdings.
The following describes the material events leading to the Special Committee and Board’s decision that the Company would be a stronger company and better able to enhance stockholder value over the long-term if it was no longer a public reporting company and that taking such steps would be in the best interests of all of the Company’s stockholders.
At a meeting of the Board held on February 10, 2023, the Board established an initial special committee, which differed from the Special Committee as it consisted of different independent, disinterested and non-employee and was delegated more limited authority (the “Initial Special Committee”), comprised solely of independent, disinterested and non-employee directors (initially Brooke Asiatico, David Bagheri, Jim Bisenius, Cris Doornbos and Matt Rearden) to consider the advantages, disadvantages, considerations, and all ramifications of the Company becoming a private company versus its continuing as an SEC reporting company. In forming the Initial Special Committee, the Board restricted itself from taking any action with respect to any potential “take-private” transaction unless such action was recommended by the Initial Special Committee.
At a meeting of the Initial Special Committee held on February 17, 2023, the Initial Special Committee, as part of its routine activities, discussed potential “take-private” transactions and related processes, including whether a recapitalization through a merger and a reverse stock split were viable transactions to take the Company private. In connection with a recapitalization through a merger, the Special Committee recognized that this approach would most likely occur through a management buy-out. Though the Initial Special Committee was not, as a practical matter, opposed to a management buy-out, the Initial Special Committee recognized that such transaction structure would require interest from the Company’s management and potential third parties, and raised concerns about reaching mutually agreeable terms. Lastly, the Initial Special Committee discussed the means of funding the cost of such any “take-private” transaction, and weighed various options, including using the Company’s cash on hand and seeking an external financing source or strategic partner. Following such discussions, the Special Committee directed management to engage a potential financial advisor for the Company to conduct a valuation analysis of the Company; however, it was subsequently determined that the Special Committee should engage its own independent financial advisor, as described below.
On May 26, 2023, the Board, acting by written consent, expanded the authority of the Initial Special Committee and vested it with all of the powers of the Board necessary and proper to manage all issues arising from or related to any “take private” transaction involving the Company.
At a meeting of the Board held on July 23, 2023, the Board passed a resolution to disassemble the Initial Special Committee and reconstitute such special committee as the current Special Committee, consisting of four independent, disinterested and non-employee directors (Brooke Asiatico, David Bagheri, Cris Doornbos and Matt Rearden) to consider the advantages, disadvantages, considerations and ramifications of any “take private” transaction involving the Company, its controlling stockholder and its affiliates, and other potentially similar transactions available to the Company. Following his initial appointment to the Special Committee, Cris Doornbos declined his appointment to the Special Committee on or around September 3, 2024 due to, among other things, pre-existing commitments.
On September 5, 2024, the Special Committee determined to engage Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal advisor because of its experience and expertise in both corporate and securities matters, including “take-private” transactions, and corporate governance and fiduciary matters. It also engaged Skadden because of its familiarity with the industry in which the Company operates. The Special Committee determined that there were no relationships that would impair Skadden’s ability to provide fully independent advice to the Special Committee.
As part of its routine activities, representatives of the Special Committee and Skadden met to discuss considerations related to any potential take-private transaction involving a controlling stockholder, including, among other things, the independence of the Special Committee, the Special Committee’s fiduciary duties to the Company and its stockholders (including the unaffiliated stockholders), SEC reporting requirements and other procedural safeguards. Such discussions also touched on the potential engagement of an independent financial advisor by the Special Committee to assist in the evaluation of any potential “take-private” transaction.
In connection with their interest in engaging with third parties with respect to a proposed Management Buy-Out, Derral Eves and Dallas Jenkins requested that the Company allow Willkie Farr & Gallagher LLP (“Willkie”), external legal counsel to the Company on numerous matters, to represent them in connection with a potential merger of the Company with a third party that would acquire all of the outstanding equity interests of the Company, except for certain equity interests owned by Messrs. Jenkins and Eves, or a similar transaction (including the sale of all or substantially all of the Company’s assets to a third party) (a “Management Buy-Out”). On November 14, 2025, the Company provided a conflicts waiver to Messrs. Eves and Jenkins allowing Willkie to represent Messrs. Eves and Jenkins in connection with a Management Buy-Out.
On November 15, 2024, Messrs. Eves and Jenkins entered into an engagement letter with Willkie to act as their legal advisor with respect to a Management Buy-Out. On November 18, 2025, Messrs. Eves and Jenkins formed Loaves & Fishes Acquisition Co., LLC (“Bidco”), a Delaware limited liability company, for the purpose of pursuing a Management Buy-Out. On December 27, 2024, Bidco engaged Moelis & Company LLC (“Moelis”) to act as its financial advisor in connection with its pursuit of a Management Buy-Out.
From December 2024 through February 2025, Bidco and Moelis, with the cooperation of the Company and the advisors of the Special Committee, worked together to populate a virtual data room and prepare materials to be shared with third parties in connection with a proposed Management Buy-Out. During this time, Bidco and its advisors also prepared materials for the purposes of facilitating potential interested parties’ evaluation of the Company, composed of customary marketing documentation describing the history, operational, strategic and financial information pertaining to the Company, including financial forecasts (the

“Preliminary Forecasts”). During such time, members of the Special Committee interviewed potential independent financial advisors who could assist the Special Committee in evaluating a potential “take-private” transaction.
On January 7, 2025, members of the Special Committee met with representatives of Goldman Sachs to evaluate Goldman Sachs’s qualifications to assist the Special Committee in evaluating a potential “take-private” transaction. Following this meeting and after evaluating proposals from all of the interviewed potential financial advisors and negotiations related to proposed fees, the Special Committee determined to engage Goldman Sachs because of its experience in similar transactions and its professional reputation as an independent financial advisor. Additionally, the Special Committee determined that there were no relationships that would impair Goldman Sachs’s ability to provide fully independent advice to the Special Committee. The Special Committee entered into an engagement letter to formally engage Goldman Sachs as its financial advisor on July 7, 2025, which was subsequently amended on November 6, 2025.
From March 2025 through May 2025, Moelis reached out to approximately 67 potential interested parties, including a broad mix of strategic investors, family offices, private equity investors and other potential buyers. Bidco entered into confidentiality agreements with approximately 35 potential counterparties, who subsequently received confidential information with respect to Bidco and the Company.
On March 18, 2025, a virtual data room, which would later include the Preliminary Forecasts, was initially opened to prospective interested parties. During the course of the process, approximately 34 interested parties were granted access to the virtual data room.
On March 18, 2025, Bidco delivered its first presentation to a prospective interested party in connection with the Management Buy-Out strategic process. During the course of such strategic process, approximately 28 additional parties engaged in virtual or in-person meetings with Bidco and Moelis. During such meetings, customary operational, strategic and financial information regarding the Company, the potential structure of the Management Buy-Out, including the cashing out of the unaffiliated stockholders, and the key terms of the go-forward enterprise were discussed.
On March 21, 2025, the Special Committee held a meeting with representatives of each of Goldman Sachs and Skadden to discuss, among other things, the Preliminary Forecasts, including the key assumptions underlying such forecasts and the risks and opportunities affecting the Company’s business, and that such projections would be a component of the information used to inform the Special Committee’s view of valuation in assessing future proposals (if any) for a Management Buy-Out as well as other strategic alternatives. Following discussion, the Special Committee authorized Bidco to share the Preliminary Forecasts and management’s projection of certain financial data (the “March 2025 Projections”) with prospective investors interested in a potential Management Buy-Out.
On June 2, 2025, at the direction of Bidco, Moelis delivered a process letter to interested parties, which requested that an initial indication of interest be delivered by June 19, 2025. The interested parties were requested to provide, among other things, a proposed enterprise valuation and associated equity valuation for the Company and the methodologies used to derive such valuations, a description of the proposed investment structure, the source of funds used to finance the transaction and the time required to complete due diligence and negotiate definitive agreements. The process letter indicated that, following the submissions of the indications of interest, a limited number of interested parties would be selected to move on to the second stage of the transaction process (at which time additional guidance would be provided to interested parties).
On June 18, 2025, the Board, acting by written consent, again reconstituted the current Special Committee, consisting of four independent, disinterested and non-employee directors (Brooke Asiatico, David Bagheri, Cris Doornbos and Matt Rearden), to consider the advantages, disadvantages, considerations and ramifications of any “take private” transaction involving the Company, its controlling stockholder and its affiliates, and other potentially similar transactions available to the Company, and reaffirmed the independence and disinterested nature of the members of the Special Committee under Delaware law. On the same date, the Board and the Special Committee unanimously approved or ratified, as applicable, the entry into engagement letters with Skadden and Goldman Sachs.
By June 30, 2025, three parties submitted initial indication of interests, of which two were for acquisitions of the Company by a strategic party (“Strategic Party”) and a financial party (“Financial Party 1”) and one was for a minority preferred stock investment by another financial party (“Financial Party 2”). The acquisition proposals by Strategic Party and Financial Party 1 indicated initial enterprise values ranging from approximately $145 to $150 million. By such date, four additional parties expressed an interest in equity syndication but none of those parties were interested in leading the syndicate, and as such, Bidco and its advisors determined that it would be premature to consider next steps without a lead party. After deliberations regarding the qualities and merits of such proposals, Bidco elected to engage in further discussions regarding a Management Buy-Out with two interested parties, Strategic Party and Financial Party 1, from July 2025 through September 2025. Bidco determined not to engage with the party that submitted a proposal for a minority preferred equity investment, as it was deemed that the proposal did not meet the objectives for the proposed transaction.
On July 3, 2025, the Special Committee held a meeting with representatives of each of Goldman Sachs and Skadden to discuss the key terms and conditions of the initial indications of interest received by Bidco.
From July 2025 through September 2025, Bidco and Moelis engaged in numerous in-person and virtual meetings and discussions with Strategic Party and Financial Party 1, and provided additional information through the virtual data room while such interested parties continued their diligence. Such diligence and meetings focused on various business, financial, accounting, operational and legal due diligence matters in respect of the Company’s business and the proposed role of Mr. Jenkins in the go-forward enterprise. Bidco, Moelis and Willkie drafted term sheets for each of Strategic Party and Financial Party 1 with respect to proposed economic and governance terms for the go-forward enterprise following a Management Buy-Out, and had related discussions with representatives for each of Strategic Party and Financial Party 1.
On September 10, 2025, Financial Party 1 delivered a revised non-binding term sheet contemplating a preferred stock investment in the Company with an implied enterprise valuation of the Company of $44.9 million. Over the course of several discussions with representatives of Bidco and Strategic Party, Strategic Party communicated that due to a number of factors, including diligence findings and plans for the go-forward enterprise, it had revisited the enterprise valuation of the Company such that any subsequent bid would reflect a much lower enterprise value and provided the rationale for such lower valuation. Strategic Party ultimately declined to make a formal second-round bid.
Following receipt of the Financial Party 1’s revised bid, and discussion and evaluation with its legal and financial advisors, Bidco determined not to pursue the Financial Party 1’s revised offer. Accordingly, Bidco concluded that its marketing efforts did not result in any offers on terms acceptable to Bidco, and, on October 8, 2025, Bidco sent a communication to representatives of the Special Committee and the Company indicating that it was no longer pursuing a Management Buy-Out.
On October 20, 2025, the Company’s management sent a letter (the “October Proposal”) to the Board proposing that the Company conduct a reverse stock split of the Company’s Series B Common Stock, following which the Company would no longer be required to maintain its SEC reporting status, and proposing that cash be paid to stockholders in lieu of fractional shares at an amount equal to $2.72 per pre-split share of the Company’s Series B Common Stock. The proposed reverse stock split was intended to have the effect of causing the Company to be eligible to deregister, as described elsewhere in this Proxy Statement. Concurrently, the Company’s management engaged with potential financing sources to fund the aggregate consideration that would be payable to stockholders and transaction costs and related fees and expenses as a result of the Reverse Stock Split.
In connection with the October Proposal, the Board, acting by written consent, unanimously confirmed certain matters relating to its determination of the independence of each of the Special Committee members and deemed each Special Committee member to be a disinterested director under the DGCL.
Following verbal discussions between the Company’s management and representatives of each of the Special Committee and Goldman Sachs related to the per share consideration (including the reasoning for the initial offer price), the allocation of transaction expenses (including that such expenses should be allocated equally across stockholders) and the application of the Reverse Stock Split to all Common Stock rather than just the Series B Common Stock, on November 12, 2025, the Company’s management increased the proposed price for cashing out fractional shares to $2.81 per pre-split share of Common Stock (the “Revised October Proposal”).

During the month of November 2025, the Special Committee and its advisors, together with the Company’s management, evaluated the potential costs and structure of a potential “take-private” transaction. At a meeting of the Special Committee held on November 10, 2025, Goldman Sachs reported to the Special Committee that the Company’s management prepared and continued to refine updated financial projections of the Company, including, among other things, an extended projection period through 2035, the removal of certain projects, the reduction in rate of co-productions, and the reduction in corporate SG&A reflecting lower scale of operation.
On November 20, 2025, the Special Committee held a meeting with representatives of each of Goldman Sachs and Skadden to review and discuss a preliminary version of the updated financial projections and the refinements made to them by the Company’s management (which reflected the refinements described above) in respect of the Reverse Stock Split. Representatives of Goldman Sachs then presented to and discussed with the Special Committee a preliminary financial analysis of the Revised October Proposal. Following discussion, the Special Committee resolved to respond to the October Proposal with a counterproposal contemplating an offer price equal to $3.25 per pre-split share of Common Stock, as detailed further below.
On November 21, 2025, the Special Committee sent a letter to the Company’s management stating that the Special Committee unanimously believed that the revised price per pre-split share of Common Stock was insufficient for the Special Committee to move forward with a positive recommendation to the Board of Directors, and proposed that the Company’s management revise the price to $3.25 per pre-split share of Common Stock. The Special Committee believed that the Company’s future earnings prospects and strategic position as a leading faith-based independent studio allow the Company to substantially increase the offer price, while preserving its operating and capital resource needs.
On November 25, 2025, the Company’s management sent a letter to the Special Committee indicating its agreement with the proposed price per pre-split share of $3.25 and offered to provide the Special Committee and its legal and financial advisors an update on the status of its process to obtain financing for the fractional share payments and related fees and expenses resulting from the Reverse Stock Split.
On December 3, 2025, the Company’s management team held a conference call with members of the Special Committee’s legal and financial advisors. The Company’s management team provided an overview of the financing terms and potential financing sources that the Company was engaged in discussions with. The Special Committee’s legal and financial advisors were provided with the opportunity to ask questions and request further information with respect to such financing.
On December 4, 2025, the Special Committee held a meeting with representatives of each of Goldman Sachs and Skadden to discuss a revision to the Company’s calculations of the price per pre-split share of Common Stock, specifically pertaining to the treatment of certain stock awards, which representatives from Goldman Sachs had notified and discussed with the Company on December 2, 2025, that such correction was required based on the proposed treatment of cash settlement of certain stock awards to avoid potential double-counting. Representatives of Goldman Sachs then presented to, and discussed with, the Special Committee an updated preliminary financial analysis reflecting such updated calculations. Following discussion, the Special Committee resolved to increase its prior proposal of $3.25 to $3.75 per pre-split share of Common Stock, which implied an enterprise value of $52.9 million. Following this resolution, the Special Committee sent a letter to the Company outlining the nature of its revised proposal and that it unanimously believed that the revised price per pre-split share of Common Stock was insufficient and that the Company’s management revise the price to $3.75 per pre-split share of Common Stock.
From early November 2025 through early December 2025, the Company’s management team held discussions with Messrs. Butler and Seals regarding the potential repurchase by the Company of all or a portion of Messrs. Butler and Seals’s equity interests in The Chosen Productions. On December 4, 2025, Willkie had a conference call with Messrs. Butler and Seals’s counsel, Latham & Watkins LLP (“Latham”) regarding the Post RSS Transaction.
On December 5, 2025, after careful consideration by, and meetings among the Company’s management and its advisors, the Company’s management responded to the Special Committee by email indicating that the Company’s management was supportive of the increase in the price per pre-split share of Common Stock from $3.25 to $3.75.

On December 10, 2025, Willkie corresponded with Latham and communicated that the price for the repurchase of all or a portion of Messrs. Butler and Seals’s equity interests would be based on the price per pre-split share of Common Stock amount of $3.75. Additionally, on December 12, 2025, Willkie delivered a draft of the form of repurchase agreement with Latham, and Latham delivered comments to such draft on December 15, 2025 that, among other things, conditioned the closing of the Post RSS Transaction on the closing of the Reverse Stock Split and expanded the scope of the representations. The Special Committee also shared comments to the draft of the form of repurchase agreement on December 17, 2025 that, among other things, conditioned the consummation of the Post RSS Transaction on the consummation of the Reverse Stock Split and expanded the scope of representations.
On December 15, 2025, the Company’s management team held a conference call with members of the Special Committee’s legal and financial advisors. The Company’s management team provided an updated overview of the financing terms and potential financing sources that the Company was engaged in discussions with in connection with the Reverse Stock Split. Following such meeting, representatives of Skadden and Goldman Sachs discussed with representatives of the Special Committee the certainty of the debt financing and the Reverse Stock Split. During such subsequent discussions, representatives of the Special Committee directed Skadden and Goldman Sachs to request that (i) executed financing commitment letters be in place prior to the filing of the preliminary proxy statement in connection with the Reverse Stock Split and (ii) the Company commit to undertaking the Reverse Stock Split if the requisite stockholder approval is obtained and the Financing Condition is satisfied. Skadden subsequently communicated such requests to Willkie and the Company’s management team. On December 17, 2025, the Board held a meeting at which such requests were discussed. The Board agreed that if the requisite stockholder approval was obtained and the Financing Condition satisfied, then the Company would undertake the Reverse Stock Split.
On December 19, 2025, the Company received a draft commitment letter from Aperture Media Partners, LLC, a subsidiary of Emigrant Bank (“Aperture”), pursuant to which Aperture committed to provide a non-revolving secured credit facility in an aggregate principal amount of up to approximately $41.3 million on the terms and subject to the conditions set forth in the debt commitment letter, subject to the execution and delivery of definitive loan documentation and satisfaction of customary conditions precedent. On December 20, 2025, following discussions between Willkie and the Company, Willkie had a conference call with Aperture regarding the terms of the draft commitment letter. Later that day, Willkie delivered comments to the draft commitment letter to Aperture. On December 23, 2025, Willkie received a revised draft of the debt commitment letter from Aperture and distributed a copy of the same to Skadden, who subsequently shared such draft with members of the Special Committee and Goldman Sachs.
On December 23, 2025, Latham confirmed that the draft Repurchase Agreement with respect to the repurchase of a portion of Mr. Butler’s equity interests in The Chosen Productions was in final form and communicated that Mr. Seals decided not to liquidate any of his equity interests in The Chosen Productions. On December 24, 2025, Latham explained to Willkie that Mr. Seals’s decision was based on his belief in the Company’s future success and long-term growth potential.
On December 30, 2025, the Special Committee requested that The Chosen Productions sign the Voting Agreement. After reviewing the Voting Agreement, The Chosen Productions agreed to the terms and conditions set forth therein and subsequently executed the Voting Agreement.
On December 30, 2025, the Special Committee held a meeting with representatives of each of Skadden and Goldman Sachs in attendance. At the meeting, the Special Committee reviewed and approved the updated financial projections, including certain refinements that were made since the November 20, 2025 meeting (the “Final Projections”) and, it was determined that at the Special Committee’s direction, the Final Projections be used and relied upon by Goldman Sachs as the basis for the rendering of its opinion and performing the financial analysis described in “— Opinion of Goldman Sachs.” On the same day, the Special Committee formally reviewed the specific terms of the Reverse Stock Split, the Post RSS Transaction and the proposed amendment to the Certificate of Incorporation for recommendation to the Board. Skadden reviewed the fiduciary duties of the Board in evaluating such a course of action. Goldman Sachs then reviewed with the Special Committee its financial analysis, based on the Final Projections. Representatives of Goldman Sachs then rendered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated December 30, 2025, to the Special Committee, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split was fair from a financial point of view to such holders.
Based on the reasons and analysis described later in this proxy statement, including a consideration of the advantages and disadvantages of and alternatives to the Reverse Stock Split, the Special Committee unanimously determined that the Reverse Stock Split is procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders, and that the $3.75 per-share cash amount constitutes fair consideration for those stockholders holding less than 173,750 shares of the Company’s Common Stock. The Special Committee also unanimously determined that the Post RSS Transaction is fair and in the best interests of the Company and our stockholders. As a result, the Special Committee unanimously recommended that the Board approve the Reverse Stock Split and Post RSS Transaction, and recommends to the Company’s stockholders approve the Reverse Stock Split.
Following the meeting of the Special Committee, representatives of Goldman Sachs delivered to the Special Committee a customary relationship disclosure letter.
On December 30, 2025, the Special Committee informed the Board of their determination that the Reverse Stock Split and the Post RSS Transaction are fair in the best interests of the Company and its stockholders, including the unaffiliated stockholders, as applicable, and its recommendation that the Board to approve the Reverse Stock Split and the Post RSS Transaction in order to reduce the number of the Company’s stockholders of record and thereby permit the Company to go private, as applicable. The Board of Directors determined by unanimous written consent in lieu of a meeting, dated as of December 31, 2025, that the Reverse Stock Split is in the best interests of the Company and its stockholders (including unaffiliated stockholders) and that the Reverse Stock Split is substantively and procedurally fair to the unaffiliated stockholders. The Board also determined that the Post RSS Transaction is fair and in the best interests of the Company and our stockholders. The Board of Directors unanimously approved the Reverse Stock Split and the $3.75 per share cash payment in lieu of fractional shares, and the Post RSS Transaction. The Board of Directors has reserved the right, in its discretion, to abandon the Reverse Stock Split in the event that the Financing Condition is not satisfied.
For a further discussion of fairness of the Reverse Stock Split and the Post RSS Transaction, see “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24 and “Special Factors — Opinion of Goldman Sachs” beginning on page 28.
Between December 30, 2025 and February 2, 2026, representatives of the Company engaged in discussions with representatives of CAS regarding the structure of, and collateralized obligations under, the non-revolving secured credit facility contemplated by the debt commitment letter executed with Aperture. As part of those discussions, CAS made an offer to the Company to, in lieu of the Company entering into such credit facility, advance certain amounts payable by CAS to the Company under (i) that certain Asset Purchase Agreement, dated as of May 13, 2024, between CAS and 5&2 Studios (the “Asset Purchase Agreement”), and (ii) that certain Amended and Restated Distribution License and Marketing Services Agreement, dated as of June 13, 2024, between CAS and 5&2 Studios (as amended by that certain First Amendment, dated as of September 30, 2024). Such advance was proposed to be made on substantially similar terms to the terms contemplated by the debt commitment letter executed with Aperture.
On February 3, 2026, CAS’s legal counsel delivered an initial draft of the Vendor Advance Agreement to Willkie. Between February 3, 2026 and February 20, 2026, representatives of the Company and CAS negotiated the terms of such agreement. On February 12, 2026, Willkie received a revised draft of the Vendor Advance Agreement from CAS’s legal counsel and distributed a copy of the same to Skadden, who subsequently shared such draft with members of the Special Committee and Goldman Sachs. On February 20, 2026 Willkie delivered a revised draft of the Vendor Advance Agreement to CAS’s legal counsel and on February 26, 2026, distributed a copy of the same to Skadden who subsequently shared such draft with members of the Special Committee and Goldman Sachs. Ultimately, the Company elected to proceed with the financing negotiated with CAS rather than the financing negotiated with Apeture due to the Company’s longstanding relationship with CAS and the preference of the Company’s management for the terms offered by CAS.
On March 2, 2026, the Company and CAS entered into the Vendor Advance Agreement, and the Company discontinued negotiations with Aperture.

Fairness of the Reverse Stock Split
Each of the Special Committee, the Board and the Company Affiliates fully considered and reviewed the terms, purpose, alternatives and effects of the Reverse Stock Split, and have determined that the Reverse Stock Split is procedurally and substantively fair to the unaffiliated stockholders. Each of the Special Committee, the Board and the Company Affiliates also fully considered the Post RSS Transaction and have determined that the Post RSS Transaction is fair and in the best interests of the Company and its stockholders.
The Board of Directors, upon the recommendation of the Special Committee unanimously approved the Reverse Stock Split and the Post RSS Transaction, and recommends that you vote “FOR” the Reverse Stock Split Proposal and the Adjournment Proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted. While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval.
Procedural Fairness
No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Reverse Stock Split or the Post RSS Transaction was retained by the Company, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services. In the course of the performance of its duties to consider the advantages, disadvantages, considerations and ramifications related to any potential “take private” transaction involving the Company, its controlling stockholders and their respective affiliates, and other potentially similar transactions available to the Company, the Special Committee, with particular attention on increasing cost efficiencies, considered the Company’s public company reporting status and the benefits and costs of a “going dark” transaction with a view towards developing the terms of such a transaction and any related transaction to make a recommendation to the Board. The Board believes that the Special Committee, whose members are each “independent directors” as defined in the listing standards of the Nasdaq Stock Market LLC and applicable SEC rules and disinterested vis-à-vis any potential “take private” transaction involving the Company, its controlling stockholders and their respective affiliates, including the Reverse Stock Split, was sufficient to protect the interests of unaffiliated stockholders. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the independent, disinterested and non-employee members of the Special Committee set out to protect unaffiliated stockholders by making a recommendation regarding the Reverse Stock Split that they deemed fair to the unaffiliated stockholders.
The Special Committee and the Board believe this Proxy Statement, along with our other filings with the SEC, including the Schedule 13E-3, if and when available, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Reverse Stock Split Proposal, and that no special provision for the review of our files was necessary. The Special Committee and the Board noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.
The Special Committee and the Board noted that affiliated and unaffiliated stockholders (and, indirectly, Mr. Butler) will be treated equally in the Reverse Stock Split and the Post RSS Transaction; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock of affiliated stockholders will not be completely cashed out in the Reverse Stock Split (other than, indirectly, Mr. Butler with respect to the Post RSS Transaction), though they will receive cash payment for their fractional shares to the extent their post-Reverse Stock Split shares are not evenly divisible by 173,750. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted. Furthermore, though a separate vote of the majority of the shares of our Common Stock outstanding as of the record date held by unaffiliated stockholders is not required under Delaware law, the Company intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. Finally, though unlikely, stockholders can potentially increase, divide, or otherwise adjust their existing holdings at any time prior to the Effective Date of the Reverse Stock Split, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.
The Special Committee determined to engage Skadden as its legal advisor because of its experience and expertise in both corporate and securities matters, including transactions similar to the Reverse Stock Split, and corporate governance and fiduciary matters. It also engaged Skadden because of its familiarity with the industry in which the Company operates. The Special Committee determined that there were no relationships that would impair Skadden’s ability to provide fully independent advice to the Special Committee.
Substantive Fairness
The Special Committee, the Board and the Company Affiliates considered, among other things, the factors listed below, including those noted above in “Special Factors — Advantages of the Reverse Stock Split” and “Special Factors — Disadvantages of the Reverse Stock Split, as well as the alternatives to the Reverse Stock Split as noted below in “Special Factors — Alternatives to Reverse Stock Split Considered,” in reaching their conclusions as to the substantive fairness of the Reverse Stock Split to the unaffiliated stockholders and the Post RSS Transaction to the Company and our stockholders. The Special Committee, the Board and the Company Affiliates did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although they particularly noted the opportunity in the Reverse Stock Split for stockholders to receive a fair price in cash for their shares, without incurring brokerage commissions (as applicable), as well as the significant anticipated cost and time savings for the Company resulting from the Reverse Stock Split, which will benefit any continuing stockholders. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Special Committee, the Board and the Company Affiliates in their determinations.
Future Cost and Time Savings.   By eliminating costs associated with our public reporting and other related obligations, the Company ultimately expects to realize recurring annual pre-tax cost savings of approximately between $3.5 million and $3.7 million. In addition, the Special Committee, the Board and the Company Affiliates noted that the Company would eliminate the substantial time and effort currently spent by the Company’s management and employees to prepare and review the reports it files with the SEC under the Exchange Act and the Sarbanes-Oxley Act, and after the Reverse Stock Split, management and our other employees will be able to reallocate this time and effort to other areas of our businesses and operations.
Opportunity to Liquidate Shares of Common Stock.   The Special Committee, the Board and the Company Affiliates considered the opportunity the Reverse Stock Split presents for stockholders owning less than 173,750 shares of our Common Stock to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (as applicable).
Limited Liquidity for the Company’s Common Stock.   The Special Committee, the Board and the Company Affiliates noted that the trading volume in our Common Stock has been, and continues to be, relatively limited. Accordingly, the Reverse Stock Split provides a large number of our record holders and beneficial holders with the opportunity to liquidate their holdings in a relatively limited trading market and receive a fair price in cash for their shares, without incurring brokerage commissions (as applicable).

Historical and Current Prices.   There is no established public trading market for the shares of our Common Stock. As such, the Special Committee, the Board and the Company Affiliates did not considered the historical market prices, recent trading activity or current market prices of our Common Stock. Due to such lack of regular trading, the Special Committee, the Board and the Company Affiliates were of the view that any pricing information could not be regarded as representative of actual transactions or as indicative of the fair market value of our Common Stock and therefore deemed such factors as immaterial and irrelevant to their fairness determination.
Prior Stock Purchases.   The Company has not made any purchases of shares of our Common Stock during the last two years. Accordingly, the Special Committee, the Board and the Company Affiliates did not consider the purchase price paid in previous purchases that would otherwise be required to be disclosed in response to Item 1002 (f) of Regulation M-A. Due to the lack of such sales, the Special Committee, the Board and the Company Affiliates were of the view that any pricing information could not be regarded as representative of actual transactions or as indicative of the fair market value of our Common Stock and therefore deemed such factors as immaterial and irrelevant to their fairness determination.
Opinion of Goldman Sachs.   The Special Committee considered the fact that the oral opinion of Goldman Sachs rendered to the Special Committee on December 30, 2025, which was subsequently confirmed by delivery of a written opinion dated December 30, 2025, to the Special Committee, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split was fair from a financial point of view to such holders. For a detailed discussion of Goldman Sachs’s opinion, please see the section entitled “Special Factors — Opinion of Goldman Sachs” and the fairness opinion of Goldman Sachs, which is attached as Annex B to this Proxy Statement.
Net Book Value and Liquidation Value.   The Special Committee, the Board and the Company Affiliates determined that liquidation value and the net book value had no relevance in light of the fact that we will remain as a continuing business and because the net book value of the Company’s assets do not necessarily reflect the value of its anticipated future cash flows, respectively. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from net book value. Accordingly, the Special Committee did not consider net book value and liquidation value and, therefore, deemed such factors as immaterial and irrelevant to their fairness determination.
Consideration in Post RSS Transaction.   The Special Committee, the Board and the Company Affiliates considered the per share consideration to be received by Mr. Butler in the Post RSS Transaction, which will equal the same $3.75 per share in cash paid to the Cashout Holders.
Going Concern Value.   In its evaluation of the Reverse Stock Split, Special Committee, the Board and the Company Affiliates did not establish, or consider, any quantified going concern value of the Company in connection with their fairness determination. The Special Committee, Board and the Company Affiliates did not believe that there was a single method for determining “going concern value” because the Company will have a significantly different capital structure following the Reverse Stock Split and the Post RSS Transaction. Rather, the Special Committee, the Board and the Company Affiliates believed that the projected future financial performance reflected in the financial projections for the Company, as more fully summarized in the section entitled “Special Factors — Projections,” provided an indication of the Company’s going concern value which the Special Committee, the Board and the Company Affiliates then considered, by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters as it continues to operate its business as currently conducted.
No Firm Offers.   Except as described in “Special Factors — Background to the Reverse Stock Split,” the Special Committee, the Board and the Company Affiliates are not aware of any firm offers during the past two (2) years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company. Due to the lack of such firm offers, the Special Committee, the Board and the Company Affiliates were of the view that any pricing information could not be regarded as representative of actual transactions or as indicative of the fair market value of our Common Stock, and, therefore, deemed such factors as immaterial and irrelevant to their fairness determination.

Advantages of the Reverse Stock Split
There are several advantages associated with the Reverse Stock Split, including the following:
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We expect to realize annual pre-tax cost savings of up to $3.7 million as a result of the termination of the registration of our shares of Common Stock under the Exchange Act.

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There is a relatively illiquid and limited trading market in our shares of Common Stock. Our smallest stockholders will have the opportunity to obtain cash for their shares at a price that we believe is fair, without incurring brokerage commissions (as applicable).

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The Reverse Stock Split will not be applied to our affiliates differently than unaffiliated stockholders. The sole determining factor as to whether a stockholder will be a continuing stockholder after the Reverse Stock Split is the number of shares of our Common Stock that they own on the Effective Date. However, because the number of shares held by a stockholder is a factor in determining affiliate status, as a practical matter, the stock of affiliated stockholders will not be completely cashed out in the Reverse Stock Split (other than, indirectly, Mr. Butler with respect to the Post RSS Transaction), though they will receive cash payment for their fractional shares to the extent their post-Reverse Stock Split shares are not evenly divisible by 173,750.

•
We will also save the significant amount of time and effort expended by our management and employees on the preparation of SEC filings and compliance with the Sarbanes-Oxley Act.

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Our business and operations are expected to continue following the Reverse Stock Split and Post RSS Transaction substantially as presently conducted.

See “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15 and “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24.
Disadvantages of the Reverse Stock Split
If the Reverse Stock Split occurs, there will be certain disadvantages to our stockholders, including the following:
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Stockholders owning less than 173,750 shares will no longer have any ownership interest in the Company and will no longer participate in any future earnings and growth or the annual savings that the Company anticipates it would experience by no longer being a public reporting company (up to $3.7 million annually).

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We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations, and financial performance.

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We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than general anti-fraud provisions).

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Because of the possible limited liquidity of our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Reverse Stock Split, and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

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Our directors, executive officers and 10% stockholders will no longer be required to file reports relating to their transactions in our shares of Common Stock with the SEC. In addition, our directors, executive officers and 10% stockholders will no longer be subject to the recovery of the short-swing profits provisions of the Exchange Act, and persons acquiring more than 5% of our shares of Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
We estimate that the cost of payment to the holders of fractional shares of our Common Stock, professional fees and other expenses (including any payments made to holders of interests under the Executive Interests Plan) of the Reverse Stock Split will total approximately $35.6 million. As a result, immediately after the Reverse Stock Split, our cash balances on hand will be reduced by the costs incurred in the Reverse Stock Split.
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The Reverse Stock Split will result in the suspension, and not the termination, of our filing obligations under the Exchange Act. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 12(g) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the Reverse Stock Split.

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Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split.

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The potentially reduced liquidity of our Common Stock may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

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Since our Common Stock will no longer be registered with the SEC, and we will not be filing the periodic reports and proxy statements required under the Exchange Act, it may be more difficult for us to raise equity capital from public or private sources.

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Our decision to deregister and cease reporting with the SEC could impair our image with customers, suppliers and other constituency.

See “Special Factors — Fairness of the Reverse Stock Split” beginning on page 24.
Opinion of Goldman Sachs
Goldman Sachs rendered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated December 30, 2025, to the Special Committee, that, as of December 30, 2025 and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated December 30, 2025, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this proxy statement. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the “take private” transaction involving the Company. Goldman Sachs’ opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Reverse Stock Split, or any other matter.
In connection with rendering the opinion described above and performing its related financial analysis, Goldman Sachs reviewed, among other things:
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the form of the amendment to the Company’s Certificate of Incorporation;

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the form of the Repurchase Agreement;

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Annual Reports on Form 10-K of the Company for the two years ended December 31, 2024;

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the Company’s amended registration statement on Form 10 filed with the Securities and Exchange Commission on May 23, 2023;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

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certain other communications from the Company to its stockholders; and

•
certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Special Committee (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; compared certain financial information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the television production and distribution industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate. For purposes of rendering its opinion, Goldman Sachs, with the consent of the Special Committee, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Special Committee that the Forecasts were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the Special Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by or in connection with the Reverse Stock Split and the Repurchase Agreement (the “Transaction”) will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the amendment to the Certificate of Incorporation will be approved by the Board of Directors in the form of the amendment to the Certificate of Incorporation provided to Goldman Sachs, that the Board of Directors will approve definitive financing to fund the payment of the cash payment in the Reverse Stock Split, and that the Transaction will be consummated on the terms set forth in the form of the amendment to the Certificate of Incorporation and the form of the Repurchase Agreement provided to Goldman Sachs, without the waiver or modification or inclusion of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the Cashout Holders of Series B Common Stock, as of the date of its opinion, of the $3.75 per share in cash to be paid to such holders pursuant to the Reverse Stock Split. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the amendment to the Certificate of Incorporation or Transaction, or any term or aspect of the Repurchase Agreement or any other agreement or instrument contemplated in connection with the amendment to the Certificate of Incorporation or entered into or amended in connection with the Transaction, including, any allocation of the aggregate consideration payable in the Reverse Stock Split and the Post RSS Transaction, including among the holders of Series A Common Stock and Series B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any securities (other than the Cashout Holders), creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due in connection with the Transaction or otherwise. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analysis
The following is a summary of the material financial analysis delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analysis performed by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 30, 2025, the last trading day before the public announcement of the Reverse Stock Split, and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analysis.   Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Series B Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.0% to 19.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value, as of September 30, 2025 (i) estimates of unlevered free cash flow for the Company for the fourth quarter of fiscal year 2025 through fiscal year 2035, as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from negative 5.0% to 5.0%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 4.0x to 26.3x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s total debt and debt-like items (including transaction expenses and amounts due, in cash, to the holders of Phantom Units upon the consummation of the Reverse Stock Split) and added the amount of the Company’s cash and cash equivalents, in each case, prepared by the management of the Company, as approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock, prepared by the management of the Company, as approved for Goldman Sachs’ use by the Special Committee, using the treasury stock method, to derive a range of illustrative present values per share of Series B Common Stock ranging from $3.00 to $3.83.
General.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of its analysis as a whole and did not attribute any particular weight to any factor considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analysis.
Goldman Sachs prepared this analysis for purposes of Goldman Sachs’ providing its opinion to the Special Committee as to the fairness from a financial point of view to the Cashout Holders of Series B Common Stock, as of the date of the opinion, of the $3.75 per share in cash to be paid to such holders pursuant to the Reverse Stock Split. This analysis does not purport to be an appraisal nor does it necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The $3.75 per share in cash was recommended by the Special Committee to the Board of Directors and approved by the Board of Directors. Goldman Sachs did not recommend any specific amount of consideration to the Company, the Special Committee or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Reverse Stock Split.
As described above, Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the Reverse Stock Split to the Board of Directors. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company and any of its affiliates and third parties, including Dallas Jenkins, Derral Eves, Richard R. Butler, Earl Seals, each a member of The Chosen Productions, a significant stockholder of the Company, The Chosen Productions, and any of their respective affiliates (collectively, “Relevant Parties”) or any currency or commodity that may be involved in the transactions contemplated by or in connection with the Transaction. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the “take private” transaction involving the Company. During the two-year period ended December 30, 2025, Goldman Sachs Investment Banking has not been engaged by the Company or its affiliates, including the Relevant Parties and their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
As of December 30, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investments (as defined below) in affiliates of Dallas Jenkins (excluding any Relevant Party and its other affiliates), (ii) no direct GS Principal Investments in affiliates of Derral Eves (excluding any Relevant Party and its other affiliates), (iii) no direct GS Principal Investments in affiliates of Earl Seals (excluding any Relevant Party and its other affiliates), (iv) no direct GS Principal Investments in The Chosen Productions and/or its affiliates (excluding any Relevant Party and its other affiliates), and (v) no direct GS Principal Investments in the Company and/or its affiliates (excluding any Relevant Party and its other affiliates).
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking. For purposes of this section of the proxy, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below: GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument. Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the “take private” transaction. Pursuant to the an engagement letter between the Special Committee and Goldman Sachs dated July 7, 2025, as amended by that certain amendment, dated as of November 6, 2025 (the “GS Engagement Letter”), the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with a “take private” transaction involving the Company. The GS Engagement Letter provides for a transaction fee of $2.5 million, all of which is contingent upon consummation of a “take private” transaction involving the Company. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Additional Presentations by Goldman Sachs
In addition to the presentation made to the Special Committee on December 30, 2025 described above, Goldman Sachs also made various preliminary presentations to the Special Committee on March 21, 2025, November 20, 2025 and December 4, 2025. Copies of these written preliminary presentations and a copy of the presentation made to the Special Committee on December 30, 2025 have been filed as exhibits (c)(i) – (c)(v) to the Schedule 13E-3 filed with the SEC in connection with the proposed “take private” transaction involving the Company. These written preliminary presentations and the presentation made to the Special Committee on December 30, 2025 will be available to any interested stockholder of the Company (or any representative of a stockholder who has been so designated in writing) to inspect and copy at the Company’s principle executive offices during regular business hours.
None of the various preliminary presentations to the Special Committee, alone or together, constitute or form the basis for, an opinion of Goldman Sachs. Information contained in the various preliminary presentations is substantially to the information provided in Goldman Sachs’ presentation to the Special Committee on December 30, 2025, as described above. A summary of the written preliminary presentations is provided below. The following summary, however, does not purport to be a complete description of the written preliminary presentations or of the preliminary financial analyses performed by Goldman Sachs.
The March 21, 2025 materials presented to the Special Committee contained, among other information, an overview of the Company, its corporate structure and funding, a description of the Company’s business segments, operational benchmarking of various financial measures, a review and summary of the preliminary financial forecasts of the Company then provided by the Company’s management (as more fully described in the section entitled “Special Factors — Projections” beginning on page 39) and a review of process considerations.
The November 20, 2025 materials presented to the Special Committee contained, among other information:
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an overview of the October Proposal;

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an overview of the Revised October Proposal;

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a summary of the preliminary financial forecasts of the Company then provided by the Company’s management;

•
a review and comparison of certain financial information for the Company to corresponding financial information for selected publicly traded pure play companies with operations that Goldman Sachs considered similar to certain operations of the Company;

•
a preliminary illustrative discounted cash flow analysis of the Company similar to that described above under “— Summary of Financial Analyses — Illustrative Discounted Cash Flow Analysis”; and

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a preliminary selected transaction analysis of the Company in which Goldman Sachs analyzed certain information relating to the acquisition of Hasbro Inc.’s Entertainment One film and TV business by Lions Gate announced in December 2023. For this selected transaction, Goldman Sachs calculated and compared the implied enterprise value of Hasbro Inc.’s Entertainment One film and TV business based on the consideration paid in the transaction as a multiple of such business’s last 12 month EBITDA (“LTM EBITDA”, and such multiple, “EV / LTM EBITDA”) based on information in public filings, press releases and investor relations documents. This preliminary analysis implied an EV / LTM EBITDA multiple of 6.0x. Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference illustrative EV / LTM EBITDA multiple of 6.0x to the Company’s estimated 2025 adjusted EBITDA, as reflected in the Forecasts, to derive an implied enterprise value for the Company. Goldman Sachs then deducted the amount of the Company’s total debt and debt-like items (including transaction expenses and amounts due, in cash, to the holders of Phantom Units upon the consummation of the Reverse Stock Split) and added the amount of the Company’s cash and cash equivalents, in each case, prepared by the management of the Company, as approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by a number of fully diluted outstanding shares of Common Stock, prepared by the management of the Company (prior to its correction in the December 4, 2025 meeting of the Special Committee as described in the section entitled “Special Factors — Background of the Reverse Stock Split”), using the treasury stock method, to derive an illustrative implied value per share of Series B Common Stock of $1.33. While Hasbro Inc.’s Entertainment One film and TV business is not directly comparable to the Company, it is a business with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.
The December 4, 2025 materials presented to the Special Committee contained, among other information:
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an overview of the Company’s management proposal of $3.25 per share in cash to be paid to each Cashout Holder;

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a summary of the Forecasts then provided by the Company’s management;

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a review and comparison of certain financial information for the Company to corresponding financial information for selected publicly traded pure play companies with operations that Goldman Sachs considered similar to certain operations of the Company;

•
a preliminary illustrative discounted cash flow analysis of the Company similar to that described above under “— Summary of Financial Analyses — Illustrative Discounted Cash Flow Analysis”; and

•
a preliminary selected transaction analysis of the Company similar to that described above under “— Additional Presentations by Goldman Sachs.” The analysis indicated an illustrative implied value per share of Series B Common Stock of $1.56, using the number of fully diluted outstanding shares of Common Stock, prepared by the management of the Company, as approved for Goldman Sachs’ use by the Special Committee.

The preliminary financial analyses in these preliminary presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to the Company until December 30, 2025.
Recommendation of the Special Committee
The Special Committee determined that the $3.75 per share price was fair to, and in the best interests of, the Company’s unaffiliated security holders. In reaching this determination, the Special Committee considered a number of factors, including in particular the financial analyses performed by Goldman Sachs in connection with the fairness opinion it delivered to the Special Committee. Among other analyses, Goldman Sachs performed a discounted cash flow analysis, which indicated an implied equity value per share range for the Company ranging from $3.00 to $3.83 per share and which the Special Committee determined was particularly relevant in making its fairness determination. The Special Committee noted that the $3.75 per share price fell toward the higher end of the implied equity value per share range derived from Goldman Sachs’ discounted cash flow analysis, which the Special Committee considered supportive of its determination that the per share price was fair to the Company’s unaffiliated security holders from a financial point of view. For a detailed discussion of Goldman Sachs’s opinion and financial analyses, please see the section entitled “Special Factors — Opinion of Goldman Sachs.”

The Special Committee did not adopt Goldman Sach’s fairness opinion or the analysis underlying that opinion as its own in determining the fairness of the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split. Instead, Goldman Sachs’s analysis and opinion were among a wide variety of factors reviewed and considered by the Special Committee in its evaluation of the fairness of the Reverse Stock Split and the Post RSS Transaction. Notwithstanding the use of Cashout Holders in the Goldman Sachs’ analysis and opinion, the Special Committee, the Board and the Company Affiliates viewed the Cashout Holders as substantially similar to the unaffiliated security holders within the meaning of Item 1014 of Regulation M-A and for purposes of their fairness determination under Item 1014 of Regulation M-A. All unaffiliated security holders within the meaning of Item 1014 of Regulation M-A are also Cashout Holders.
Based on the foregoing analyses, including a consideration of the advantages and disadvantages of the Reverse Stock Split, at a meeting held on December 30, 2025, the Special Committee (which is comprised of four independent, disinterested non-employee directors of the Board) unanimously determined that the Reverse Stock Split is procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders. The Special Committee also determined that the Post RSS Transaction is fair and in the best interests of the Company and its stockholders. As a result, the Special Committee unanimously recommended that the Board approve the Reverse Stock Split and Post RSS Transaction, and recommends to our stockholders approve the Reverse Stock Split.
Recommendation of the Board of Directors
The Board did not adopt Special Committee’s analysis as its own in determining the fairness of the $3.75 per share in cash to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split. Instead, the Special Committee’s analysis were among a wide variety of factors reviewed and considered by the Board in its evaluation of the fairness of the Reverse Stock Split and the Post RSS Transaction.
Based on the foregoing analyses, including a consideration of the advantages and disadvantages of the Reverse Stock Split, the Board of Directors determined by unanimous written consent in lieu of a meeting dated as of December 31, 2025, that the Reverse Stock Split is procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders. The Board also determined that the Post RSS Transaction is fair and in the best interests of the Company and its stockholders As a result, the Board of Directors recommends that you vote “FOR” the Reverse Stock Split Proposal and “FOR” the Adjournment Proposal.
Alternatives to Reverse Stock Split Considered
The Special Committee and our Board of Directors each considered other methods of effecting a transaction to deregister our Common Stock, but ultimately rejected each of these alternatives and determined that the Reverse Stock Split was preferable to the other alternatives. See “Special Factors — Background of the Reverse Stock Split” beginning on page 16.
When considering the various alternatives to the Reverse Stock Split, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 300 record owners of our Common Stock, thus allowing us to achieve our objective of terminating registration of our Common Stock under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.
Issuer Tender Offer.   Under this alternative, we would offer to purchase a set number of shares of our Common Stock according to a specific timetable. Because of the requirement in an issuer tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our Common Stock to reduce the number of record holders of our Common Stock to fewer than 300. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a Reverse Stock Split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 300, we would have to resort to a Reverse Stock Split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish the objective of a deregistration transaction under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the Reverse Stock Split.
Odd Lot Tender Offer.   Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our Common Stock. Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 300. While the time frame for completing an odd lot tender offer could be shorter than the period of time involved in accomplishing a Reverse Stock Split and could be less expensive, our Special Committee and our Board of Directors opted for the Reverse Stock Split because of the lack of assurance that an odd lot tender offer would produce the intended result.
Merger into an Operating Company or Sale of Substantially All Assets of the Company.   As described in “— Background of the Reverse Stock Split” and below, the Company has, in the past year, reviewed and explored strategic alternatives with a goal of seeking greater value for the Company’s stockholders, including to identify whether third parties would have any interest in a potential sale of all or substantially all of the assets of the Company or merger of the Company. Notwithstanding these efforts, the Company has been unsuccessful in attracting interest in such a mutually agreeable strategic transaction with potential buyers. Based on its knowledge of industry participants, extensive past outreach and the Company’s current financial performance, the Board believed continuing to search for strategic alternatives for the Company in its current state was not likely to enhance stockholder value at this time. Further, this alternative would take an extended amount of time while likely incurring significant legal and audit fees to complete, and, there would be no assurance that a potential buyer would be found or, if found, such potential buyer would proceed to completion of the acquisition.
Purchase of Shares on the Open Market.   Given the lack of any public market for our securities, we do not have the ability to make periodic repurchases of our Common Stock in the open market.
Maintaining the Status Quo.   The Special Committee and the Board of Directors also considered maintaining the status quo. In that case, the Company would continue to incur the significant expenses of being an SEC reporting company, including retaining the employee base necessary to comply with the Company’s SEC reporting obligations, without enjoying the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity, business credibility and the ability to use its common stock as currency for acquisitions. However, the Special Committee and the Board of Directors believed that becoming a private company would be in the best interests of our stockholders and rejected this alternative.
For the reasons discussed above, the Special Committee and our Board of Directors each unanimously agreed that the Reverse Stock Split was the most expeditious and economical way of undertaking a deregistration transaction.
Effects of the Reverse Stock Split
Generally
The Board of Directors is soliciting stockholder approval for the Reverse Stock Split. If approved by the stockholders and implemented by the Board of Directors, we anticipate that the Reverse Stock Split will be effected as soon as possible after the date of the Annual Stockholders Meeting, on the date the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or on such later date that the Company may specify in such Certificate of Amendment.
At the Annual Stockholders Meeting, stockholders are being asked to approve a proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split. A copy of the proposed form of amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A.
If the Reverse Stock Split is completed, the following will occur:
The number of issued and outstanding shares of our Common Stock will be reduced proportionately based on the Reverse Stock Split ratio of 1-for-173,750.

The number of authorized shares of Common Stock will not be reduced. Consequently, the number of authorized but unissued shares of Common Stock will increase as a result of the Reverse Stock Split.
The number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plan will be reduced proportionately based on the Reverse Stock Split ratio of 1-for-173,750.
Each share of Common Stock held by a stockholder of record owning fewer than 173,750 shares immediately prior to the Effective Date will be converted into the right to receive $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share. Following such conversion, such stockholders will no longer be a stockholder of the Company.
Certain executive officers, directors, and employees of the Company that are holders of Phantom Units, which were issued under the Executive Interests Plan, will be issued cash payments, in an amount equal to $3.75 (subject to any applicable U.S., federal, state and local withholding tax), without interest, per Phantom Unit.
Each share of Common Stock held by a stockholder of record owning 173,750 shares or more immediately prior to the Effective Date will represent 0.000576% of a share of Common Stock after completion of the Reverse Stock Split. To the extent any stockholder, including any affiliated stockholder, owns a number of pre-split shares that is greater than 173,750 but is not evenly divisible by 173,750, then the fractional shares of such stockholder (including any affiliated stockholder) resulting from the Reverse Stock Split would be cashed out at $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-Reverse Stock Split share.
We expect to have fewer than 300 stockholders of record of our Common Stock following the Reverse Stock Split and, therefore, to be eligible to terminate registration of our Common Stock with the SEC, which would suspend our obligation to continue filing annual and periodic reports and other filings required under the federal securities laws that are applicable to public reporting companies and potentially eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.
There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our Common Stock prior to the Reverse Stock Split and our Common Stock after the Reverse Stock Split.
Effects on the Company
Upon completion of the Reverse Stock Split, it is anticipated that we will have fewer than 300 stockholders of record and will therefore be eligible to terminate the registration of our Common Stock with the SEC and become a non-reporting company. In determining whether the number of our stockholders of record falls below 300 as a result of the Reverse Stock Split, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. Based on information available to us as of the record date, we expect that as a result of the Reverse Stock Split the number of our stockholders of record would be reduced to a sole stockholder, The Chosen Productions.
The registration of our Common Stock may be terminated upon application by us to the SEC if there are fewer than 300 stockholders of record of our Common Stock. If the reverse split is consummated and, as expected, we will have fewer than 300 stockholders of record, we intend to promptly file with the SEC a Form 15 making a certification to that effect. Our obligation to file periodic and current reports as a result of our Common Stock’s registration under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15. After the 90-day waiting period following the filing of the Form 15:
•
our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act also will be terminated;

•
our executive officers, directors and 10% stockholders will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit recapture provisions of Section 16 thereof, as well as many of the provisions of the Sarbanes-Oxley Act; and

•
persons acquiring more than 5% of our Common Stock no longer will be required to report their beneficial ownership under the Exchange Act.

However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we once again will become subject to the reporting requirements of the Exchange Act. Also, we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.
Following the Reverse Stock Split, our obligation to file periodic and other filings with the SEC will be suspended and we will no longer be required to publicly file audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance, and our continuing stockholders may have access to less information about us and our business, operations and financial performance. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings as permitted under and in conformity with applicable Delaware law, and will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.
We anticipate that following the Reverse Stock Split we will continue to operate as we have done prior to the Reverse Stock Split.
The Reverse Stock Split is estimated to result in the retirement of approximately 5,585,229 shares of Common Stock at a cost of $3.75 per share. Including expenses for the Reverse Stock Split, the Company estimates that the total cost of the Reverse Stock Split to us, including fees and expenses for the various legal and financial advisers, will be approximately $35.6 million. The consideration to be paid to holders of fractional shares and participants in the Executive Interests Plan, and the other costs of the Reverse Stock Split will be paid from the funds received by the Company in connection with the satisfaction of the Financing Condition. See “Special Factors — Sources of Funds and Expenses” on page 50.
There is no established public trading market for our Common Stock, but the resulting lack of public information concerning the Company may further reduce the liquidity of our Common Stock.
Effects on the Cashed-Out Unaffiliated Stockholders
Stockholders holding fewer than 173,750 shares of Common Stock immediately prior to the Effective Date will cease to be stockholders of the Company. They will lose all rights associated with being our stockholder, such as the right to attend and vote at stockholder meetings and receive dividends and distributions. These stockholders will receive the right to be paid $3.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each share of Common Stock owned immediately prior to the Reverse Stock Split. These stockholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges. Within five (5) business days after the Effective Date, the Company expects that its transfer agent, Equiniti, acting in the capacity of exchange agent, will send to each stockholder of record a notice of the filing of the amendment to the Certificate of Incorporation and a cash payment in respect of such stockholder’s fractional shares (subject to any applicable U.S. federal, state and local withholding tax), without interest.
The number of shares of Common Stock held by a stockholder of record in two or more separate but identical accounts will be combined to determine the number of shares of our Common Stock owned by such stockholder and, accordingly, whether the stockholder will be a cashed-out stockholder or a continuing stockholder. Shares held by stockholders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately, and will not be combined with individual accounts in determining whether a stockholder will be a cashed-out stockholder or a continuing stockholder. If you are in this situation and desire to remain one of our stockholders after the Reverse Stock Split, you may consolidate your holdings into one record holder account prior to the Effective Date.

Effects on the Affiliated Remaining Stockholders
Our affiliates, consisting of directors, executive officers and 10% stockholders, will participate in the Reverse Stock Split to the same extent as non-affiliates. However, because the number of shares held by a stockholder is a factor in determining whether a stockholder has affiliate status, as a practical matter affiliated stockholders will not be completely cashed out in the Reverse Stock Split (other than other than, indirectly, Mr. Butler with respect to the Post RSS Transaction), though they will receive cash payment for their fractional shares to the extent their post-Reverse Stock Split shares are not evenly divisible by 173,750.
The Chosen Productions, our controlling stockholder, controls the Company through the ownership of all of our Series A Common Stock and, therefore, approximately 55% of the Company’s issued and outstanding Common Stock, and 92.5% of our voting power.
Upon the effectiveness of the Reverse Stock Split (but prior to the consummation of the Post RSS Transaction), the aggregate number of shares of our Common Stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the Reverse Stock Split ratio of 1-for-173,750 and, as a result of the reduction of the number of shares of Common Stock outstanding by approximately 44.6%, our shares of Common Stock will be held 100% by a sole stockholder, The Chosen Productions. The increase in the ownership percentage of our shares of Common Stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based upon information we received as of December 1, 2025 from our transfer agent, Equiniti, as to our record holders. The number of shares to be cashed out in the Reverse Stock Split may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our current directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Reverse Stock Split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the Effective Date. Like all other remaining stockholders, these affiliates also are likely to experience reduced liquidity of their shares of Common Stock.
As we noted above, we ultimately expect to realize recurring annual pre-tax cost savings approximately between $3.5 million and $3.7 million annually as a result of the Reverse Stock Split. Our continuing stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors — Purposes of and Reasons for the Reverse Stock Split” beginning on page 15. Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.
Our current directors, executive officers and 10% stockholders have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including their participation in the Executive Interests Plan pursuant to which they will receive cash payments in connection with the Reverse Stock Split and the Post RSS Transaction. As a result of the Reverse Stock Split, our directors and executive officers will receive cash payments in the following amounts: (i) Brad Pelo, our President, will receive a cash payment of approximately $2.8 million, (ii) JD Larsen, our Chief Financial Officer, will receive a cash payment of approximately $566,000, (iii) David Stidham, our Senior Vice President and General Counsel, will receive a cash payment of approximately $397,000, and (iv) our independent directors, Cris Doornbos, Matt Rearden, Brooke Asiatico and David Bagheri, will each receive a cash payment of approximately $425,000. Each of Dallas Jenkins and Derral Eves, who serve as directors, will not receive cash payments in connection with the Reverse Stock Split and the Post RSS Transaction. See “Special Factors — Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction” beginning on page 48.
Our net book value per share as of September 30, 2025 was approximately $3.59 (calculated by dividing total equity as of September 30, 2025 by the total shares outstanding as of such date). The table below provides an overview of The Chosen Productions’ interest in the Company’s net book value and net income for the nine months ending September 30, 2025 prior to and immediately after consummation of the Reverse Stock Split, based on the historical net book value of the Company for the nine months ending September 30, 2025 and the net income of the Company for the same period, as if the Reverse Stock Split were completed on such date. The following assumes a price per share of the Company’s Common Stock of $3.59, which implies an aggregate equity value for The Chosen Productions’ investment in the Company of approximately $24.9 million.

	Ownership Prior to the Reverse Stock Split		Ownership After the Reverse Stock Split
The Chosen Productions ($ in thousands)	Net Book Value	Net Income	Net Book Value	Net Income
	$24,963	$17,878	$45,024	$32,246
	55.4%	55.4%	100.0%	100.0%
Projections
The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth below in order to provide our stockholders access to selected non-public unaudited prospective financial information that was prepared by the Company’s management in connection with the evaluation of the Reverse Stock Split and that was provided to the Special Committee and the Board in connection with their evaluation of the Reverse Stock Split and to Goldman Sachs and approved by the Special Committee for use and reliance by Goldman Sachs in connection with its financial analyses and opinion as summarized in the section of this proxy statement entitled “Special Factors — Opinion of Goldman Sachs.”
The financial projections were not prepared with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections. Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The financial projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.
While presented with numerical specificity, the Company’s financial projections are based on both external and internal assumptions and estimates, all of which are difficult to predict and many of which are beyond the Company’s control. The estimates and assumptions that the Company’s management believed to be material are below. The Company used a combination of actual historical performance and future expectations to develop the financial projections.

•
The Company assumed that certain external factors will remain materially the same as of the time the projections were provided. Such external factors include industry performance, the market and demand for the Company’s existing and new products, including television series, films and merchandise, the competitive environment and other general business, economic, regulatory, market and financial conditions.

•
Internal assumptions and estimates include economic growth consistent with recent years, including continued expansion and growth, particularly in production of new television series and films, and new business activities such as merchandising, events and experiences, as explained below.

•
Total revenues are based on the assumptions below:

◦
In fiscal year 2026, the Company projects total revenue to increase from a forecasted $225 million in 2025 to a forecasted $291.2 million representing a 29% increase in total forecasted revenue. Increases in forecasted revenue are mostly attributable to an 83 percent increase in production services revenue related to the addition of a second live action production filmed concurrently with the main series. Increases in production services are projected to be partially offset by a 100 percent decline in theatrical revenue in 2026 and a 9.5 percent decline in licensing revenue. Declines in theatrical revenue are attributable to no new theatrical releases planned for 2026 compared to the successful season 5 theatrical release in 2025. Declines in licensing revenue attributable to the timing of the release of season 6 in 2026/2027 compared to the release of season 5 in 2025. Merchandise sales are projected to grow moderately at 9.9 percent based on historical trends and planned product launches.

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In fiscal year 2027, the Company projects total revenue to increase from a forecasted $291.2 million to a forecasted $354 million. Increases in forecasted revenue are mostly due to an increase in theatrical revenue of $111.9 million partially offset by a $72.8 million, or 43 percent decline in production services revenue. Theatrical revenue increases are attributable to the planned global release of the season 6 finale as a feature film compared to no theatrical releases in 2026. Declines in production services revenue represent timing of production content development and filming. Licensing and distribution revenue is projected to increase by $12 million, or 21.5 percent related to the timing of the release of content. Merchandise sales are projected to grow moderately at 8.8 percent based on historical trends and planned product launches.

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In fiscal year 2028 and 2029, the Company projects total revenues to increase moderately by 6.9 percent and 1.2 percent, respectively. As the Company delivers the final season of the Chosen in 2028 and transitions to develop new content in 2029, the Company projects revenue will begin to moderate. Increases in production services in 2029 associated with new content development and production will be mostly offset by declines in theatrical and licensing revenue from The Chosen main series.

The information is not factual and should not be relied upon as being indicative of actual future results. The factors above cannot be quantified in any practicable manner given the variables within each factor.
The financial projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, they are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company’s management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. The financial projections are not indicative of current values or future performance, which may be significantly more favorable or less favorable. The Company cautions that no representations can be made as to the accuracy of these financial projections or to the Company’s ability to achieve the projected results. Some assumptions inevitably will not materialize. Since the financial projections cover multiple years, such information by its nature becomes less predictive with each successive year. Further, events and circumstances occurring subsequent to the date on which these financial projections were prepared may be different from those assumed or, alternatively, may have been unanticipated and, thus, the occurrence of these events may affect financial results in a material and possibly adverse manner. Furthermore, the financial projections do not necessarily reflect current estimates or assumptions the Company’s management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared.
Except as otherwise noted, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The Company does not intend to update or revise any of the financial projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events. The financial projections are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Readers of this proxy are urged to review the Company’s most recent SEC filings for additional information on factors which may cause the Company’s future financial results to materially vary from the unaudited financial projections. In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2024. None of the financial projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved. The inclusion of the financial projections in this Proxy Statement should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

The following table sets forth the March 2025 Projections prepared by the Company’s management and considered by the Special Committee to inform its view of valuation in assessing future proposals (if any) for a Management Buy-Out.
($ in millions)
	2025E	2026E	2027E	2028E	2029E
	Dec-25	Dec-26	Dec-27	Dec-28	Dec-29
Revenue
Production	95.8	175.7	102.9	106.4	170.1
Theatrical	26.0	0.0	111.9	115.8	73.9
Licensing & Distribution	61.8	55.9	67.9	74.0	49.8
Merchandising	35.2	38.7	42.1	45.4	47.5
Events / Other	6.2	20.9	29.2	37.0	38.6
Total Revenue	225.0	291.2	354.0	378.7	379.9
Expenses
Programming Costs	63.1	146.3	66.3	111.9	165.2
Theatrical Costs	23.7	0.0	96.6	100.1	31.8
Licensing & Distribution Costs	50.8	34.1	47.7	42.4	44.9
Content Expense	137.5	180.4	210.6	254.4	241.9
Merchandising Costs	25.3	25.8	28.0	30.0	31.2
Events / Other Costs	5.6	13.0	15.6	18.1	16.7
Sales, Marketing & Distribution Costs	2.5	3.3	3.0	1.3	0.0
G&A Costs	27.1	27.7	28.3	28.7	29.3
Other Expenses	60.5	69.7	74.9	78.1	77.2
Total Expenses	198.0	250.1	285.4	332.5	319.1
EBITDA	26.9	41.1	68.6	46.2	60.8
(-) Non-controlling interest	(0.3)	2.8	3.6	6.3	8.0
(+) Donations	0.0	0.0	0.0	0.0	0.0
(+) Purchase Discounts/Rebates	0.0	0.0	0.0	0.0	0.0
Adj. EBITDA	27.3	38.3	65.0	39.9	52.8
FREE CASH FLOW
Adj. EBITDA	27.3	38.3	65.0	39.9	52.8
(+) Additional D&A	1.0	4.2	5.9	7.1	7.2
(+) Tax Incentive	0.0	4.5	4.0	3.5	3.0
(-) Capital Expenditures	(26.4)	(19.0)	(32.0)	(16.3)	(4.6)
Unlevered Free Cash Flow	1.9	28.0	43.0	34.2	58.4
The following table sets forth the financial projections, which constitutes the Final Projections, prepared by the Company’s management and considered by the Special Committee and the Board and approved by the Special Committee for use and reliance by Goldman Sachs in connection with its financial analyses and opinion as summarized in the section of this proxy statement entitled “Special Factors — Opinion of Goldman Sachs”:

Overview of Financial Projections
$ in millions
	5&2 Studios Projections
FYE 31-Dec	Q4 2025E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Production Services Revenue	$38	$145	$94	$67	$67	$138	$77	$66	$67	$138	$77	$66
Licensing and Distribution Revenue	$6	73	20	70	94	25	25	27	—	23	25	27
Consumer Products and Experiences Revenue	$9	25	39	37	38	33	36	37	38	34	31	32
Total Revenue	$53	$242	$153	$174	$199	$196	$138	$129	$105	$195	$133	$125
Production Services COGS	$(34)	$(130)	$(76)	$(61)	$(56)	$(120)	$(64)	$(60)	$(56)	$(120)	$(64)	S(60)
Licensing and Distribution COGS	$(1)	(57)	(15)	(58)	(78)	(18)	(19)	(20)	—	(17)	(19)	(20)
Consumer Products and Experiences COGS	$(7)	(19)	(32)	(28)	(29)	(25)	(28)	(28)	(29)	(25)	(23)	(24)
Total COGS	$(41)	$(206)	$(122)	$(148)	$(163)	$(163)	$(111)	$(108)	$(85)	$(163)	$(106)	$(104)
Production Services Gross Profit	$4	$14	$18	$6	$11	$18	$13	$6	$11	$18	$13	$6
Licensing and Distribution Gross Profit	5	16	5	12	15	7	6	7	—	6	6	7
Consumer Products and Experiences Gross Profit	3	6	7	9	9	8	8	8	8	8	8	8
Total Gross Profit	$11	$36	$31	$27	$36	$33	$27	$21	$20	$32	$27	$21
Production Services SG&A	$(1)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(4)	$(4)	$(4)	$(4)
Licensing and Distribution SG&A	—	—	—	—	—	—	—	—	—	—	—	—
Consumer Products and Experiences SG&A	(1)	(6)	(6)	(6)	(6)	(7)	(7)	(7)	(7)	(7)	(7)	(8)
Segment SG&A	$(2)	$(9)	$(9)	$(9)	$(10)	$(10)	$(10)	$(10)	$(11)	$(11)	$(11)	$(12)
Total Segment Income	$9	$27	$22	$18	$26	$23	$17	$10	$9	$21	$16	$9
Corporate SG&A	$(6)	$(24)	$(19)	$(20)	$(20)	$(19)	$(16)	$(15)	$(14)	$(13)	$(12)	$(12)
Adj. EBITDA	$3	$3	$3	$(2)	$6	$4	$1	$(4)	$(5)	$8	$4	$(2)
Unlevered Free Cash Flow
	5&2 Studios Projections											Terminal Year
FYE 31-Dec	Q4 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Adj. EBITDA	$3	$3	$(2)	$6	$4	$1	$(4)	$(5)	$8	$4	$(2)	$1
(-) Cash Taxes	—	—	—	(0)	(0)	—	—	—	—	—	—	—
(-) Capital Expenditures	(3)	(5)	(1)	(1)	(5)	(1)	(1)	(1)	(1)	(1)	(1)	—
(-/+) Change in NWC	8	(4)	4	(2)	(0)	(3)	2	7	4	(0)	(1)	—
(-) Non-recurring G&A	(3)	(4)	(3)	(2)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	—
(-) Creative Content Development (JV)	—	(3)	(0)	(0)	(0)	(0)	—	—	—	—	—	—
(-/+) Cash Bonus Accrual Catch-up	(3)	—	—	—	—	—	—	—	—	—	—	—
(-/+) Working Capital Hedge	(3)	4	4	—	—	—	—	—	—	—	—	—
Operating Free Cash Flow	$(1)	$(9)	$3	$1	$(2)	$(3)	$(4)	$1	$11	$2	$(4)	$1
(+) Installment Payments	—	22	44	—	—	—	—	—	—	—	—	—
(-) Cash Taxes on Installment Payments	—	—	(5)	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow	$(1)	$14	$41	$1	$(2)	$(3)	$(4)	$1	$11	$2	$(4)	$1
Following the decision by the Company to no longer pursue the Management Buy-Out, the Company decided to explore the possibility of taking the company private through the Reverse Stock Split. Concurrent with this decision, the Company updated the March 2025 Projections. Relative to the March 2025 Projections,

the Final Projections were extended a total of 10 years and were revised to reflect management’s updated view of the business outlook. Specific differences and adjustments are noted below:
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The Final Projections reflect a lower volume slate of content such that only projects funded by Come-and-See Foundation (“CAS”) were included, as well as the removal of unscripted and animated series. The number of co-productions were also adjusted to be released every other year starting in 2029 (instead of being released every year in the March 2025 Projections). Lastly, ancillary revenue was reduced by approximately 50% to reflect management’s revised view of the value and likelihood of these revenue streams.

•
The Final Projections reflect a downward revision of Adjusted EBITDA estimates due to compressed contribution margin from ancillary segments, and lower volume slate of content. These revisions were partially offset by reduced corporate SG&A consistent with the lower scale of the business throughout the projections, although general operating expenses remain consistent with the March 2025 Projections’ estimates, ultimately resulting in lower Adjusted EBITDA margins. The March 2025 Projections included installment payments within Adjusted EBITDA which was re-cast to a free cash flow item in the Final Projections.

•
The Final Projections reflect management’s inclusion of working capital forecasts (including a hedge), additional non-recurring cash G&A expenses, and creative development capital expenditures, all of which were previously not reflected in the March 2025 Projections.

Conduct of Our Business after the Reverse Stock Split
Except as otherwise described in this Proxy Statement (including with respect to the Reverse Stock Split and the Post RSS Transaction), neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization, or any other material change in our corporate structure or business. We expect to conduct our business and operations after the Effective Date in substantially the same manner as currently conducted.
Richard R. Butler, a member of The Chosen Productions, our controlling stockholder, has agreed to sell, after the consummation of the Reverse Stock Split, a portion of his indirect economic interests in the Company at the same per-share price of $3.75 per share that is being issued in connection with the Reverse Stock Split (the “Post RSS Transaction”) pursuant to the Repurchase Agreement. Mr. Butler is the indirect owner of approximately 19.2% of the interests in The Chosen Productions, which amounts to an indirect economic ownership in the Company of approximately 10.6% or 1,334,393 shares of Common Stock. Mr. Butler has agreed to sell 1,066,667 shares of his indirect beneficial ownership in the Post RSS Transaction, pursuant to the Repurchase Agreement. Mr. Butler will continue to be an equity holder of The Chosen Productions at the time of the Reverse Stock Split, and following the Reverse Stock Split, the Company will be 100% owned by The Chosen Productions. Following the Reverse Stock Split, upon the satisfaction of the conditions to the consummation of the Post RSS Transaction, The Chosen Productions will first distribute to Mr. Butler a number of shares of the Company’s Common Stock with a value equal to the value of Mr. Butler’s membership interests in The Chosen Productions to effectively redeem his equity interests in The Chosen Productions, then, immediately after such distribution, Mr. Butler has agreed to sell such shares of the Company’s Common Stock to the Company. After giving effect to the Reverse Stock Split and the Post RSS Transaction, Mr. Butler will be a beneficial owner of approximately 4.6% of The Chosen Productions and the Company (because The Chosen Productions will be the sole shareholder of the Company following the RSS Transaction). The consummation of the Post RSS Transaction is subject to the following mutual conditions: (i) the filing by the Company of an amendment to the Certificate of Incorporation effecting the Reverse Stock Split, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional share following the Reverse Stock Split, (ii) The Chosen Productions and Mr. Butler have complied in all material respects with their respective obligations under The Chosen Productions’ Limited Liability Company Agreement, (iii) each of The Chosen Productions and Mr. Butler’s respective representations and warranties shall have been true and correct as of the date of the Repurchase Agreement and as of the consummation of the Post RSS Transaction, and (iv) receipt by the Company or one of its subsidiaries of immediately available funds equal to the Milestone Payment contemplated by Section 2.06(b)(ii) of the Asset Purchase Agreement for completion and delivery of Season 6 of the Series. After the consummation of the Post RSS Transaction, The Chosen Productions will continue to own 100% of the shares of Common Stock in the Company. See the Repurchase Agreement, which is attached as Annex C to this Proxy Statement.
Except as described in this Proxy Statement with respect to the use of funds to finance the Reverse Stock Split, the Post RSS Transaction and related costs, and our plans to deregister our Common Stock under the Exchange Act, the Reverse Stock Split and the Post RSS Transaction are not anticipated to have a material effect upon the conduct of our business. We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate.
We intend to continue to explore from time to time acquisitions and other business opportunities to expand or strengthen our businesses. In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of continuing stockholders after the consummation of the Reverse Stock Split and the Post RSS Transaction. We may also explore opportunities for business combinations in which the Company may be acquired or our stockholders would not constitute a majority of the stockholders of the surviving corporation. There are currently no plans to enter into any such transactions or any other transactions that would require stockholder approval. In addition, our executive officers and directors are expected to retain their respective positions with us following the Reverse Stock Split.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material U.S. federal income tax consequences to the Company and its stockholders of the Reverse Stock Split. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their Common Stock as a capital asset. This section does not apply to a stockholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold their Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate or gift tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”).
A “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Common Stock other than a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the Reverse Stock Split generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult their own tax advisor as to the U.S. federal, state, local and foreign income tax consequences of the Reverse Stock Split.
THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISOR

AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.
Tax Consequences of the Reverse Stock Split to U.S. Holders
Stockholders Not Receiving Cash in the Reverse Stock Split
A U.S. Holder that does not receive any cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in their Common Stock as such holder had immediately prior to the Reverse Stock Split.
Stockholders Receiving Cash in Exchange for Common Stock in the Reverse Stock Split
A U.S. Holder’s receipt of cash in exchange for Common Stock in the Reverse Stock Split generally will be a taxable transaction to such holder for
U.S. federal income tax purposes. Under the relevant stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in us, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to such holder. Each of the Section 302 tests is described in more detail below.
In determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account both Common Stock actually owned by such holder and any Common Stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these constructive ownership rules, a U.S. Holder generally will be considered to own Common Stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A U.S. Holder generally will also be considered to own Common Stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related person has an interest.
If any of the Section 302 tests are satisfied with respect to a U.S. Holder, and an exchange of Common Stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the Common Stock exchanged in the Reverse Stock Split. Gain or loss must be calculated separately with respect to each block of shares of Common Stock exchanged in the Reverse Stock Split. Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant shares of Common Stock have been held for more than one year on the date of the Reverse Stock Split. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 20%. There may also be an additional 3.8% net investment income tax applicable to certain holders. Certain limitations apply to the deductibility of capital losses.
Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution from us in an amount equal to the cash received by such holder in the Reverse Stock Split. We cannot determine prior to the consummation of the Reverse Stock Split the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes. To the extent that the amount of a distribution received by a U.S. Holder with respect to the Reverse Stock Split exceeds such holder’s share of our current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the Common Stock exchanged in the Reverse Stock Split and any remainder generally should be treated as capital gain from the sale or exchange of the Common Stock. If certain holding period and other requirements are satisfied, dividends are currently taxable at a maximum rate of 20% for individual U.S. Holders. To the extent that a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split is treated as a dividend, such holder’s adjusted tax basis in the Common Stock exchanged therefor generally should be added to the tax basis of any Common Stock retained by such holder.

A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the Reverse Stock Split may be eligible for the dividends received deduction, subject to certain limitations. In addition, any amount received by a corporate U.S. Holder that is treated as a dividend for U.S. federal income tax purposes generally will constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s Common Stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend. Each corporate stockholder is urged to consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the Reverse Stock Split.
Section 302 Tests
A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:
Complete Termination.   A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally will result in a “complete termination” of such holder’s interest in us if, in connection with the Reverse Stock Split, either (i) all of the Common Stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of Common Stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of Common Stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such Common Stock under procedures described in Section 302(c) of the Code.
Substantially Disproportionate Redemption.   A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all Common Stock exchanged for cash in the Reverse Stock Split as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all Common Stock exchanged for cash in the Reverse Stock Split as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning Common Stock owned directly as well as indirectly through application of the constructive ownership rules described above.
Not Essentially Equivalent to a Dividend.   In order for a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split to qualify as “not essentially equivalent to a dividend”, such holder must experience a “meaningful reduction” in their proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a U.S. Holder’s exchange of Common Stock pursuant to the Reverse Stock Split will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
Each stockholder is urged to consult their own tax advisor as to the application of the Section 302 tests to such stockholder under its particular circumstances.
Tax Consequences of the Reverse Stock Split to Non-U.S. Holders
The U.S. federal income tax rules governing Non-U.S. Holders are complex, and the following is a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the Reverse Stock Split. Each Non-U.S. Holder is urged to consult their own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the Reverse Stock Split.
A Non-U.S. Holder that does not receive any cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes.
A payment to a Non-U.S. Holder in the Reverse Stock Split that is treated as a distribution to such holder with respect to its Common Stock generally will be subject to U.S. federal income tax withholding at a 30% rate. Accordingly, as described below, the depositary will withhold 30% of any gross payments made to a

Non-U.S. Holder with respect to the Reverse Stock Split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.
If a Non-U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) we are or have been a United States real property holding corporation (a “USRPHC”) and certain other requirements are satisfied. A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). We do not believe that we are (or have been) a USRPHC within the last five years.
U.S. Federal Income Tax Withholding Requirements for All Stockholders
As stated above, the depositary will withhold an amount of U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the Reverse Stock Split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a Non-U.S. Holder claiming a reduction in (or exemption from) such tax must provide the depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides the depositary with an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or other applicable or successor form).
Equiniti, acting in the capacity of exchange agent, will withhold federal and state taxes pursuant to applicable federal and state law for any shareholder who has not provided a tax identification number, and will file the applicable form(s) (including Forms 1099 or 1099B, to the extent applicable) and remit any withheld taxes to the IRS and/or appropriate state revenue agencies. Equiniti will report organizational actions based on the effective date of the organizational action regardless of when payment is actually made, unless the Company provides an issuer statement, pursuant to IRC §6045B that states a different reporting period should apply. Equiniti may apply a thirty (30) day grace period for withholding obligations if a tax identification number has been provided for the shareholder.
Tax Consequences of the Reverse Stock Split to the Company
The Reverse Stock Split generally should be treated as a tax-free “recapitalization” for U.S. federal income tax purposes, in which case the Company should not recognize any gain or loss for such purposes. As of December 31, 2024, the Company did not have any federal and state net operating losses.
Qualified Small Business Stock Considerations
Section 1202 may permit certain non-corporate taxpayers to exclude up to 100% of eligible gain recognized on the sale or exchange of “qualified small business stock” (“QSBS”) if the stock is held for more than five years. Generally, QSBS treatment turns on several factors, including that the company is a domestic C corporation, the stock is acquired at original issuance, the company’s aggregate gross assets do not exceed $50 million ($75 million depending on the issuance date) at and immediately after the time of issuance, the company has been engaged in an active business, and the company is engaged in a “qualified trade or business.” Any exclusion is also subject to a per-issuer limitation on the amount of gain eligible for exclusion, which is generally equal to the greater of $10 million ($15 million depending on the issuance date) or 10 times the taxpayer’s basis in the stock.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, which made certain changes to Section 1202, including increasing the aggregate gross asset threshold to $75 million and increasing the per-issuer limitation to $15 million for stock issued on or after the date of the legislation’s enactment. The new law also introduced a tiered exclusion based on a three-to five-year holding period (e.g., 50% if held for three years, 75% if held for four years, and 100% if held for five years). The rules enacted under the OBBBA do not apply to stock issued prior to July 4, 2025.
On November 29, 2022, The Chosen Productions converted from a Utah limited liability company to a Delaware corporation. From that date forward, the holding period for any QSBS eligibility with respect to stock received in the conversion (and any subsequent original issuances) would generally be measured from the date the corporate stock was issued. Eligibility and any applicable exclusion percentage or cap would be determined pursuant to the Section 1202 rules in effect prior to the enactment of the OBBBA.
The Company cannot assure that any stock in The Chosen Productions will qualify as QSBS or that any stockholder will be entitled to any exclusion. This summary is provided for general information only, does not constitute tax advice, and should not be relied upon by any stockholder. Each stockholder should consult their own tax advisor regarding the U.S. federal, state, local, and non-U.S. tax consequences of an investment in The Chosen Productions’ stock, including the potential application of Section 1202 before and after the enactment of the OBBBA on July 4, 2025.
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons; Post RSS Transaction
Our current directors, executive officers and 10% stockholders have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. The Chosen Productions, our controlling stockholder, controls the Company through the ownership of all of our Series A Common Stock and, therefore, approximately 55% of the Company’s outstanding Common Stock. In addition, our Series A Common Stock are entitled to ten (10) votes per share and our Series B Common Stock are entitled to one (1) vote per share, resulting in The Chosen Productions controlling 92.5% of our voting power. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted. While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval.
Certain of our directors and executive officers own interests arising from Phantom Units issued to such individuals under the Executive Interests Plan, which will be settled in cash as a result of the Reverse Stock Split pursuant to the terms of the Executive Interests Plan. These differing interests may create actual or potential conflicts of interest in evaluating and recommending the Reverse Stock Split or the Post RSS Transaction. Under the Executive Interests Plan, participating directors and executive officers hold Phantom Units that track the value of shares of our Series B Common Stock but do not represent actual shares of our Series B Common Stock. In connection with the Reverse Stock Split, and in accordance with the terms of the Executive Interests Plan and the applicable award agreements under the Executive Interests Plan, the outstanding unvested Phantom Units held by these individuals will become fully vested and be cancelled and cashed out, subject to continuous employment with the Company through the closing of the Reverse Stock Split. The Reverse Stock Split has been determined to be a qualifying sale event under the Executive Interests Plan. As a result, the Reverse Stock Split will provide such individuals with liquidity, certainty of value, and elimination of future market and business risk associated with continued equity participation. The Board of Directors, the Company Affiliates and the Special Committee were aware of these Phantom Units and the treatment of such interests under the Executive Interests Plan and considered them, along with all other relevant factors, in evaluating and approving the Reverse Stock Split and Post RSS Transaction, and in determining that the Reverse Stock Split is fair to, and in the best interests of, to the unaffiliated stockholders, and that the Post RSS Transaction is fair to, and in the best interests of, the Company and our stockholders.

The proposed Reverse Stock Split and anticipated SEC deregistration after the split are a Rule 13E-3 Transaction. Accordingly, the Company and The Chosen Productions, our controlling stockholder filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the SEC concurrently herewith related to the Reverse Stock Split and subsequent planned SEC deregistration. You may obtain such Schedule 13E-3 without charge through the SEC website at www.sec.gov.
Upon the effectiveness of the Reverse Stock Split (but prior to the consummation of the Post RSS Transaction), the aggregate number of shares of our Common Stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the Reverse Stock Split ratio of 1-for-173,750, and, as a result of the reduction of the number of shares of Common Stock outstanding by approximately 44.6%, our shares of Common Stock will be held 100% by a sole stockholder, The Chosen Productions. The increase in the ownership percentage of our shares of Common Stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based upon information we received as of December 1, 2025 from our transfer agent, Equiniti, as to our record holders. The number of shares to be cashed out in the Reverse Stock Split may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Reverse Stock Split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the Effective Date. See also “Special Factors — Effects of the Reverse Stock Split — Effects on the Affiliated Remaining Stockholders” beginning on page 38.
Directors, executive officers and any stockholders who own more than 10% of the outstanding shares of our Common Stock will experience certain advantages after the Reverse Stock Split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” recapture provisions under Section 16 of the Exchange Act, and information regarding their compensation and stock ownership will no longer be publicly available. In addition, by deregistering shares of our Common Stock under the Exchange Act subsequent to the consummation of the Reverse Stock Split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers. However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Special Committee or the Board of Directors in evaluating the benefits of the Reverse Stock Split.
Richard R. Butler, a member of The Chosen Productions, our controlling stockholder, has agreed to sell, after the consummation of the Reverse Stock Split, a portion of his indirect economic interests in the Company at the same per-share price of $3.75 per share that is being issued in connection with the Reverse Stock Split (the “Post RSS Transaction”) pursuant to the Repurchase Agreement. Mr. Butler is the beneficial owner of approximately 19.2% of the interests in The Chosen Productions, which amounts to an indirect beneficial ownership in the Company of approximately 10.6% or 1,334,393 shares of Common Stock. Mr. Butler has agreed to sell 1,066,667 shares of his indirect beneficial ownership in the Post RSS Transaction, pursuant to the Repurchase Agreement. Mr. Butler will continue to be an equity holder of The Chosen Productions at the time of the Reverse Stock Split, and following the Reverse Stock Split, the Company will be 100% owned by The Chosen Productions. Following the Reverse Stock Split, upon the satisfaction of the conditions to the consummation of the Post RSS Transaction, The Chosen Productions will first distribute to Mr. Butler a number of shares of the Company’s Common Stock with a value equal to the value of Mr. Butler’s membership interests in The Chosen Productions to effectively redeem his equity interests in The Chosen Productions, then, immediately after such distribution, Mr. Butler has agreed to sell such shares of the Company’s Common Stock to the Company. After giving effect to the Reverse Stock Split and the Post RSS Transaction, Mr. Butler will be a beneficial owner of approximately 4.6% of The Chosen Productions and the Company (because The Chosen Productions will be the sole shareholder of the Company following the RSS Transaction). The consummation of the Post RSS Transaction is subject to the following mutual conditions: (i) the filing by the Company of an amendment to the Certificate of Incorporation effecting the Reverse Stock Split, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional share following the Reverse Stock Split, (ii) The Chosen Productions and Mr. Butler have complied in all material respects with their respective obligations under The Chosen Productions’ Limited Liability Company Agreement, (iii) each of The Chosen Productions and Mr. Butler’s respective representations and warranties shall have been true and correct as of the date of the Repurchase Agreement and as of the consummation of the Post RSS Transaction, and (iv) receipt by the Company or one of its subsidiaries of immediately available funds equal to the Milestone Payment contemplated by Section 2.06(b)(ii) of the Asset Purchase Agreement for completion and delivery of Season 6 of the Series. After the consummation of the Post RSS Transaction, The Chosen Productions will continue to own 100% of the shares of Common Stock in the Company. See the Repurchase Agreement, which is attached as Annex C to this Proxy Statement.
Except as described above in this section, none of our affiliates has any interest, direct or indirect, in the Reverse Stock Split other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of shares of our Common Stock and there are no agreements with affiliates to purchase shares of our Common Stock upon consummation of or subsequent to the Reverse Stock Split or otherwise with respect to the Reverse Stock Split.
Sources of Funds and Expenses
Based on information that we have received as of December 1, 2025 from our transfer agent, Equiniti, as well as our estimates of other Reverse Stock Split expenses, we believe that the total cash requirement of the Reverse Stock Split to us will be approximately $35.6 million. This amount includes approximately $20.9 million needed to cash out fractional shares, approximately $9.6 million needed to satisfy the Company’s obligations to employees, directors and service providers under the Executive Interests Plan, approximately $5 million of legal, accounting and financial advisory fees, approximately $100,000 for transfer agent costs and other costs, including costs of printing and mailing, to effect the Reverse Stock Split. This total amount could be larger or smaller depending on, among other things, the number of fractional shares of our Common Stock that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders.
The consideration to be paid to stockholders for fractional shares, along with payments for related fees and expenses associated with the Reverse Stock Split, will be funded by the definitive financing received by the Company from CAS pursuant to the Vendor Advance Agreement in satisfaction of the Financing Condition, together with cash on hand and receipt by the Company of the Milestone Payment contemplated by Section 2.06(b)(ii) of the Asset Purchase Agreement for completion and delivery of Season 6 of the Series. There can be no assurance that definitive financing to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split will be available, and thus no assurance that the Financing Condition will be satisfied or the Reverse Stock Split will be consummated. The Company has entered into the Vendor Advance Agreement, pursuant to which, among other things, CAS will advance certain payments to be made to the Company. The advance under the Vendor Advance Agreement shall bear interest at a per annum rate equal to approximately 7.25%. The interest rate will increase by 2% if the conditions to CAS’ obligation to pay the amounts under the Asset Purchase Agreement that are to be advanced under the Vendor Advance Agreement are not satisfied prior to July 31, 2027. The advance is secured by the Company’s rights in and to the Collateral Program. The Company intends to satisfy the conditions to CAS’ obligation to pay the amounts under the Asset Purchase Agreement that are to be advanced under the Vendor Advance Agreement prior to July 31, 2027. Upon completion and delivery of Season 7 of the Series, the advance, together with any interest accrued thereon, will be offset against the Season 7 payments due from CAS to the Company. If the Season 7 payments exceed the advance plus accrued interest, CAS must pay the balance to the Company. If the advance plus accrued interest exceeds the Season 7 payments, the Company must repay the shortfall to CAS upon demand. The Vendor Advance Agreement remains subject to conditions precedent and subsequent to funding, including among other things, approval of a majority of the votes cast by the holders of the Disinterested Shares of the Reverse Stock Split. See “Certain Financing Arrangements — Description of the Vendor Advance Agreement” on page 50. The consummation of the Reverse Stock Split is conditioned upon satisfaction of the Financing Condition.
Certain Financing Arrangements — Description of the Vendor Advance Agreement
This section summarizes the material terms of the Vendor Advance Agreement, pursuant to which CAS will advance certain payments to be made by CAS to the Company in an aggregate amount of up to approximately $24.7 million under specified agreements with the Company to finance the cash consideration payable in lieu of fractional shares in the Reverse Stock Split and to pay related transaction fees and expenses.

The summary below does not purport to be complete and is qualified in its entirety by reference to the Vendor Advance Agreement filed as an exhibit to the Schedule 13e-3, which we are filing concurrently herewith.
The advance is expected to be fully provided in connection with the consummation of the Reverse Stock Split.
The advance is expected to bear interest at a per annum rate equal to approximately 7.25%. The interest rate will increase by 2% if the conditions to CAS’ obligation to pay the amounts under the Asset Purchase Agreement that are to be advanced under the Vendor Advance Agreement are not satisfied prior to July 31, 2027.
The Credit Facility will be secured by the Company’s rights in and to the Collateral Program. The Company currently expects to satisfy the conditions to CAS’ obligation to pay the amounts under the Asset Purchase Agreement that are to be advanced under the Vendor Advance Agreement prior to July 31, 2027. Upon completion and delivery of Season 7 of the Series, the advance, together with any interest accrued thereon, will be offset against the Season 7 payments due from CAS to the Company. If the Season 7 payments exceed the advance plus accrued interest, CAS must pay the balance to the Company. If the advance plus accrued interest exceeds the Season 7 payments, the Company must repay the shortfall to CAS upon demand.
The obligation of CAS to fund the advance is subject to the approval of a majority of the votes cast by the holders of the Disinterested Shares of the Reverse Stock Split. The Vendor Advance Agreement also contains customary provisions regarding CAS’ expenses and indemnification.
The Company believes the Vendor Advance Agreement is on terms it considers customary and reasonable for an advance secured by future production deliveries and that it provides sufficient committed funds, together with cash on hand and receipt by the Company of the Milestone Payment contemplated by Section 2.06(b)(ii) of the Asset Purchase Agreement for completion and delivery of Season 6 of the Series, to consummate the Reverse Stock Split and pay related fees and expenses, subject to satisfaction of its conditions precedent.
Stockholder Approval
The holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote, represented in person or by proxy will constitute a quorum for the purpose of approving the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into a voting agreement (the “Voting Agreement”), dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted. While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. Our current directors and executive officers have indicated that they intend to vote the shares of our Common Stock over which they have voting control (including shares held by certain of their affiliates, 6,950,000 shares, or approximately 55% of the issued and outstanding shares of our Common stock eligible to vote at the Annual Stockholders Meeting and 92.5% of our voting power) “FOR” the Reverse Stock Split Proposal and “FOR” the Adjournment Proposal.
The Board of Directors has reserved the right, in its discretion, to abandon the Reverse Stock Split in the event that the Financing Condition is not satisfied. However, the Board cannot abandon the Reverse Stock

Split if it is approved by stockholders at the Annual Stockholders Meeting and the Financing Condition is satisfied. See “Special Factors — Termination of the Reverse Stock Split” on page 51.
Effective Date
The Reverse Stock Split will become effective on the date the Company files a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware or such later effective date as may be specified in such Certificate of Amendment. We intend to effect the Reverse Stock Split as soon as possible after the Reverse Stock Split is approved by our stockholders, subject to final authorization by our Board of Directors of definitive financing to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split. The Reverse Stock Split is estimated to result in the retirement of approximately 5,585,229 shares of Common Stock.
The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15. The deregistration of shares of our Common Stock under Section 12(g) of the Exchange Act will take effect ninety (90) days after the filing of the Form 15. We intend to file the Form 15 promptly after the amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. See “Special Factors — Effects of the Reverse Stock Split” beginning on page 35.
Termination of the Reverse Stock Split
The Board of Directors has reserved the right, in its discretion, to abandon the Reverse Stock Split in the event that the Financing Condition is not satisfied. There can be no assurance that definitive financing to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split will be available, and thus no assurance that the Financing Condition will be satisfied or the Reverse Stock Split will be consummated. Even if the Reverse Stock Split is approved by stockholders at the Annual Stockholders Meeting, the Board of Directors may determine not to implement the Reverse Stock Split in the event that the Financing Condition is not satisfied. See “Special Factors — Sources of Funds and Expenses” on page 50.
However, the Board cannot abandon the Reverse Stock Split if it is approved by stockholders at the Annual Stockholders Meeting and the Financing Condition is satisfied.
Process for Payment for Fractional Shares
Stockholders owning fewer than 173,750 shares of our Common Stock on the Effective Date will receive $3.75 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of Common Stock, without interest.
For purposes of determining ownership of shares of our Common Stock on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records.
Within five (5) business days after the Effective Date, the Company expects that its transfer agent, Equiniti, acting in the capacity of exchange agent, will send to each stockholder of record a notice of the filing of the amendment to the Certificate of Incorporation and a cash payment in respect of such stockholder’s fractional shares (subject to any applicable U.S. federal, state and local withholding tax), without interest.
Shares of our Common Stock acquired in connection with the Reverse Stock Split will be restored to the status of authorized but unissued shares.
No service charge, brokerage commission, or transfer tax will be payable by our stockholder in connection with the cash out of fractional shares of our Common Stock in the Reverse Stock Split.
At any time following the three (3) year anniversary of the Effective Date and upon written demand by the Company, Equiniti shall deliver to the Company any portion of the payment not disbursed to the stockholders and thereafter such stockholders shall be entitled to look only to the Company (subject to abandoned property, escheat or other similar laws) as general creditor thereof with respect to the funds payable in respect of the applicable fractional shares.

Voting Agreement
The Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D, which is incorporated by reference in this proxy statement in its entirety. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. The Chosen Productions has also agreed to vote in favor of any proposal to adjourn the Annual Stockholders Meeting solicit additional proxies in favor of the approval of the Reverse Stock Split Proposal.
No Appraisal or Dissenters’ Rights
Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split.
Potential Anti-Takeover Effects of Amendment
Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split, that may be used as an anti-takeover mechanism. Because the proposed amendment to the Certificate of Incorporation will result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the number of outstanding shares of our Common Stock after the Reverse Stock Split, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of our authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means.
As stated above, in the event of a Reverse Stock Split, we have no present intent to use the relative increase in the number of authorized but unissued shares of our Common Stock for anti-takeover purposes, and the proposed amendments are not part of a plan by the Board of Directors to adopt a series of anti-takeover provisions. We are not aware of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no present intent to authorize the issuance of additional shares of Common Stock to discourage these efforts if they were to arise.
Escheat Laws
The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares of Common Stock are cashed out and whose addresses are unknown to us, generally will have a certain period of time from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three (3) years. Following the expiration of that three (3)-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws that call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period that must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments will be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals Related to Reverse Stock Split
The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with the relevant federal securities laws and the DGCL.
Litigation Related to Reverse Stock Split
There is no ongoing litigation related to the Reverse Stock Split.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains certain forward-looking statements concerning, among other things, our anticipated results, and future plans and objectives that are or may be considered to be “forward-looking statements.” The words “believe”, “expect”, “anticipate”, “should”, “could” and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:
•
the completion of the Reverse Stock Split and Post RSS Transaction, including obtaining the required stockholder approvals and satisfaction of the Financing Condition, and the termination of the registration of the Company’s Common Stock under the Exchange Act and the suspension of the Company’s SEC reporting requirements;

•
the estimated number of shares of the Company’s common stock to be cashed-out in the Reverse Stock Split;

•
the expected cost to the Company of the Reverse Stock Split and the Post RSS Transaction, including the estimated amount to be paid to cash-out the holders immediately prior to the effective time of the Reverse Stock Split;

•
the cost savings that the Company expects to realize following the consummation of the Reverse Stock Split; and

•
the percentage of the outstanding shares of the Company’s Common Stock owned by the Company’s affiliates following the completion of the Reverse Stock Split.

These expectations are based upon many assumptions that we believe to be reasonable, but such assumptions ultimately may prove to be materially inaccurate or incomplete, in whole or in part and, therefore, undue reliance should not be placed on them. Several factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: the reactions of our customers, suppliers and other persons with whom we do business prior to the Reverse Stock Split; the effects of the Reverse Stock Split on the market for our Common Stock; general global and economic conditions; and other factors recited from time to time in our filings with the SEC. In light of the uncertainty inherent in our forward-looking statements, you should not consider their inclusion to be a representation that the forward-looking statements will be achieved. In evaluating forward-looking statements, you should consider all these risks and uncertainties, together with any other risks described in our other reports and documents furnished or filed with the SEC, and you should not place undue reliance on those statements. We assume no obligation for updating any forward-looking statements, whether as a result of new information, future events, or otherwise. However, to the extent that there are any material changes in the information contained in this Proxy Statement, the Company will promptly disclose the changes as and to the extent required by applicable law and the rules and regulations of the SEC.

INFORMATION ABOUT THE COMPANY
Certain Information Concerning the Company, the Company’s Directors and Executive Officers and the Filing Persons
The Filing Persons are each of (i) 5&2 Studios, Inc. the subject company, (ii) The Chosen Productions, LLC, our controlling stockholder, (iii) Dallas Jenkins, our Chief Creative Officer and member of The Chosen Productions, LLC, (iv) Derral Eves, our Chief Strategy Officer and member of the Chosen Productions LLC, (v) Brad Pelo, our President, and (vi) JD Larsen, our Chief Financial Officer. The business address of each Filing Person officer of the Company is c/o 5&2 Studios, Inc., 8291 Baucum Road Midlothian, TX 76065 and the business telephone number is (833) 924-673-6500.
The name of each director and executive officer of the Company is set forth below. See “Proposal No. 1 — Election of Directors” for biographical information about each of our directors and executive officers, beginning on page 68.
Board of Directors
Derral Eves
Dallas Jenkins
Cris Doornbos
Matt Rearden
Brook Asiatico
David Bagheri
Executive Officers
Brad Pelo
JD Larsen
David Stidham
The address of each director and executive officer of the Company is c/o 5&2 Studios, Inc., 8291 Baucum Road Midlothian, TX 76065.
The Chosen Productions, LLC
The purpose of The Chosen Productions, LLC, a Utah limited liability company, is solely related the management of the Company, and such activities as are necessary, incidental or appropriate in connection therewith. As of immediately prior to the Reverse Stock Split and the RSS Transaction, The Chosen Productions, our controlling stockholder, controls the Company through the ownership of all of our Series A Common Stock and, therefore, approximately 55% of the Company’s outstanding Common Stock and 92.5% of the Company’s voting power.
Derral Eves and Dallas Jenkins are the members of The Chosen Productions. See “Proposal No. 1 — Election of Directors” for biographical information about Messrs. Eves and Jenkins, beginning on page 68.

CORPORATE GOVERNANCE
Introduction
The Company has in place a comprehensive corporate governance framework that reflects the corporate governance requirements and the rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.
The Company has adopted a Code of Business Conduct and Ethics, the full text of which is available for your review in the Governance section of our website at https://gifts.thechosen.tv/pages/governance and which also are available in print to any stockholder upon written request to the Corporate Secretary.
Director Independence
Our Board of Directors currently consists of six (6) members. Our board of directors has determined that four (4) members of the Board, Cris Doornbos, Matt Rearden, Brooke Asiatico and David Bagheri, are “independent directors” as defined in the listing standards of the Nasdaq Stock Market LLC and applicable SEC rules. James Bisenius also served as an independent director until his resignation from the Board of Directors in May 2024. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making the determinations as to the independence of our directors, our Board of Directors reviewed and discussed information provided by the directors and the Company with regard to each director’s relationships as they may relate to the Company and its management.

BOARD OF DIRECTORS AND COMMITTEES
Board of Directors
In February 2018, each of Derral Eves and Dallas Jenkins was elected as a director and continues to serve as a director. In December 2022, each of Cris Doornbos, Matt Rearden, Brook Asiatico and David Bagheri was elected as a director and continues to serve as a director. James Bisenius also served as a director from December 2022 – May 2024.
Upon recommendation of the Board of Directors, the Board of Directors nominated Derral Eves, Dallas Jenkins, Brooke Asiatico, Cris Doornbos, Matt Rearden, and David Bagheri for election as a director.
The Board of Directors held 11 meetings in Fiscal Year 2024. In Fiscal Year 2024, each of the directors attended or participated in over 90% or more of the aggregate of (i) the total number of regularly scheduled meetings of the Board of Directors held during the period in which each such director served as a director and (ii) the total number of regularly scheduled meetings held by all committees of the Board of Directors during the period in which each such director served on such committees.
Directors are encouraged to attend the Company’s Annual Stockholders Meeting, via video link.
Board of Directors Leadership Structure and Risk Oversight Role
Dallas Jenkins, our Chairman of the Board, provides overall leadership to the Board of Directors. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Currently, the roles of Chief Creative Officer and Chairman are served by the same person. Cris Doornbos serves as the Board’s lead independent director. Under our Corporate Governance Guidelines, the lead independent director’s duties include (i) coordinating the activities of the non-management directors and independent directors, (ii) consulting with the Chairman in the preparation of Board meeting schedules and agendas, (iii) serving as the principal liaison between the Company and the independent directors, (iv) being available for consultation and communication with stockholders as appropriate, and (v) performing such other duties as may be assigned from time to time by the Board. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the optimal Board leadership structure may vary as circumstances warrant.
The Board of Directors as a whole, and through its committees, has responsibility for the oversight of risk management, including the review of the policies with respect to risk management and risk assessment. With the oversight of the full Board of Directors, the Company’s management is responsible for the day-to-day management of the material risks the Company faces. The Board of Directors is required to satisfy to itself that the risk management process implemented by management is adequate and functioning as designed.
The Finance and Audit Committee oversees certain aspects of risk management and reports its respective findings to the full Board of Directors on a quarterly basis and as is otherwise needed. The Finance and Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the risk-related internal controls, internal investigations and security risks.
Insider Trading Policy
The Company has not adopted any insider trading policies or procedures governing the purchase, sale and/or other dispositions of its securities by directors, officers and employees. This is reasonable in view of the Board of Directors, as there is no established public market for the Company’s Common Stock. During the year ended December 31, 2024, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.
Stockholder Communications
Stockholders and other interested parties may contact the Board of Directors or individual members of the Board of Directors by writing to them in care of the Corporate Secretary, 5&2 Studios, Inc., 8291 Baucum

Road, Midlothian, TX 76065. The Corporate Secretary will forward all correspondence received to the Board of Directors or the applicable director from time to time.
Prohibition on Short Sales and Hedging
The Board of Directors has not adopted a policy prohibiting directors, officers, employees, and consultants of the Company and its subsidiaries from entering into transactions involving short sales, hedging, or other monetization transactions that have the effect of permitting such persons to continue to own the Company’s securities without bearing the full risks and rewards of such ownership. The Board of Directors has determined that such a policy is unnecessary as the Company’s securities are not listed on any exchange, and are therefore not traded.
Board Committees
The Board of Directors has established an Finance and Audit Committee, and an Executive Committee.
The Finance and Audit Committee
The Finance and Audit Committee currently consists of Dallas Jenkins (ex-officio), Cris Doornbos, Brooke Asiatico (Chair), Derral Eves, David Bagheri and Matt Rearden. The Finance and Audit Committee operates under a written Finance and Audit Committee charter adopted by the Board of Directors. The principal duties of the Finance and Audit Committee under its written charter include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; and (iv) auditor independence and approval of non-audit services. The Company does not have an audit committee financial expert within the meaning of the rules of the SEC. The Board of Directors does not believe that it is necessary to have such a person on the Finance and Audit Committee because the Board of Directors has determined that the members of the Finance and Audit Committee have sufficient financial expertise and experience to perform the duties and responsibilities of the Finance and Audit Committee. A copy of the Finance and Audit Committee charter is available at https://gifts.thechosen.tv/pages/governance. The Finance and Audit Committee held seven meetings during Fiscal Year 2024.
The Nominating and Governance Committee
The Company does not currently have a Nominating and Governance Committee. Instead, the Board of Directors as a whole is responsible for identifying and nominating qualified individuals to the Board of Directors. Since our formation, we have relied upon the personal relationships of our officers and directors to attract individuals to our Board of Directors. This is appropriate, in the opinion of the Board of Directors, as The Chosen Productions holds over 50% of the Company’s Common Stock and controls the election of directors.
The Board of Directors considers its size each year when it considers the number of directors to recommend to the stockholders for election at the annual meeting of stockholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience.
The Board of Directors identifies candidates based on the following criteria:
•
judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•
diversity of viewpoints, backgrounds and experiences;

•
business or other relevant experience; and

•
the extent to which the integrity of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The Board of Directors has not adopted a policy regarding the handling of any potential recommendation of director candidates by stockholders, including the procedures to be followed. The Board of Directors has not considered or adopted any such policies, as the Company has never received a recommendation from any stockholder for any candidate to serve on the Board of Directors. Given the size and capitalization of the Company, we do not anticipate that any of our stockholders will make such a recommendation in the near future.
The Executive Committee
Under current management practices, the Executive Committee is responsible to the Board of Directors for ensuring the long-term development of the Company’s strategic planning and providing periodic updates on substantive issues from management. In this role, the Executive Committee reviews, discusses and, when appropriate, advises or recommends action to the Board of Directors on important and substantive issues and proposals referred to it, including from management, the Finance and Audit Committee, and other special project groups. The Executive Committee operates under a written charter adopted by the Board of Directors, and currently consists of Cris Doornbos, Derral Eves, Dave Bagheri, and Matt Rearden. A copy of the Executive Committee charter is available at https://gifts.thechosen.tv/pages/governance. The Executive Committee held two meetings during Fiscal Year 2024, and all significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.
The Compensation Committee
The Company does not currently have a Compensation Committee. The Compensation Committee, which previously existed, was merged into the Executive Committee on June 22, 2024. The Compensation Committee was responsible for, among other things, reviewing, evaluating and approving all compensation arrangements for the executive officers of the Company, evaluating the performance of executive officers, administering the Company’s incentive plans and recommending to the Board of Directors the nature and amount of the compensation for Board members as deemed appropriate. The Compensation Committee conferred with the Company’s executive officers when making the above determinations. The role of the Compensation Committee in evaluating compensation arrangements and the performance of the executive officers of the Company has now been taken over by the Executive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of December 31, 2024, for:
•
Each person who we know beneficially owns more than five percent of any class of our voting securities.

•
Each of our director and director nominees.

•
Each of our executive officers.

•
All of our directors, director nominees and executive officers as a group.

As of December 31, 2024, we had 6,950,000 shares of Series A Common Stock and 5,585,229 shares of Series B Common Stock issued and outstanding. The Chosen Productions, our controlling stockholder, controls the Company through the ownership of all of our Series A Common Stock and, therefore, approximately 55% of the Company’s outstanding Common Stock. In addition, our Series A Common Stock are entitled to 10 votes per share and our Series B Common Stock are entitled to one vote per share, resulting in The Chosen Productions controlling 92.5% of our voting power. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Named Executive Officers
Derral Eves(2)	6,950,000	55%
Dallas Jenkins	—	—%
JD Larsen	—	—%
Bradley Pelo	—	—%
David Stidham	—	—
Kyle Young	—	—
Cris Doornbos	—	—
Matt Rearden	—	—
Brooke Asiatico	—	—
David Bagheri	—	—
All officers and directors as a group (9 individuals)	6,950,000	55%
Greater than 5% Holders
The Chosen Productions, LLC(2)(3)	6,950,000	55%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the following entities or individuals is c/o  5&2 Studios, Inc., 8291 Baucum Road, Midlothian, TX 76065.

(2)
The Chosen Productions, LLC is the record holder of the securities reported herein. Derral Eves, our Chief Strategy Officer, is the managing member of The Chosen Productions, LLC. By virtue of this relationship, Mr. Eves may be deemed to share beneficial ownership of the securities held of record by The Chosen Productions, LLC. Mr. Eves disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(3)
Derral Eves, our Chief Strategy Officer, and Dallas Jenkins, our Chief Creative Officer, are members of The Chosen Productions, LLC and, as such, have an indirect interest in the securities held by The Chosen Productions, LLC to the extent of their respective membership interests in The Chosen Productions, LLC. Each of Mr. Eves and Mr. Jenkins disclaims any beneficial ownership of any securities held by The Chosen Productions, LLC.

Certain Relationships and Related Transactions, Conflict of Interest Policy
Certain Relationships and Related Transactions
From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.
We have entered into various agreements with Dallas Jenkins and his spouse to write various books related to the Series. They receive a percentage of sales for each book. In total, the amount paid and accrued for writer fees and book royalties was $228,744 as of December 31, 2024.
Conflict of Interest Policy
The Board of Directors has adopted a conflict of interest policy applicable to all directors, officers, and employees of our company and our subsidiaries. The conflict of interest policy provides that a committee of independent members of the Board of Directors may, among other things, cause any officer or director who has a direct or indirect interest in a transaction to recuse him or herself from the consideration of such transaction and, to the extent necessary, the committee may retain appropriately qualified, non-conflicted personnel to advise the Company in connection with such transaction. Additionally, the conflict of interest policy requires that each director and executive officer annually sign a statement which affirms that such person has agreed to comply with the policy.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Specific due dates for these reports have been established and we are required to identify those persons who failed to timely file these reports. Based on our review of the copies of such forms received by us, and to the best of our knowledge, all executive officers, directors and owners holding greater than 10% of our common stock have filed the required reports in a timely manner during the fiscal year ended December 31, 2024, except as follows: late Form 4s were filed for each of Brad Pelo, JD Larsen, David Stidham and Kyle Young on March 27, 2025, each relating to the grant of economic interests on May 5, 2024.

EXECUTIVE COMPENSATION
Summary Compensation Table
This section describes the material elements of the compensation awarded to, earned by, or paid to our President, Brad Pelo, and our two other most highly compensated executive officers, for the years ended December 31, 2024 and 2023.
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	All other compensation ($)	Total ($)
Brad Pelo, President	2023	$477,083	$375,000	—	—	$852,083
	2024	$500,000	$500,000	$8,078,500	—	$9,078,500
Kyle Young, EVP	2023	$286,458	$200,313	—	—	$486,771
	2024	$350,000	$200,000	$1,615,700	—	$2,165,700
JD Larsen, CFO	2023	$310,417	$155,000	—	—	$465,417
	2024	$325,000	$200,000	$1,615,700	—	$2,140,700

(1)
This column reflects discretionary annual bonuses paid in respect of the applicable year. See “Annual Bonuses” below for additional information.

(2)
This column reflects the aggregate grant date fair value of economic interests granted in 2024 calculated in accordance with FASB ASC 718. Assumptions used in the calculations for such amounts are set forth in Note 7 to our consolidated financial statements included in our Form 10-K. The awards are liability-classified as they may only be settled in cash and are therefore subject to remeasurement based on changes in the estimated fair value of the Phantom Units at each reporting date through date of settlement. The fair value of the units was determined by considering a number of objective and subjective factors including the following: the Company’s operating and financial forecasts with the consideration to the valuation of comparable companies, the discount for lack of marketability of common stock, and other general and industry specific economic factors. As all Phantom Units are contingent upon the performance vesting condition of a qualifying sale, expense is only recognized once the event becomes probable, which shall be upon the occurrence of the qualifying sale event. Therefore, as the qualifying sale event is not considered probable, no expense has been recognized for these awards. As such, no compensation expense or liability was recognized as of December 31, 2024 related to these awards.

Equity Compensation Plans
On May 5, 2024, our board of directors approved and adopted the Company’s Executive Interests Plan. Under the terms of the Executive Interests Plan, our board of directors may grant to the Company’s employees, consultants or bona fide service providers awards of economic interests entitling grantees the right to receive a cash payment equal to the fair market value of an equal number of shares of our Series B Common Stock upon the applicable vesting date (“Phantom Units”). The vesting of the Phantom Units is subject to such vesting conditions as our board of directors may specify in a recipient’s award agreement. In the event of a termination of service prior to the applicable vesting date, unvested economic interests will be forfeited. Recipients of Phantom Units shall not by virtue of their receipt of economic interests have any ownership rights in shares of our Series B Common Stock. The Executive Interests Plan shall continue for a period of ten years, after which no further economic interests may be awarded (although any economic interests awarded prior to the expiration of such ten-year period shall be unaffected by the termination of the Executive Interests Plan).
On May 5, 2024, awards for 1,624,000 Phantom Units were granted to our employees, and on January 29, 2025, awards for 453,000 Phantom Units were granted to our non-employee directors. Each such grant of Phantom Units vests with respect to 100% of the economic interests subject thereto on a Qualifying Sale Date (as defined in the Executive Interests Plan), subject to the recipient’s continuous service through such date. The reverse stock split has been determined to be a Qualifying Sale under the Executive Interests Plan.
The vesting conditions for all Phantom Units granted under the plans include a performance condition contingent upon a qualifying sale event, as defined in the respective agreements. The Phantom Units may only be settled through cash payment. Cash payment to certain Phantom Units granted are subject to the occurrence of a qualifying sale event, at which time a specified percentage of the unit’s right to payment becomes immediately vested, based on a years of service formula as of the qualifying sale date, while the remaining portion shall vest in two equal annual installments following the qualifying sale date anniversary, subject to continuous employment with the Company through each date. Additionally, certain Phantom Units granted for which cash payment fully vest upon the qualifying sale event and shall be entitled to the cash payment at the qualifying sale event plus a sale bonus percentage, as specified in the award agreement.
The awards are liability-classified as they may only be settled in cash and are therefore subject to remeasurement based on changes in the estimated fair value of the Phantom Units at each reporting date through date of settlement. The fair value of the units was determined by considering a number of objective and subjective factors including the following: the Company’s operating and financial forecasts with the consideration to the valuation of comparable companies, the discount for lack of marketability of common stock, and other general and industry specific economic factors. As all Phantom Units are contingent upon the performance vesting condition of a qualifying sale, expense is only recognized once the event becomes probable, which shall be upon the occurrence of the qualifying sale event. Therefore, as the qualifying sale event is not considered probable, no expense has been recognized for these awards. As such, no compensation expense or liability was recognized as of December 31, 2024 related to these awards.
Principal Elements of Compensation
The compensation of the Company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and/or (c) the grant of economic interests under the Executive Interests Plan, as applicable. These principal elements of compensation are described below.
Base Salaries
Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.
Annual Bonuses
Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and may be based on measures such as the meeting of financial targets against budget as well as certain other quantitative and qualitative measures such as worldwide distribution objectives in support of the Company’s stated objective to reach a worldwide audience.
2024 Executive Interests Plan
On May 5, 2024, Mr. Pelo was granted 755,000 Phantom Units under the Executive Interests Plan. See “Equity Compensation Plans” above. Also on May 5, 2024, Mr. Larsen and Mr. Young were each granted 151,000 Phantom Units under the Executive Interests Plan. See “Equity Compensation Plans” above.
Employment Agreements
The Company entered into an employment agreement with Mr. Pelo, effective as of December 23, 2024, which specifies an annual base salary for Mr. Pelo, which is currently equal to $750,000, and provides that he is eligible to receive a discretionary annual bonus up to 100% of this then-current annual base salary. Pursuant to his employment agreement, Mr. Pelo is eligible to participate in all employee benefit plans maintained by the Company as in effect from time to time and applicable to similarly situated employees of the Company. Mr. Pelo must give the Company at least 12 months’ notice of any planned resignation or retirement. If Mr. Pelo’s employment is terminated by the Company for Cause (as defined in his employment agreement), or if he resigns without Good Reason (as defined in his employment agreement), Mr. Pelo is entitled to receive any accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the completed fiscal year immediately preceding such termination date (collectively, the “Accrued Amounts”). If his employment is terminated by the Company without Cause or if he resigns for Good Reason, Mr. Pelo is entitled to receive the Accrued Amounts and, subject to his execution of a general release of claims, (i) continued payment of his base salary for 12 months following such termination date, (ii) a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs and (iii) continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the named executive officer as in effect on the date of termination, for up to 12 months or until he becomes covered by a new health insurance plan from another employer, whichever date is sooner. If Mr. Pelo’s employment terminates on account of his death or Disability (as defined in his employment agreement), he is entitled to receive the Accrued Amounts and a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs.
The Company entered into an employment agreement with Mr. Young, effective as of January 11, 2025, which specifies an annual base salary for Mr. Young, which is currently equal to $400,000, and provides that he is eligible to receive a discretionary annual bonus up to $200,000. Pursuant to his employment agreement, Mr. Young is eligible to participate in all employee benefit plans maintained by the Company as in effect from time to time and applicable to similarly situated employees of the Company. Mr. Young must give the Company at least 3 months’ notice of any planned resignation or retirement. If Mr. Young’s employment is terminated by the Company for Cause (as defined in his employment agreement), or if he resigns without Good Reason (as defined in his employment agreement), Mr. Young is entitled to receive any accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the completed fiscal year immediately preceding such termination date (collectively, the “Accrued Amounts”). If his employment is terminated by the Company without Cause or if he resigns for Good Reason, Mr. Young is entitled to receive the Accrued Amounts and, subject to his execution of a general release of claims, (i) continued payment of his base salary for 9 months following such termination date, (ii) a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs and (iii) continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the named executive officer as in effect on the date of termination, for up to 9 months or until he becomes covered by a new health insurance plan from another employer, whichever date is sooner. If Mr. Young’s employment terminates on account of his death or Disability (as defined in his employment agreement), he is entitled to receive the Accrued Amounts and a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs. On July 6, 2025, Mr. Young notified the Company of his decision to resign, effective immediately.
The Company entered into an employment agreement with Mr. Larsen, effective as of January 11, 2025, which specifies an annual base salary for Mr. Larsen, which is currently equal to $450,000, and provides that he is eligible to receive a discretionary annual bonus up to $200,000. Pursuant to his employment agreement, Mr. Larsen is eligible to participate in all employee benefit plans maintained by the Company as in effect from time to time and applicable to similarly situated employees of the Company. Mr. Larsen must give the Company at least 3 months’ notice of any planned resignation or retirement. If Mr. Larsen’s employment is terminated by the Company for Cause (as defined in his employment agreement), or if he resigns without Good Reason (as defined in his employment agreement), Mr. Larsen is entitled to receive any accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the completed fiscal year immediately preceding such termination date (collectively, the “Accrued Amounts”). If his employment is terminated by the Company without Cause or if he resigns for Good Reason, Mr. Larsen is entitled to receive the Accrued Amounts and, subject to his execution of a general release of claims, (i) continued payment of his base salary for 9 months following such termination date, (ii) a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs and (iii) continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the named executive officer as in effect on the date of termination, for up to 9 months or until he becomes covered by a new health insurance plan from another employer, whichever date is sooner. If Mr. Larsen’s employment terminates on account of his death or Disability (as defined in his employment agreement), he is entitled to receive the Accrued Amounts and a payment equal to the annual bonus, if any, that he would have earned for the fiscal year in which such termination date occurs.

Non-Qualified Plans and Retirement Benefits
We do not currently sponsor or maintain any non-qualified defined contribution or other non-qualified deferred compensation plans for employees. In addition, there are no arrangements or plans in which we provide pension, retirement or similar benefits.
Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding outstanding economic interests under the Executive Interests Plan at December 31, 2024, for our named executive officers:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brad Pelo	5/5/2024	—	—	755,000(2)	$8,969,400
Kyle Young	5/5/2024	—	—	151,000(2)	$1,793,880
JD Larsen	5/5/2024	—	—	151,000(2)	$1,793,880

(1)
The market value of the Phantom Units awards represents the product of the value of our Series B Common Stock as of December 31, 2024, which was $11.88, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.

(2)
This Phantom Units award vests with respect to 100% of the economic interests subject thereto on a Qualifying Sale Date, subject to continuous service through such date.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Table
The following table shows the compensation for each person who served as a non-employee member of our Board of Directors during the year ended December 31, 2024.
We do not provide separate compensation to our directors who are also our employees.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Cris Doornbos	$197,917	—	$197,917
Matt Rearden	$143,750	—	$143,750
Brooke Asiatico	$150,000	—	$150,000
David Bagheri	$143,750	—	$143,750
On January 29, 2025, each of our non-employee directors received a grant of 113,250 economic interests under the Executive Interests Plan. See “Equity Compensation Plans” above.
Principal Elements of Compensation
The compensation paid to the Company’s Directors is comprised of (a) Cash Compensation, and (b) the grant of economic interests under the Executive Interests Plan. Additional detail as to Director compensation is provided below.
Cash Compensation
The Director compensation program for 2024 provided that all Directors would receive an annual base fee for service on the Board of $62,500. Members of the Special Committee each receive additional compensation of $5,000 per quarter for each quarter in which they are engaged in service on the Special Committee. No additional compensation is paid to our Directors for service on any other subcommittees of the Board. No other forms of compensation were provided to our Directors in Fiscal Year 2024, although as noted above, on January 29, 2025, each of our non-employee directors received a grant of 113,250 economic interests under the Executive Interests Plan.
Employee Directors
Employee Directors receive the same compensation as non-employee Directors in connection with their board service. There were two employee Directors in 2024, Dallas Jenkins and Derral Eves, our Chief Creative Officer and Chief Strategy Officer, respectively. For a summary of Mr. Jenkin’s and Mr. Eves’s compensation as named executive officers, see the Summary Compensation Table.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Pursuant to the Company’s Certificate of Incorporation, the authorized number of members of the Board of Directors will be set by the Board of Directors from time to time. The Board of Directors has set the number of directors on the Board of Directors at 7. There are currently six directors on the Board of Directors: Derral Eves, Dallas Jenkins, Cris Doornbos, Matt Rearden, Brook Asiatico and David Bagheri, with one vacancy.
The nominees to the Board of Directors are Derral Eves, Dallas Jenkins, Brooke Asiatico, Cris Doornbos, Matt Rearden, and David Bagheri, each of whom has consented to be named in this Proxy Statement and to serve if elected. Brief biographical information about the nominees for directors is furnished below.
Each of these director nominees is standing for election until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the meeting, by ballot, proxy or electronic ballot, at the Annual Stockholders Meeting shall elect each director. This means that each must receive a number of “for” votes representing a majority of the shares present at the meeting, whether in person or by proxy, and entitled to vote. Abstentions are not counted as votes “for” or “against” a director nominee. Stockholders may not vote for more than 6 persons, which is the number of nominees identified herein. The following pages contain biographical information and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning particular experience, qualifications, attributes and/or skills that the Board of Directors considered when determining that each nominee should serve as a director.
Biographical Information of Director Nominees
Derral Eves
Derral Eves is our Chief Strategy Officer and a member of our Board of Directors. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on YouTube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.” Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish.
Dallas Jenkins
Dallas Jenkins is our Chief Creative Officer and a member of our Board of Directors. Since 2000, Mr. Jenkins has served as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series). Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications.
Cris Doornbos
Cris Doornbos is a member of our Board of Directors. Since February 2022, Mr. Doornbos has served as Chief Executive Officer and founder of Leadership Shaping LLC, a company focused on helping CEOs improve performance by transforming their organization’s culture, leadership, and governance. Mr. Doornbos is a 39-year veteran in the publishing, media, and educational spaces of music, books and curriculum. From September 2005 to August 2021, Mr. Doornbos was CEO of David C. Cook, a nonprofit Christian publisher based in Colorado Springs, Colorado, successfully re-imagining, re-investing and re-inventing the company’s three different business units of music, books, and curriculum on a global scale. From 1997 to 2005, Mr. Doornbos was Executive Vice President at Zondervan Publishing, an international Christian media and publishing company located in Grand Rapids, Michigan, where he developed global strategies for growth. He has also served as Board Chairman for Evangelical Christian Publishers Association (ECPA), President of the Church Music Publishers Association (CMPA), and as Board Chair for Fellowship of Christian Athletes (FCA) for the Southern Colorado region, as well as a member of the FCA State Board of Colorado. Mr. Doornbos previously served as a committee member of The Advisory Committee for the Economic Development in Colorado Springs. He holds a Bachelor of Arts in Organizational Leadership from Calvin University.
Matt Rearden
Matt Rearden is a member of Board of Directors. He is an experienced attorney and Chief Operations Executive. Mr. Rearden has served as the President and Chief Executive Officer of MAR Group, a multi-faceted organization providing consulting, coaching and advisement, as well as real estate and franchised home services in the central Florida market. Mr. Rearden has served as Chief Operating Officer for Maxwell Leadership, Inc, a global provider of leadership training and development, since October 2021. From January 2018 to October 2022, Mr. Rearden served as Chief Operating Officer for Four Star Homes, a real estate sales and brokerage company. From 2010 to 2018, Mr. Rearden held various positions with SeaWorld Parks and Entertainment, Inc., including Sr. Business Development Officer, VP of Business Affairs, and Assistant General Counsel. Between 2001 and 2010, Mr. Rearden held several positions with International Speedway Corporation, including Managing Associate General Counsel and Corporate Counsel. He holds a Juris Doctorate from Florida State University and a Bachelor of Science in finance from Oral Roberts University, where he also serves on the Board of Trustees.
Brooke Asiatico
Brooke Asiatico is a member of our Board of Directors. She is a practicing attorney with significant expertise in the not-for-profit, tax-exempt organizations sector. Ms. Asiatico currently serves as Managing Partner for Asiatico & Associates, PLLC, a firm she founded in 2006. Ms. Asiatico and her firm serve as General or Special Counsel to organizations of all sizes, including many of the largest non-profit, tax-exempt corporations in the United States, and their interests throughout the world. Formerly, she was a Partner at Brewer, Sr., Asiatico & Associates, LLP from 2004 – 2006. She holds a Juris Doctorate from the University of Texas School of Law (2003) and a Bachelor of Science in Government and Politics from The University of Texas at Dallas (2000).
David Bagheri
David Bagheri is a member of our Board of Directors. Mr. Bagheri is a social and business entrepreneur. He currently serves as Chief Executive Officer Anotherland Ventures LLC, a music services company providing artists and writers with label, publishing and marketing support. From November 2019 to March 2025, Mr. Bagheri served as a non-executive Director of Lind Motor Group, a family owned and operated automotive retailer since 1992. Between 2020 – 2023, Mr. Bagheri was CEO of Hillsong Music and Invorto LLC, the largest music export from Australia in the Christian Music Industry, with over 25 years of releasing albums resulting in 10 that have gone platinum and a Grammy Award in 2018. From September 2017 to June 2019, Mr. Bagheri was Chief Executive Officer and Co-founder of Precision Tech, Inc. a Workforce Management Platform was launched in 2018 as a one-system approach to back-office technology. From May 2013 to June 2019, Mr. Bagheri held several positions with Precision Global Consulting, including Managing Director and Director of International Business. From 2010 – 2013, Mr. Bagheri was the National Development Manager for Many Rivers Microfinance, a social enterprise in Australia providing microenterprise support to Indigenous and other Australians. From 2005 – 2010 Mr. Bagheri was a Centre Manager at Hillsong CityCare, a social welfare organization working in Sydney.
The Board of Directors has no reason to believe that any of the persons named above will be unable or unwilling to serve as a director, if elected.

Vote Required for Approval of Proposal No. 1
The affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the meeting, by ballot, proxy or electronic ballot, at the Annual Stockholders Meeting will be required for the election of the nominees named above. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Stockholders Meeting but will have the effect of a vote “against” the nominees named above.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
Executive Officers, Directors and Director Nominees
The executive officers, directors and director nominees of the Company are as follows:
Name	Position	Age
Derral Eves	Chief Strategy Officer and Director	51
Dallas Jenkins	Chief Creative Officer and Director	50
JD Larsen	Chief Finance Officer	50
Bradley Pelo	President	62
David Stidham	Vice President of Business Affairs and General Counsel.	38
Cris Doornbos	Director	69
Matt Rearden	Director	50
Brooke Asiatico	Director	59
David Bagheri	Director	40
Biographical information regarding our current executive officers is set forth below.
JD Larsen
JD Larsen is our Chief Finance Officer. Mr. Larsen has a broad range of experience working with organizations from technology start-ups to fortune 500 companies both private and public, most recently, from November 2021 to November 2022, as VP of Finance and Operations for Driven Technologies, a start-up focused on cyber security and network modernization. Prior to that, Mr. Larsen spent 10 years, from January 2012 to November 2021, at Presidio Networked Solutions, a $4 billion dollar technology company, where he held various executive level positions throughout his tenure, most notably Division CFO for Presidio’s largest division. Prior to that, Mr. Larsen spent six years at Marriott Vacations Worldwide and assisted in the successful tax-free spin-off from Marriott International as independently traded company. Prior to that, Mr. Larsen worked for the Walt Disney Company as a key leader in Disney’s highly selective Management Audit Organization as well as other finance roles where he worked with numerous operating segments, including Studio Entertainment, to optimize financial operations both domestically and internationally. He started his career working for PricewaterhouseCoopers in Pittsburgh, PA as a Certified Public Accountant assisting clients through various public offerings and SEC reporting issues. He holds a bachelor’s of science degree in accounting from Grove City College.
Brad Pelo
Brad Pelo serves the President of the Company. Mr. Pelo is a seasoned business executive having served as co-founder, president or CEO of Ancestry.com, Folio (Microsoft), NextPage (Proofpoint), I.TV (DirecTV) and Radiant Studios. Prior to his appointment as President of the Company, Mr. Pelo served as an Executive Producer of The Chosen since June 2020. Previously, Mr. Pelo was Chief Distribution Officer at Angel Studios from October 2020 to September 2021. From May 2018 to February 2020, Mr. Pelo was President of Radiant Digital, a portfolio of web properties and apps that engage daily with faith and family-based audiences totaling over 147 million users. In the film and television world he was executive producer of The Legend of Johnny

Lingo (MGM), Outlaw Trail and Forever Strong as well as an annual telecast for the Pentagon Channel, Stadium of Fire. He serves on charitable boards that support the arts and leadership development.
David Stidham
David Stidham serves as a Senior Vice President and General Counsel of the Company. Prior to working for 5&2 Studios, Inc., he served at RightNow Media, which is a B2B faith-based streaming platform that serves churches, businesses, schools, and non-profit ministries around the world, from October 2017 to June 2023 as the General Counsel & Director of Licensing. During his time at RightNow Media, he negotiated and closed well over 1,000 licensing deals and served on the Executive Leadership Team. Prior to joining RightNow Media, Mr. Stidham spent from January 2016 to October 2017 serving as an Assistant District Attorney in Dallas, TX, which, at the time, was the 8th largest DA’s office in the country. He prosecuted and oversaw a wide range of cases in the misdemeanor and felony divisions. Mr. Stidham holds a BBA and MBA from Harding University, a JD from New England Law Boston, and graduate certificate in Negotiation Mastery from the Harvard Business School Online.

PROPOSAL NO. 2
RATIFY THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Tanner LLC (“Tanner”) is the Company’s independent registered public accounting firm and has served the Company as its independent registered public accounting firm since 2017. The Finance and Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
The Finance and Audit Committee annually reviews Tanner’s qualifications, performance, independence and fees in making its decision whether to engage Tanner. The focus of the process is to select and retain the most qualified firm to perform the annual audit.
Based on its annual review, the Finance and Audit Committee believes that the retention of Tanner as our independent auditor is in the best interests of the company and its stockholders. We are asking stockholders to ratify the appointment of Tanner for Fiscal Year 2025.
We expect that representatives for Tanner will be present at the Annual Stockholders Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.
Vote Required for Approval of Proposal No. 2
The affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the meeting, by ballot, proxy or electronic ballot, at the Annual Stockholders Meeting, and entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Stockholders Meeting but will have the effect of a vote “against” this proposal.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF TANNER AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Audit and Non-Audit Fees
The following table presents fees billed for professional services rendered for Fiscal Year 2024 and Fiscal Year 2023.
Fiscal Year Ended December 31	2024	2023
Audit Fees(1)	$274,309	$320,820
Audit-Related Fees
Tax Fees
All Other Fees
Total	$274,309	$320,820

(1)
Audit Fees consist of fees for the audit of the Company’s financial statements included in the Company’s Form 10-K and reviews of financial statements included in the Company’s Form 10-Qs.

The Finance and Audit Committee pre-approves all audit and permitted non-audit services performed by our independent registered public accountants to ensure that the provision of such services does not impair the public accountants’ independence. independence. All fees paid to Tanner for our fiscal years ended December 31, 2024 and 2023 were pre-approved by our Finance and Audit Committee.

Report of the Finance and Audit Committee
The following Finance and Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC, other than as provided in Item 407 of Regulation S-K promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the following Finance and Audit Committee Report be treated as “soliciting material” or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Finance and Audit Committee of the Company’s Board of Directors reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 with management and Tanner, the Company’s independent registered public accounting firm.
Management has primary responsibility for the Company’s financial statements and the overall financial reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discusses with the Finance and Audit Committee its independence and any other matters that it is required to discuss with the Finance and Audit Committee or that it believes should be raised with it. The Finance and Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.
The Finance and Audit Committee met with Tanner, with and without management present, to discuss the results of Tanner’s examinations, Tanner’s evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Finance and Audit Committee also discussed with Tanner the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Finance and Audit Committee received the written disclosures and the letter from Tanner required by applicable requirements of the Public Company Accounting Oversight Board regarding Tanner’s communications with the Finance and Audit Committee concerning independence, and the Finance and Audit Committee discussed Tanner’s independence from the Company with Tanner. When considering Tanners independence, the Finance and Audit Committee considered whether Tanner’s provision of services to the Company was compatible with maintaining its independence. The Finance and Audit Committee also reviewed, among other things, the amount of fees paid to Tanner for audit and non-audit services.
Based on the Finance and Audit Committee’s review and these meetings, discussions and reports, the Finance and Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
THE FINANCE AND AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
Dallas Jenkins
Cris Doornbos
Brooke Asiatico (Chair)
Derral Eves
Matt Rearden

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO EFFECT THE REVERSE STOCK SPLIT
Our Board of Directors has recommended that the Company pursue a deregistration transaction, which will be accomplished by amending the Certificate of Incorporation to change the number of outstanding shares of Common Stock, by effecting a Reverse Stock Split, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, subject to receipt of the requisite stockholder approval and satisfaction of the Financing Condition.
Annex Relating to Proposal No. 3
The form of the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Annex A.
Vote Required for Approval of Proposal No. 3
Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split. With respect to this vote, a properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Stockholders Meeting, but will have the effect of a vote against this proposal. In connection with the Reverse Stock Split, the Company and The Chosen Productions entered into the Voting Agreement, dated as of December 30, 2025, a copy of which is attached hereto as Annex D. Pursuant to the terms and conditions set forth in the Voting Agreement, The Chosen Productions, which owns a majority of our outstanding shares of Common Stock, including all 6,950,000 issued and outstanding shares of Series A Common Stock (constituting approximately 55% of our Common Stock, and 92.5% of our voting power), has agreed to vote (or cause to be voted) all of the shares of Common Stock beneficially owned by The Chosen Productions at the Annual Stockholders Meeting in favor of the Reverse Stock Split Proposal. Accordingly, we expect the affirmative vote of a majority of the outstanding shares of Common Stock to be obtained regardless of how any other shares of our Common Stock are voted.
While not required under the DGCL, in addition to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the Company also intends to seek the approval of a majority of the votes cast by the holders of Disinterested Shares and the consummation of the Reverse Stock Split is conditioned on obtaining this approval. With respect to this vote by the holders of Disinterested Shares, a properly executed proxy marked “ABSTAIN” with respect to this proposal will have no effect for purposes of determining whether this proposal is approved.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL NO. 4
APPROVAL OF ADJOURNMENT PROPOSAL
Our Board of Directors has recommended that if the number of shares of our Common Stock voting in favor of the Reverse Stock Split proposal is insufficient to approve such proposal or if a quorum is not present, it is in the best interests of the stockholders to enable the Company, for a limited period of time, to seek to obtain a sufficient number of additional votes in favor of the Reverse Stock Split Proposal.
Vote Required for Approval of Proposal No. 4
Whether or not a quorum is present, the affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the meeting, by ballot, proxy or electronic ballot, at the Annual Stockholders Meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Stockholders Meeting but will have the effect of a vote “against” this proposal.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ADJOURN THE ANNUAL STOCKHOLDERS MEETING TO A LATER DATE, IF NECESSARY, TO PERMIT FURTHER SOLICITATION AND VOTE OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE REVERSE STOCK SPLIT PROPOSAL.

OTHER INFORMATION
Submission of Proposals for the 2026 Annual Meeting of Stockholders
Stockholders who wish to present proposals for inclusion in the Company’s proxy materials in connection with its 2026 annual meeting of stockholders must submit such proposals in writing to the Corporate Secretary of the Company at 8291 Baucum Road, Midlothian, TX 76065, which proposals must be received at such address no later than November 30, 2026. In addition, any stockholder proposal submitted with respect to the Company’s 2026 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s Corporate Secretary after January 29, 2027.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 29, 2027, or not later than the date that is 60 days prior to the one-year anniversary of the Annual Stockholders Meeting if such meeting takes place on any day other than December 13, 2025.
Availability of Annual Report on Form 10-K
Additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 may be obtained by contacting 5&2 Investor Relations, by email at annualmeeting@thechosen.tv, or by mail addressed to 5&2 Investor Relations at 8291 Baucum Road, Midlothian, TX 76065.
Transfer Agent
Stockholders of record should direct communications regarding change of address, transfer of share ownership, and other matters regarding their share ownership to Equiniti Trust Company, LLC, who may be contacted by telephone at 800-468-9716. Stockholders of record may also visit shareowneronline.com for more details regarding their share ownership.
Other Matters
The Board of Directors knows of no other business that will be presented at the Annual Stockholders Meeting. If any other business is properly brought before the Annual Stockholders Meeting, it is intended that proxies granted will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.
BY ORDER OF THE BOARD OF DIRECTORS
David Stidham
Corporate Secretary

ANNEX A
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
5&2 STUDIOS, INC.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
5&2 STUDIOS, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
5&2 Studios, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
That the Board of Directors of 5&2 Studios, Inc. (the “Corporation”) duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directed that the following resolution setting forth the proposed amendment (the “Certificate of Amendment”) be considered by the stockholders of the Corporation:
RESOLVED, that the Certificate of Incorporation is hereby amended to read as follows:
The first paragraph of Article Fourth is amended by deleting such paragraph and replacing it in its entirety with the following:
“FOURTH:   The total number of shares of all classes of capital stock that the Corporation is authorized to issue is (a) 35,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which (i) 10,000,000 shares are designated as “Series A Common Stock”, and (ii) 25,000,000 shares are designated as “Series B Common Stock”; and (b) 8,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Except as set forth in this Certificate of Incorporation, the powers, privileges and rights of the varying classes and series of capital stock of the Corporation, and the qualifications, limitations or restrictions thereof, shall be identical.
Effective immediately upon the filing of this Certificate of Amendment pursuant to the General Corporation Law with the Secretary of State of the State of Delaware (the “Effective Time”), and without any further action by the Corporation or the holders of such shares, each 173,750 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock; provided, that no fractional shares shall be issued to any holder, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash (without interest or deduction) equivalent to $3.75 per share of Common Stock held by such holder immediately prior to the Effective Time.
SECOND:   That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, an annual meeting was duly called upon notice in accordance with Section 222 of the General Corporation Law and held on March 30, 2026, at which meeting the necessary number of shares were voted in favor of this Certificate of Amendment. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.
THIRD:   All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.
*   *   *
[Signature Page Follows]

A-2

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 30th day of March, 2026.
By:

Name:
Title:

ANNEX B
Goldman Sachs Fairness Option

Goldman, Sachs & Co. LLC 200 West Street | New York, New York 10282 Tel: (212) 902-1000 | Fax: (212) 902-3000
PERSONAL AND CONFIDENTIAL
December 30, 2025
Special Committee of the Board of Directors
5&2 Studios, Inc.
8291 Baucum Road
Midlothian, TX 76065
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the Cashout Holders (as defined below) of the outstanding shares of Series B common stock, par value $0.001 per share (the “Series B Common Stock”), of 5&2 Studios, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Reverse Stock Split (as defined below). You have recommended to the Board of Directors of the Company that it approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Amendment”) providing for a 1-for-173,750 reverse stock split (the “Reverse Stock Split”) as a result of which the shares of Series B Common Stock held by each holder (a “Cashout Holder”) of fewer than 173,750 shares of Series B Common Stock immediately prior to the effective time of the Amendment will be cancelled and, in exchange therefore, the Cashout Holders will be paid $3.75 in cash, without interest (the “Consideration”), per share of Series B Common Stock. We understand that, in connection with the Reverse Stock Split, the Company will be separately repurchasing 1,066,667 shares of Series A common stock, par value $0.001 per share (the “Series A Common Stock”), of the Company, at a price of $3.75 in cash, without interest, per share (the “Repurchase”) from Richard R. Butler, a member of The Chosen Productions, LLC, the holder of all of the outstanding Series A Common Stock (“Chosen Productions”), through an exchange of a portion of his interests in Chosen Productions for 1,066,667 shares of Series A Common Stock and a redemption of such shares of Series A Common Stock pursuant to a Repurchase Agreement, by and among the Company, Chosen Productions, and Richard R. Butler (the “Repurchase Agreement”), as to which we express no opinion.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company and any of its affiliates and third parties, including Dallas Jenkins, Derral Eves, Richard R. Butler, Earl Seals, each a member of Chosen Productions, a significant stockholder of the Company, Chosen Productions, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by or in connection with the Reverse Stock Split and the Repurchase Agreement (the “Transaction”). We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Reverse Stock Split, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Chosen Productions, Dallas Jenkins, Derral Eves, Richard R. Butler, Earl Seals, and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the form of the Amendment; the form of the Repurchase Agreement; Annual Reports on Form 10-K of the Company for the two years ended December 31, 2024; the Company’s amended registration statement on Form 10 filed with the Securities and Exchange Commission on May 23, 2023; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Special Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; compared certain financial information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the television production and distribution industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Amendment will be approved by the Board of Directors of the Company in the form of the Amendment provided to us, that the Board of Directors of the Company will approve definitive financing to fund the payment of the Consideration in the Reverse Stock Split, and that the Transaction will be consummated on the terms set forth in the form of the Amendment and the form of the Repurchase Agreement provided to us, without the waiver or modification or inclusion of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Cashout Holders of Series B Common Stock, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Reverse Stock Split. We do not express any view on, and our opinion does not address, any other term or aspect of the Amendment or Transaction or any term or aspect of the Repurchase Agreement or any other agreement or instrument contemplated in connection with the Amendment or entered into or amended in connection with the Transaction, including, any allocation of the aggregate consideration payable in the Reverse Stock Split and the Repurchase, including among the holders of Series A Common Stock and Series B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any securities (other than the Cashout Holders), creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due in connection with the Transaction or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Series B Common Stock or Series A Common Stock should vote with respect to such Transaction. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the Cashout Holders of Series B Common Stock pursuant to the Reverse Stock Split is fair from a financial point of view to such holders.
Very truly yours
(GOLDMAN SACHS & CO. LLC)

ANNEX C
Repurchase Agreement

REPURCHASE AGREEMENT
REPURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2025 (the “Effective Date”), by and among Five Squared, LLC (the “Seller”) Chosen Productions, LLC, a Utah limited liability company (“Holdings”), and 5&2 Studios, Inc., a Delaware corporation (the “Corporation”).
WHEREAS, the Seller is the owner of record of the number of Units of Holdings set forth on Exhibit A hereto next to the caption “Holdings Units” (the “Holdings Units”) and desires to effect the Exchange (as defined below) and Redemption (as defined below) with respect to the number of Holdings Units set forth on Exhibit A hereto next to the caption “Repurchased Units” (the “Repurchased Units”) in exchange for an aggregate cash purchase price of $4,000,001 (the “Cash Consideration”) as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:
ARTICLE 1.
PURCHASE AND SALE OF THE REPURCHASED UNITS
Section 1.1.   Exchange.   Subject to the terms and conditions hereof, on the Closing Date effective as of immediately prior to the Closing, Holdings shall redeem from the Seller the Repurchased Units, free and clear of all security interests, liens, claims or other encumbrances or any restrictions on transfer or voting, other than those imposed by the Securities Act of 1933, as amended (the “Securities Act”) or the Holdings LLCA (collectively, “Encumbrances”), in exchange for the distribution (which shall occur at the same time as such redemption) by Holdings to the Seller of a number of shares of common stock of the Corporation with an aggregate value equal to the Cash Consideration free and clear of all Encumbrances other than any transfer restriction imposed by state securities laws and the organizational documents of the Corporation (the “Exchanged Stock” and such transaction, the “Exchange”). The parties hereto acknowledge and agree that the number of shares of Exchanged Stock equals 1,066,667 shares of common stock the Corporation (prior to the Reverse Stock Split). The Seller acknowledges and agrees that, following the Exchange, and solely with respect to the Repurchased Units, any rights, benefits or privileges to which the Seller may otherwise have been entitled pursuant to the terms of the Operating Agreement, dated as of January 27, 2018 (as may be amended, or amended and restated, from time to time, the “Holdings LLCA”), shall immediately terminate with respect to the Seller for all purposes and shall no longer be enforceable by the Seller and that the Seller shall have no further rights with respect to any such Repurchased Units. Notwithstanding anything to the contrary contained herein, nothing herein shall affect the rights, benefits and privileges of the Seller under the Holdings LLCA with respect to the Holdings Units or otherwise (other than as provided in the immediately preceding sentence with respect to the Repurchased Units).
Section 1.2.   Redemption.   On the Closing Date effective as of the Closing, and immediately following the Exchange, the Seller shall sell to the Corporation and the Corporation shall purchase from the Seller, the Exchanged Stock, free and clear of all Encumbrances other than any transfer restriction imposed by state securities laws and the organizational documents of the Corporation, in exchange for the Cash Consideration (such transaction, the “Redemption”), and the Exchanged Stock shall be deemed cancelled, retired and no longer in existence or outstanding.
Section 1.3.   Conditions to Obligations.   Holdings’ and the Corporation’s obligation to consummate the Closing is subject to the following conditions: (i) the filing by the Corporation of an amendment to the Corporation’s certificate of incorporation to change the number of issued and outstanding shares of Series A common stock par value $0.001 per share and Series B common stock, par value $0.001 per share of the Company by effecting a 1-for-173,750 reverse stock split (the “Reverse Stock Split” and such amendment, the “Charter Amendment”), as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional share following the Reverse Stock Split, (ii) the Seller shall have complied in all material respects with its obligations under the Holdings LLCA, including the restrictions on transfer set forth therein, (iii) the Seller’s representations and warranties in Article 2, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, and (iv) receipt by the Corporation or one of its subsidiaries of immediately available funds equal to the Milestone Payment contemplated by Section 2.06(b)(ii) of that certain Asset Purchase Agreement, dated as of May 13, 2024, by and between the Chosen, Inc. and Come and See Foundation, Inc. (the “Asset Purchase Agreement”). Seller’s obligation to consummate the Closing is subject to the following conditions: (i) the filing by the Corporation of the Charter Amendment effecting the Reverse Stock Split, as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional share following the Reverse Stock Split, (ii) Holdings shall have complied in all material respects with its obligations under the Holdings LLCA, (iii) each of Holdings’ and Seller’s representations and warranties in Article 3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, and (iv) receipt by the Corporation or one of its subsidiaries of immediately available funds equal to the Milestone Payment contemplated by Section 2.06(b)(ii) of that certain Asset Purchase Agreement.
Section 1.4.   Closing.   The consummation of the Exchange and the Redemption referred to above (the “Closing” and the date of the Closing, the “Closing Date”) shall take place at such time determined by Holdings and Seller within three business days after the date that the last of the conditions set forth in Section 1.3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or to the extent permissible, waiver of those conditions at the Closing) has been satisfied or validly waived remotely by electronic delivery of documents. The Corporation shall deliver the Cash Consideration to the Seller or its designee by wire transfer of immediately available funds on the Closing.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SELLER
The Seller represents and warrants to Holdings and the Corporation (as of the date hereof and as of the Exchange) that:
Section 2.1.   The Seller has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by Holdings and the Corporation, constitutes a legally valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.
Section 2.2.   The Seller has good and marketable title to Holdings Units, including the Repurchased Units, and such Holdings Units are owned by the Seller free and clear of any Encumbrances. The Seller has not entered into, and following the Exchange but immediately prior to the Redemption will not enter into, any agreement or commitment to transfer any right, title or interest in or to the Exchanged Stock or to subject any such Exchanged Stock to any Encumbrance. Following the Exchange and the Redemption, the Seller does not hold, and does not possess the right to acquire, any Holdings Units or other interest in Holdings or any affiliate thereof other than the number of Holdings Units set forth on Exhibit A hereto next to the caption “Retained Units”, which shall be retained by the Seller following the Closing (the “Retained Units”). There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Seller any Holdings Units or (following the Exchange but immediately prior to the Redemption) Exchanged Stock, or any securities convertible into or exchangeable for Holdings Units or (following the Exchange but immediately prior to the Redemption) Exchanged Stock.
Section 2.3.   No consent, approval, authorization or order or permit of any court, governmental agency or body or arbitrator having jurisdiction over the Seller is required for the execution, delivery or performance by the Seller of Seller’s obligations hereunder, including without limitation the Seller’s obligations relating to the Exchange or Redemption.
Section 2.4.   None of (a) the execution and delivery of this Agreement, (b) the Exchange, (c) the Redemption or (d) the performance of the Seller’s other obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body or arbitrator having jurisdiction over the Seller or any of Seller’s assets or properties or (ii) any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which Seller is bound or to which any of Seller’s properties or assets is subject. There is no litigation, action, suit, arbitration, complaint, charge, investigation or proceeding pending or, to the Seller’s knowledge, threatened against Seller, with respect to the Holdings Units or the Exchanged Stock or that questions the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement before any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality or any other person.
Section 2.5.   Neither the Seller nor any person acting on behalf of the Seller has offered or sold any of the Holdings Units by any form of general solicitation or general advertising. The Seller is acquiring the Exchanged Stock solely for the Seller’s own account and not with a view to, or for resale in connection with, any “distribution” of the Exchanged Stock within the meaning of the Securities Act (other than in connection with the Redemption). The Seller understands that (a) no public market now exists for the Exchanged Stock and that neither Holdings nor the Company has made any assurances that a public market will ever exist for the Exchanged Stock, and (b) the Exchanged Stock constitute “restricted securities” under applicable U.S. federal and state securities laws.
Section 2.6.   The Seller is sophisticated with respect to the transactions contemplated by this Agreement, including but not limited to the tax matters described in Section 4.5, and has adequate information concerning Holdings or its Affiliates to make an informed decision regarding the transactions and tax matters contemplated hereby. The Seller, based on such information as the Seller has deemed appropriate in the Seller’s independent judgment and the advice of tax counsel, has independently and without reliance upon Holdings or its affiliates (either for information or investment advice), made the Seller’s own analysis and decision to enter into this Agreement. Without limiting the express representations and warranties contained in Article 3, the Seller understands and agrees that neither Holdings nor the Corporation makes any representation or warranty whatsoever with respect to the business or operations of Holdings or the Corporation or with respect to the value of Holdings or the Repurchased Units or the value of the Corporation or the Exchanged Stock. The Seller hereby waives any and all claims and causes of action now or hereafter arising against Holdings or any of its Affiliates based upon or relating to the value of the Repurchased Units or the value of the Exchanged Stock.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE CORPORATION
Holdings and the Corporation represent and warrant to the Seller (as of the date hereof and as of the Exchange) that:
Section 3.1.   Holdings and the Corporation are duly formed, validly existing and in good standing under the laws of their jurisdiction of formation or incorporation, as applicable.
Section 3.2.   Holdings and the Corporation have full legal right, power and authority to execute, deliver, and perform their obligations under this Agreement and the execution, delivery and performance of this Agreement by Holdings and the Corporation and the consummation by Holdings and the Corporation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Holdings and the Corporation. This Agreement has been duly executed and delivered by Holdings and the Corporation and, assuming due execution and delivery by the Seller, constitutes a legally valid and binding agreement of Holdings and the Corporation, enforceable against Holdings and the Corporation in accordance with its terms.
Section 3.3.   No consent, approval, authorization or order or permit of any court, governmental agency or body or arbitrator having jurisdiction over Holdings or the Corporation is required for the execution, delivery or performance by Holdings or the Corporation of their obligations hereunder, including without limitation Holdings’ and the Corporation’s obligations relating to the Exchange or Redemption.
Section 3.4.   There is no litigation, action, suit, arbitration, complaint, charge, investigation or proceeding pending that questions the validity of this Agreement or any action taken or to be taken by

Holdings or the Corporation pursuant to this Agreement before any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality or any other person.
ARTICLE 4.
ADDITIONAL COVENANTS OF THE PARTIES
Section 4.1.   Waiver and Release.
(a)   Settlement and Release of Claims.   The Seller, for and on behalf of the Seller’s successors and assigns and all other persons acting by, through, under or on the Seller’s behalf, in each case, does hereby fully and unconditionally without reservation forever release, discharge and acquit Holdings, the Corporation and each of their respective members, subsidiaries and affiliates, officers, directors, partners, managers, employees, attorneys, agents and servants, and their respective predecessors, successors, and assigns (collectively, the “Released Parties”), of and from any and all claims, demands, obligations, liabilities, indebtedness, responsibilities, disputes, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action (whether at law or in equity), debts, sums of money, accounts, liens, suits, compensations, contracts, controversies, promises, damages, costs, rights of offset, losses and expenses, of every type, kind, nature, description of character whatsoever, including any claim arising out of or related to any agreements between the Seller, on the one hand, and any of the Released Parties, on the other hand, solely with respect to the ownership by the Seller of the Repurchased Units or Exchanged Stock (the “Released Matters”) occurring at any time through the Closing Date, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing, held or alleged, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent against the Released Parties, or any of them. The Released Parties are express third party beneficiaries of this Section 4.1. The foregoing shall not limit the obligations of any person under this Agreement nor shall the foregoing limit any rights of Seller with respect to the Retained Units.
(b)   Waiver of Unknown Future Claims.   The releases contained herein are intended to be complete, global and all-encompassing and specifically include claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein as of the Effective Date. The Seller hereby expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Section 4.2.   Confidentiality.   Each party hereto hereby agrees to keep strictly confidential at all times and not to disclose the terms of this Agreement and the discussions among any of the other parties and their respective affiliates relating to this Agreement, other than (i) as may be required by law, including as to Holdings and the Corporation, to the extent the Corporation believes any such information is required to be disclosed in connection with any proxy statement, Schedule 13E-3, amendment thereto or other filing under the Securities Exchange Act of 1934, or (ii) to such party’s accountants, attorneys and other representatives; provided, that to the maximum extent permitted by applicable law, rule, code or regulation, such party will instruct each such individual to agree to maintain the confidentiality of each of the foregoing.
Section 4.3.   Further Assurances.   From and after the Effective Date, each party hereto shall execute all certificates, instruments, documents or agreements and shall take any other action that any other party reasonably requests that such party execute or take to further effectuate the transactions contemplated hereby.
Section 4.4.   Commercially Reasonable Efforts.   Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 4.5.   Tax Matters.
(a)   For U.S. federal (and applicable state and local) tax purposes, the Exchange shall be treated as a distribution of the Exchanged Stock described in Section 731(a) (and Section 736(b) to the extent applicable) of the Internal Revenue Code of 1986, as amended (the “Code”), which Exchanged Stock shall (x), to the maximum extent permitted by applicable law, be treated as “section 704(c) property” previously contributed by Seller to Holdings (if any) under Treasury Regulation Sections 1.704-4(d)(1)(i), 1.704-3(a)(8) and 1.737-2(d) and therefore as a distribution of property previously contributed by the Seller for purposes of Sections 704(c)(1)(B) and 737 of the Code, and (y) not be treated as “section 704(c) property” previously contributed by any other member of Holdings. The parties hereto intend that the Exchange shall be treated as a transaction that does not give rise to the application of Section 704(c)(1)(B) or Section 737 of the Code.
(b)   For U.S. federal (and applicable state and local) tax purposes, the Redemption shall be treated as a distribution in full payment in exchange for the Exchanged Stock within the meaning of Sections 302(a) and 302(b)(3) of the Code.
(c)   The Seller agrees to provide IRS Form W-9 or IRS Form W-8 (or any successor forms), as applicable, to Corporation thirty (30) days prior to the Closing Date.
(d)   The Corporation shall be entitled to deduct and withhold from any amounts payable hereunder to the Seller such amounts as it is required to deduct and withhold under any provision of any applicable law. To the extent that amounts are so deducted and withheld, and timely deposited with the relevant governmental authority in accordance with applicable law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made.
(e)   The parties hereto and their respective affiliates shall reasonably cooperate with each other to structure and consummate the Exchange and the Redemption as set forth herein.
ARTICLE 5.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
The respective agreements, representations, warranties, and other statements made by or on behalf each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Repurchased Units or Exchanged Stock until the expiration of the applicable statute of limitations.
ARTICLE 6.
INTERPRETATION OF THIS AGREEMENT
Section 6.1.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
Section 6.2.   Paragraph and Section Headings.   The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.
Section 6.3.   Notices.
(a)   All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:
(i)   if to Holdings or the Corporation, at Holdings’ principal place of business, Attention: Chief Executive Officer; or
(ii)   if to the Seller, at the address and email address set forth on the signature page hereto.

(b)   Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 6.4.   [Intentionally Omitted].
Section 6.5.   Successors and Assigns.   This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.
Section 6.6.   Entire Agreement; Amendment and Waiver.   This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Seller and Holdings.
Section 6.7.   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Section 6.8.   Termination.   This Agreement shall be void and of no force and effect and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party hereto in respect thereof (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) at Seller’s sole election upon written notice to Holdings and the Corporation, in the event that the Closing is not consummated by July 31, 2026.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
HOLDINGS
CHOSEN PRODUCTIONS, LLC
By:
/s/ Derral Eves

Name: Derral Eves
Title:   Manager
[Signature Page to Repurchase Agreement]

CORPORATION
5&2 STUDIOS, INC.
By:
/s/ JD Larsen

Name: JD Larsen
Title:   Chief Financial Officer
[Signature Page to Repurchase Agreement]

SELLER
FIVE SQUARED, LLC
By:
/s/ Richard R. Butler

Name:
Richard R. Butler

Title:   Member and Manager
Address:

[Signature Page to Repurchase Agreement]

EXHIBIT A
Holdings Units
A number of membership interests Holdings equal to 19.1999% of the issued and outstanding membership interests in Holdings, which the parties acknowledge and agree represents an indirect interest in 1,334,393 shares of the Corporation prior to the Reverse Stock Split.

Repurchased Units
79.94% of the Holdings Units held by the Seller prior to the date hereof, which the parties acknowledge and agree represents an indirect interest in 1,066,667 shares of common stock of the Corporation prior to the Reverse Stock Split.

Retained Units
20.06% of the Holdings Units held by the Seller prior to the date hereof, which the parties acknowledge and agree represents an indirect interest in 267,726 shares of common stock of the Corporation prior to the Reverse Stock Split.

ANNEX D
Voting Agreement

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 30, 2025, by and between 5&2 Studios, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (the “Stockholder”) of the Company.
RECITALS
WHEREAS, it is proposed that the Company effect a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a reverse stock split ratio of 1-for-173,750 (the “Reverse Stock Split”);
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, all as set forth on the applicable signature page of this Agreement (collectively, the “Shares”); and
WHEREAS, the Special Committee of the Board of Directors of the Company has required, as an inducement to the consummation of the Reverse Stock Split, that the Stockholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
VOTING
Section 1.1.   Agreement to Vote.   The Stockholder agrees that, from and after the date hereof and until the earlier to occur of (a) the filing of the amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”) pursuant to the General Corporation Law with the Secretary of State of the State of Delaware (the “Effective Time”), (b) the termination of the Reverse Stock Split, in each case, that is recommended by the Special Committee of the Board of Directors of the Company and effected prior to (i) receipt of the requisite stockholder approval and (ii) entry into definitive agreements providing for the financing required to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split, and (c) the mutual written consent of the Company and the Stockholder (such date, the “Voting Covenant Expiration Date”), at the Company’s Annual Meeting of the Stockholders (the “Annual Stockholder Meeting”) or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, in each case relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) (each, a “Voting Event”), the Stockholder shall:
(a)   appear at each such Voting Event or otherwise cause the Shares that are capable of being voted and any voting securities of the Company acquired by the Stockholder after the date hereof and prior to the record date of such Voting Event (the “Voting Shares”) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum;
(b)   vote (or cause to be voted), in person or by proxy, the Voting Shares (i) in favor of adoption of the Charter Amendment and the transactions contemplated by the Charter Amendment, including the Reverse Stock Split and (ii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption of the Charter Amendment; and
(c)   vote against (1) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Stockholder under this Agreement, and (2) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Reverse Stock Split or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Certificate of Incorporation other than the Charter Amendment).

In case of a stock dividend or distribution of voting securities of the Company, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of the Company and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged. “Voting Shares” shall not include any Common Stock that the Stockholder sells or otherwise disposes of in accordance with this Agreement following the date hereof.
Section 1.2.   Capacity as Stockholder.   The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as (a) a director, officer or employee of the Company or any of its subsidiaries, or (b) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.
Section 1.3.   Irrevocable Proxy.   Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, until the Voting Covenant Expiration Date (at which time this proxy shall automatically be revoked), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1.1. This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
Section 2.1.   Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to the Company as follows:
(a)   Authorization.   This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, (iii) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities (clauses (i) through (iii), the “Enforceability Exceptions”).
(b)   Ownership.   As of the date hereof, the number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Stockholder is reflected on the applicable signature page to this Agreement. As of the date hereof, the Shares are the only shares of Common Stock held of record or beneficially owned by the Stockholder. Subject to the Transfers (as defined below) otherwise permitted by Section 3.1, the Stockholder has and will have at all times through the Voting Covenant Expiration Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Articles I or III, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Voting Shares with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Voting Shares are free and clear of any lien and will be at all times prior to the Voting Covenant Expiration Date free and clear of any lien, in each case, which would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The Stockholder further represents that any proxies heretofore given in respect of the Voting Shares have been revoked.
(c)   No Conflict.   The execution, delivery and performance of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby and the compliance by the Stockholder with each of the provisions herein, will not (i) result in a violation or breach of or conflict with the limited partnership agreement or other similar organizational documents of the Stockholder, (ii) require any approval, consent, ratification, permission, waiver or authorization (including any governmental authorization) (collectively, “Consents”) by any person under, contravene or conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the transfer of any material asset of the Stockholder to any person, or accelerate the performance required by the Stockholder under, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the properties or assets owned or operated by the Stockholder pursuant to the terms, conditions or provisions of, any material contract to which the Stockholder is a party or by which it is bound, or (iii) violate any judgment or any law applicable to the Stockholder or any of their respective properties or assets, except, in the case of clauses (ii) or (iii), for such violations, breaches or defaults that, or Consents, orders, registrations, declarations or filings the failure of which to make or obtain, would not reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 2.2.   Representations and Warranties of the Company.   The Company hereby represents and warrants to the Stockholder as follows:
(a)   Authorization.   This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the Stockholder, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)   No Conflict.   The execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with each of the provisions herein, will not (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of the Company, (ii) require any Consent by any person under, contravene or conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the transfer of any material asset of the Company to any person, or accelerate the performance required by the Company under, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the properties or assets owned or operated by the Company pursuant to the terms, conditions or provisions of, any material contract to which the Company is a party or by which it is bound, or (iii) violate any judgment or any law applicable to the Company or any of its properties or assets, except, in the case of clauses (ii) or (iii), for such violations, breaches or defaults that, or Consents, orders, registrations, declarations or filings the failure of which to make or obtain, would not reasonably be expected to impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE III.
COVENANTS
Section 3.1.   Transfer Restrictions.   From the date hereof through the Voting Covenant Expiration Date, the Stockholder agrees not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares, or any interest therein; provided that notwithstanding the foregoing, the Stockholder may Transfer any Shares to any transferee or transferees (the “Transferred Shares”) if (i) the Stockholder retains direct or indirect sole voting control over such Transferred Shares that are Voting Shares through the earliest of clause (a) or (b) of this Section 3.1 or (ii) as a condition to such transfer of Voting Shares, such transferee or transferees executes an agreement that contains the same covenants regarding voting and transfer as are contained in this Agreement.
Section 3.2.   No Contravening Actions.   The Stockholder agrees not to take or agree or commit to take any action that would make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any material respect. The Stockholder further agrees that it shall use its commercially reasonable efforts to cooperate with any reasonable requests of either the Company or the Special Committee of the Board of Directors of the Company (at the sole expense of the Company) to effect the Reverse Stock Split.
Section 3.3.   Further Assurances.   From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional certificates, instruments and other documents, and shall take such further actions, reasonably necessary under applicable law to perform its obligations as expressly set forth under this Agreement.
ARTICLE IV.
MISCELLANEOUS
Section 4.1.   Termination.   This Agreement shall terminate upon the Voting Covenant Expiration Date; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement and shall continue to be binding upon the parties hereto. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto; provided, however, that nothing herein shall relieve any party hereto from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the termination of this Agreement.
Section 4.2.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) business day after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) if sent by email transmission, upon transmission (provided, that in the case of clause (c) no “bounce back” or similar message of non-delivery is received with respect thereto): (i) if to the Company, at the principal place of business, Attention: Chief Executive Officer, and (ii) if to the Stockholder, to the address set forth on the applicable signature page hereto.
Section 4.3.   Construction.   For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
Section 4.4.   Counterparts; Signatures.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
Section 4.5.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, including the exhibits and annexes hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.
Section 4.6.   Applicable Law; Jurisdiction.   This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties hereto irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that service of any court paper may be made in any manner as may be provided under the applicable law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 4.7.   Specific Enforcement.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
Section 4.8.   Amendment.   At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto.
Section 4.9.   Extension of Time; Waiver.   Any party hereto may, subject to applicable law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable law, waive compliance by the other party hereto with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the parties hereto.
Section 4.10.   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 4.11.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
[Signature Pages Follow.]

5&2 STUDIOS, INC.
By:
/s/ JD Larsen

Name: JD Larsen
Title:   Chief Financial Officer
[Signature Page to Voting and Support Agreement]

STOCKHOLDER
THE CHOSEN PRODUCTIONS, LLC
By:
/s/ Derral Eves

Name:  Derral Eves
Title:  Manager
Address:
4 S 2600 W #5
Hurricane, UT 84737
Shares Beneficially Owned:
6,950,000
[Signature Page to Voting and Support Agreement]

ANNUAL MEETING OF STOCKHOLDERS OF
5&2 STUDIOS, INC.
March 30, 2026
The Notice of Annual Meeting of Stockholders, Proxy Statement, the Fiscal Year 2024 Annual Report and Schedule 13E-3 referenced herein are available at:
https://gifts.thechosen.tv/pages/investor-overview
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTES IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES AND FOR PROPOSALS 2, 3, AND 4.
	FOR	AGAINST	ABSTAIN
1. To approve the election of six (6) directors:
NOMINEES:
Derral Eves	☐	☐	☐
Dallas Jenkins	☐	☐	☐
Brooke Asiatico	☐	☐	☐
Cris Doornbos	☐	☐	☐
Matt Rearden	☐	☐	☐
David Bagheri	☐	☐	☐
2. To ratify the appointment of the Company’s independent registered public accounting firm:	☐	☐	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE VIRTUAL MEETING	☐

3. To approve a proposed amendment to the Company’s Certificate of Incorporation to change the number of issued and outstanding shares of Series A common stock, par value $0.001 per share, and Series B common stock, par value $0.001 per share, of the Company, by effecting a 1-for-173,750 reverse stock split (the “Reverse Stock Split”), as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share (the “Reverse Stock Split Proposal”), subject to receipt of the requisite stockholder approval and entry into definitive agreements providing for
	☐	☐	☐

the financing on the terms provided for in the Vendor Advance Agreement or any alternate financing arrangement required to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split.

4. To approve an adjournment of the Annual Stockholders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal or if quorum is not present.
☐	☐	☐
Signature of Stockholder Date: Signature of Stockholder Date

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
5&2 STUDIOS, INC.
8291 Baucum Road
Midlothian, TX 76065
(833) 924-6736
PROXY FOR VIRTUAL
ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 30, 2026
The undersigned appoints David Stidham as the proxy of the undersigned with full power of substitution to attend and vote at the Virtual Annual Meeting of Stockholders (the “Annual Stockholders Meeting”) of 5&2 Studios, Inc. to be held at https://events.zoom.us/ev/ApCo_qg6toVL4IGKEvB540oeGEX1tT9tFgJ2Ll-G8ze5b1iioOrs~ArQ1_AYEGx1RhcV9jx3OUmr9f1DZFwATrEKCkO_lLmN2hOtaydYx7AngRA
on March 30, 2026 at 12 P.M., Central Time, and any adjournment or postponement of the Annual Stockholders Meeting, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all other business that may come before the Annual Stockholders Meeting, except as otherwise indicated on the reverse side of this card.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE LISTED NOMINEES FOR THE BOARD OF DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
5&2 STUDIOS, INC.
March 30, 2026
PROXY VOTING INSTRUCTIONS
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote via phone until 11:59 PM EST the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
VIRTUALLY AT THE MEETING – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
Vote online and virtually at the meeting until 12:30 P.M. Central Time.
↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. ↑
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTES IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES AND FOR PROPOSALS 2, 3, AND 4.
	FOR	AGAINST	ABSTAIN
1. To approve the election of six (6) directors
NOMINEES:
Derral Eves	☐	☐	☐
Dallas Jenkins	☐	☐	☐
Brooke Asiatico	☐	☐	☐
Cris Doornbos	☐	☐	☐
Matt Rearden	☐	☐	☐
David Bagheri	☐	☐	☐
2. To ratify the appointment of the Company’s independent registered public accounting firm:	☐	☐	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE VIRTUAL MEETING	☐

3. To approve a proposal to amend the Company’s Certificate of Incorporation to change the number of issued and outstanding shares of Series A common stock, par value $0.001 per share, and Series B common stock, par value $0.001 per share, of the Company, by effecting a 1-for-173,750 reverse stock split (the
	☐	☐	☐

“Reverse Stock Split”), as a result of which stockholders of record will receive a cash payment of $3.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share (the “Reverse Stock Split Proposal”), subject to receipt of the requisite stockholder approval and entry into definitive agreements providing for the financing on the terms provided for in the Vendor Advance Agreement or any alternate financing arrangement required to fund the payments for fractional shares and related fees and expenses associated with the Reverse Stock Split.

4. To approve an adjournment of the Annual Stockholders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal or if quorum is not present.
☐	☐	☐
Signature of Stockholder Date: Signature of Stockholder Date

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.